SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant under Rule 14a-12

DCP Holding Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Class A Redeemable Common Shares, no par value
Class B Redeemable Common Shares, no par value
Class C Redeemable Common Shares, no par value
Restricted Stock Units (“RSUs”) and phantom shares under the DCP Holding Company Deferred Compensation Plan and Management Incentive Plan)

	(2)	Aggregate number of securities to which transaction applies: 15,580 shares (which includes 3,014 RSUs and phantom shares)

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)
$2,664 per share (purchase price per common share equivalent)

	(4)	Proposed maximum aggregate value of transaction: $41,500,000

	(5)	Total fee paid: $5,030
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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May 21, 2019

Dear DCP Holding Company Shareholder:

On March 12, 2019, DCP Holding Company (“DCP” or the “Company”) entered into an Agreement and Plan of Merger (the “merger agreement”) with DentaQuest, LLC (“DentaQuest”). The merger agreement provides that, subject to stated terms and conditions, DCP will be acquired by DentaQuest through a merger in which a newly formed subsidiary of DentaQuest, will merge into DCP, with DCP continuing as a wholly owned subsidiary of DentaQuest (the “merger”).

If the merger is completed, DentaQuest will pay merger consideration totaling $41.5 million in cash which, after payment of unpaid indebtedness, transaction expenses and certain adjustments, will be distributed to the holders of DCP’s outstanding shares of common stock (the “Common Shares”) and restricted share units (the “RSUs”). In addition, DCP will pay a special cash dividend to the holders of the Common Shares and RSUs estimated to total approximately $7.7 million.

As a result of the merger, record holders of DCP’s Common Shares (other than “Dissenting Shares” as defined in the merger agreement) will receive total cash consideration estimated to be approximately $3,010 for each outstanding Common Share owned, comprised of $2,514 per share payable by DentaQuest, plus a special dividend of $496 per share to be paid by DCP immediately before the merger becomes effective (the “special dividend”). Each RSU will entitle the holder to receive a cash payment equal to approximately $3,010, less withholding taxes. These cash payments are subject to adjustment based on DCP’s working capital, indebtedness, and closing expenses immediately prior to the effective time of the merger, as provided in the merger agreement, as well as an increase (if any) above 350% of DCPI’s authorized control level risk-based capital required by the Ohio Department of Insurance prior to the effective time of the merger.

In connection with the merger, DCP will hold a special meeting of shareholders on June 20, 2019, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio.

At the special meeting, DCP shareholders will be asked to vote on the following proposals, each as described in greater detail in the attached proxy statement:

●	Proposal to approve the merger agreement and the transactions it contemplates, including the merger (the “merger proposal”);
●

Proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to DCP’s named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and

●

Proposal to approve one or more adjournments of the special meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger agreement (the “adjournment proposal”).

DCP’s board of directors (the “Board”) has unanimously approved the merger and the transactions contemplated by the merger agreement and determined that the merger is in the best interests of DCP and its shareholders. Accordingly, the Board unanimously recommends that DCP’s shareholders vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

The accompanying proxy statement provides detailed information about the special meeting, the merger, the merger agreement, the documents related to the merger and other related matters. Please read the entire proxy statement carefully, including its appendices, and any documents incorporated in the proxy statement by reference.

On behalf of the DCP Board, we would like to express our appreciation for your continued interest in DCP’s affairs. We look forward to greeting as many of our shareholders as possible at the upcoming special meeting.

Sincerely,

STEPHEN T. SCHULER, DMD	ROBERT C. HODGKINS, JR.
Chairman of the Board	President, Chief Executive Officer and Chief Financial Officer

The date of this proxy statement is May 21, 2019 and it is first being mailed or otherwise delivered DCP’s shareholders on or about May 21, 2019.

DCP HOLDING COMPANY

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on June 20, 2019

To Our Shareholders:

A special meeting of shareholders (the “special meeting”) of DCP Holding Company, an Ohio corporation (“DCP”), will be held on June 20, 2019, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio, to consider and vote upon the following matters described in the accompanying proxy statement:

1.

Approval of the Agreement and Plan of Merger dated as of March 12, 2019, by and among DentaQuest, LLC, Crown Acquisition Sub, Inc., and DCP Holding Company (the “merger agreement”), and the transactions contemplated thereby, including the merger (the “merger”);

2.	Approval, in a non-binding advisory vote, of the compensation that will or may become payable to DCP’s named executive officers in connection with the consummation of the merger;

3.

Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

4.	To transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Only shareholders of record of DCP’s Class A, Class B and Class C Common Shares at the close of business on May 10, 2019 are entitled to notice of and to vote at the special meeting.

All shareholders are cordially invited to attend the special meeting in person. However, to assure your representation at the special meeting, please vote as soon as possible by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the special meeting may vote in person even if he or she has voted using the proxy card by revoking his or her proxy prior to the vote being taken.

By Order of the Board of Directors

DAVID A. KREYLING, DMD
Sharonville, Ohio	Secretary
May 21, 2019

Ohio law provides for dissenters’ rights with respect to the merger. O.R.C. §§ 1701.84 and 1701.85, attached as Appendix C to this proxy statement, set forth the specific procedures to be followed to exercise dissenters’ rights.

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING, SIGNING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 20, 2019:

This proxy statement and DCP’s 2018 Annual Report on Form 10-K and Quarterly Report for the Quarter Ended March 31, 2019 are also available at: www.dentalcareplus.com/eproxy.

TABLE OF CONTENTS

SUMMARY	1
Parties to the Merger	1
The Special Meeting	2
The Merger and the Merger Agreement	3
QUESTIONS AND ANSWERS	7
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	12
PARTIES TO THE MERGER	13
THE SPECIAL MEETING	13
Date, Time and Place	13
Record Date	14
Quorum	14
Required Vote to Approve the Proposals	14
Beneficial Ownership of DCP Directors and Officers	14
How to Vote; Voting of Proxies	14
Revocability of Proxies	15
Solicitation of Proxies	15
Adjournments and Postponements	15
PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER	16
General	16
Consideration to be Received in the Merger	17
Effects of the Merger	17
Exchange and Payment Procedures	17
Treatment of Restricted Stock Units	19
Treatment of Deferred Compensation Accounts	19
Employee Benefit Plans	19
Source and Amount of Funds	19
Background of the Merger	19
Reasons for the Merger and Recommendation of the Board of Directors	23
Opinion of Mercer Capital Management, Inc.	24
Certain DCP Prospective Financial Information provided by DCP to DentaQuest	29
Interests of Officers and Directors in the Merger that are Different from Yours	31
Summary of Merger-Related Compensation Arrangements	32
Required Regulatory Approvals	33
Material U.S. Federal Income Tax Consequences	34
Management and Operations After the Merger	35
Conduct of Business Pending the Merger	35
Conditions to Completion of the Merger	37
Termination of the Merger Agreement	38
Termination Fee	40
Expenses	40
Amendment and Waiver	40
Dissenters’ Appraisal Rights	40
ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION	42
VOTE ON ADJOURNMENT OF THE SPECIAL MEETING	43
ABOUT DCP HOLDING COMPANY	43
Business	43
Market for Equity	44
SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING	44
WHERE YOU CAN FIND MORE INFORMATION	44

APPENDIX A—Agreement and Plan of Reorganization	A-1
APPENDIX B—Opinion of Mercer Capital Management, Inc.	B-1
APPENDIX C—Section 1701.85 of the Ohio General Corporation Law, Dissenters’ Rights	C-1

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DCP HOLDING COMPANY

Proxy Statement

 SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read this entire proxy statement carefully, including the more detailed information contained elsewhere in this proxy statement, its appendices and the documents incorporated by reference into or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “WHERE YOU CAN FIND MORE INFORMATION.”

In this proxy statement, we use the following terms:

●	“DCP” or “the Company,” or “we” or “us” or “our” refers to DCP Holding Company, which does business as The Dental Care Plus Group.

●	“DentaQuest” refers to DentaQuest, LLC.

●

“Merger agreement” refers to the Agreement and Plan of Merger, dated as of March 12, 2019, as it may be amended from time to time, among DCP, DentaQuest and Crown Acquisition Sub, Inc., a newly formed acquisition subsidiary of DentaQuest.

●

“Merger” refers to the proposed merger of DCP with and into DentaQuest’s acquisition subsidiary, whereby DCP will become a wholly owned subsidiary of DentaQuest on the terms and conditions set forth in the merger agreement.

●	“DCP Board” or the “Board” refers to our board of directors.

●

“Common Shares” refers collectively to our Class A, Class B, and Class C Common Shares, which have identical voting, dividend, and distribution rights, and will vote together as a group on all matters submitted to our shareholders at the special meeting.

●	“RSUs” refers to restricted stock units and phantom shares awarded to or held by participants under DCP’s deferred compensation and equity incentive plans.

DCP is soliciting the enclosed proxy for use by our Board of Directors at the special meeting of our shareholders to be held on June 20, 2019, at 6:30 p.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Special Meeting of Shareholders.

This proxy statement, the accompanying Notice of Special Meeting of Shareholders, proxy card, and 2018 Annual Report on Form 10-K are first being mailed to shareholders on or about May 21, 2019.

Parties to the Merger (Page 13)

DCP Holding Company

 DCP Holding Company, an Ohio corporation doing business as The Dental Care Plus Group, offers health maintenance organization (“HMO”), participating provider organization (“PPO”) and indemnity plans for dental care services and vision benefit plans to employer groups of all sizes in Ohio, Kentucky, Indiana, Michigan and Tennessee. DCP also offers low cost dental PPO plans to individuals and small groups on the federally facilitated market exchanges in Ohio, Indiana, Georgia, Pennsylvania, Tennessee, Illinois, Virginia, Missouri, Michigan, Wisconsin, Alabama, Arizona and Texas; as well as individual dental HMO and dental PPO plans in Ohio, Kentucky and Indiana.

DentaQuest, LLC

DentaQuest, LLC, or “DentaQuest,” is a Delaware limited liability company formed in November 2003. DentaQuest is a purpose-driven oral health care company that is dedicated to advancing oral health for all. DentaQuest manages dental and vision benefits for more than 27 million Americans and provides direct care to patients through its network of more than 85 oral health centers in five states. DentaQuest provides flexible and customized dental solutions for Medicaid and CHIP, Medicare Advantage, small and large businesses and individuals throughout the U.S. Its clients range from state governments to leading health plans.

Crown Acquisition Sub, Inc.

Crown Acquisition Sub, Inc., a Delaware corporation, or “Merger Sub,” is a wholly owned subsidiary of DentaQuest that was formed exclusively for the purpose of executing the merger agreement and completing the transactions it contemplates, including the merger. Merger Sub has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the merger agreement, and the completion of the transactions contemplated by the merger agreement.

The Special Meeting (Page 13)

Date, Time and Place (Page 13)

The special meeting will be held on June 20, 2019, at 6:30 p.m., eastern time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio.

At the special meeting, DCP shareholders will be asked to approve the following proposals:

●	A proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “merger proposal”);
●

A proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to DCP’s named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and

●

A proposal to approve one or more adjournments of the special meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger agreement (the “adjournment proposal”).

Record Date and Quorum (Page 14)

The DCP Board has fixed the close of business on May 10, 2019 as the record date for determining the DCP shareholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 491 Class A Common Shares, 8,554 Class B Common Shares, and 3,521 Class C Common Shares outstanding and entitled to vote, held by approximately 1,050 holders of record. You will have one vote on each matter properly coming before the special meeting for each Common Share that you owned on the record date.

The presence in person or by proxy of the holders of record of a majority of the outstanding Common Shares as of the record date is necessary to constitute a quorum at the special meeting. All Common Shares present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Vote Required (Page 14)

Approval of the merger proposal requires the affirmative vote, in person or by proxy, of holders of at least a majority of the outstanding Common Shares. Approval of the advisory compensation proposal requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the special meeting. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the special meeting, whether or not a quorum is present.

If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the merger proposal, the advisory compensation proposal and the adjournment proposal. If you fail to submit a proxy card and do not vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the advisory compensation proposal or the adjournment proposal.

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Voting, Proxies and Revocation (Page 14)

Holders of Common Shares entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the enclosed postage-paid return envelope or may vote in person by appearing at the special meeting. If you sign and return the enclosed proxy card, your vote will be cast as instructed on the card.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in a proxy card that is executed, duly returned and not revoked, the shares represented by the proxy will be voted in accordance with the recommendations of DCP’s Board, which, as of the date of this proxy statement, are “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

You have the right to revoke a proxy at any time before it is exercised by submitting a new, later-dated proxy card, by giving written notice of revocation to DCP’s Corporate Secretary, which must be received by 5:00 p.m., eastern time, on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: DCP Holding Company, Attn: Corporate Secretary, 100 Crowne Point Place, Cincinnati, Ohio 45241.

Cost of Solicitation of Proxies (Page 15)

The cost of soliciting proxies related to the special meeting will be borne by DCP. In addition to solicitation by mail, directors, officers and employees of DCP may solicit proxies for the special meeting from DCP’s shareholders personally or by telephone, the Internet, or other electronic means. However, DCP’s directors, officers, and employees will not be paid any special or extra compensation for soliciting proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

The Merger and the Merger Agreement (Page 16 and Appendix A)

On March 12, 2019, DCP and DentaQuest entered into the merger agreement, which provides that DCP will be acquired by DentaQuest through a merger in which DentaQuest’s wholly owned subsidiary will merge with and into DCP, subject to the terms and conditions of the merger agreement. DCP will continue after the merger as DentaQuest’s wholly owned subsidiary.

We encourage you to carefully read the merger agreement, which is included as Appendix A to this proxy statement.

What DCP Shareholders Will Receive as a Result of the Merger (Page 17)

Under the terms of the merger agreement, at closing holders of DCP’s Common Shares and RSUs will receive merger consideration in cash in an amount equal to (i) $41.5 million; minus (ii) the indebtedness of DCP immediately prior to closing (estimated to be $583,000); minus (iii) fees and expenses incurred by DCP in connection with the transaction (estimated to be $1.7 million); and minus (iv) any review period adjustment agreed by DentaQuest and DCP (estimated to be zero). Based upon 15,580 fully diluted Common Share equivalents outstanding, the estimated closing consideration of $39.2 million is equal to $2,514 per Common Share equivalent.

In addition, the merger agreement provides for the payment of a special cash dividend by DCP to the holders of its Common Shares and RSUs immediately prior to the merger closing. DCP’s wholly owned insurance subsidiary Dental Care Plus, Inc. (“DCPI”) will first pay an extraordinary dividend to DCP after retaining capital and surplus equal to or greater than the sum of (i) 350% of DCPI’s authorized control level risk-based capital (or a higher percentage if required by the Ohio Department of Insurance), (ii) an amount necessary to satisfy certain capital leases, and (iii) $1.0 million to purchase certain software source code (to the extent not purchased prior to closing).

After receipt of the extraordinary dividend payable by DCPI, and subject to retaining an amount equal to the sum of (i) an estimated $1,163,000 working capital deficit and (ii) the $1,017,000 outstanding principal balance of the mortgage on DCP’s Sharonville, Ohio headquarters building and a related interest rate swap agreement, DCP will distribute its remaining cash as a special dividend.  DCP estimates that such special dividend will be approximately $7.7 million, or $496 per Common Share equivalent.

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Based upon such estimates, holders of Common Shares (other than “Dissenting Shares” as defined in the merger agreement) would receive total cash consideration of $3,010 for each outstanding Common Share, comprised of $2,514 per share payable by DentaQuest, plus a special dividend of $496 per share to be paid by DCP. Each RSU would be converted into the right to receive the equivalent total cash consideration of $3,010, less any withholding taxes.

The cash payments for each outstanding Common Share and each RSU described above are also subject to reduction as provided in the merger agreement based upon changes (if any) in DCP’s working capital, indebtedness, and closing expenses immediately prior to the effective time of the merger, or an increase (if any) above 350% of DCPI’s authorized control level risk-based capital required by the Ohio Department of Insurance prior to the effective time of the merger.

DCP’s Reasons for the Merger and Recommendation to Shareholders (Page 23)

The DCP Board has unanimously determined that the merger agreement and the merger are in the best interests of DCP and its shareholders, and accordingly unanimously approved the merger agreement and recommends that DCP shareholders vote “FOR” the merger proposal.

In determining whether to approve the merger agreement and recommend approval of the merger proposal to the DCP shareholders, DCP’s Board considered the factors described under “Proposal to Approve the Merger Agreement and the Merger — Reasons for the Merger.”

Opinion of Mercer Capital Management, Inc. (Page 24)

In connection with the merger, Mercer Capital Management, Inc. (“Mercer Capital”), delivered to the DCP Board a written opinion dated March 12, 2019, as to the fairness of the merger consideration to the holders of DCP Common Shares from a financial point of view as of the date of the opinion. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital in preparing the opinion, is attached as Appendix B to this proxy statement. The opinion was for the information of, and was directed to, the DCP Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of DCP to engage in the merger or to enter into the merger agreement, nor does it constitute a recommendation to the DCP Board in connection with the merger or a recommendation to any holder of DCP Common Shares or any shareholder of any other entity as to how to vote in connection with the merger proposal or any other matter.

Regulatory Approvals (Page 33)

Subject to the terms and conditions of the merger agreement, the parties have agreed to use their best efforts and cooperate in obtaining all necessary consents from governmental entities and the making of all filings as may be necessary to obtain an approval from or to avoid an action or proceeding by any governmental entity.

Applications or notifications in connection with the merger or the changes in control of DCP that may be deemed to occur as a result of the merger have been or will be filed with the Ohio Department of Insurance and the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services.

Conditions to Completion of the Merger (Page 37)

The respective obligations of DCP, DentaQuest and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by DCP shareholders, the absence of any legal prohibitions, the accuracy of the representations and warranties (subject to customary materiality qualifiers), compliance by the other party with its obligations under the merger agreement (subject to customary materiality qualifiers) and the receipt of certain regulatory consents.

Termination (Page 38)

The merger agreement may be terminated at any time prior to the effective time of the merger (except as set forth below) by giving written notice to the other parties, in the following circumstances:

●	by mutual written agreement of DCP and DentaQuest;

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●	by either DCP or DentaQuest if:

○

the merger has not been consummated on or before September 30, 2019, subject to certain permitted extensions, unless the failure of the merger to be consummated by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

○

any final and non-appealable U.S. governmental order enjoins, prevents or prohibits consummation of the merger unless the governmental order is due to the failure of the party seeking to terminate the merger agreement to fulfill any of its obligations under the merger agreement; or

○	the merger agreement is not approved by the DCP shareholders; or

●	by DentaQuest if:

○

the DCP Board changes its recommendation that the merger agreement be approved, or DCP commits a material breach of its obligation not to solicit other acquisition proposals or its obligation to hold a special meeting of shareholders;

○

there is an uncured breach of any of DCP’s covenants, agreements, representations or warranties set forth in the merger agreement, which, in each case, would constitute the failure of certain closing conditions set forth in the merger agreement;

○	DCP breaches any of its obligations to consummate the merger, except in certain circumstances; or

●	by DCP if:

○

there is an uncured breach of any of DentaQuest’s covenants, agreements, representations or warranties set forth in the merger agreement, which, in each case, would constitute the failure of certain closing conditions set forth in the merger agreement;

○

prior to approval of the merger agreement by its shareholders, DCP receives an acquisition proposal that the DCP Board determines is a superior proposal, and DCP pays DentaQuest the $2 million termination fee; or

○

DentaQuest does not institute appropriate proceedings seeking to vacate, overturn or terminate any U.S. governmental order that would prevent the consummation of the merger within 30 days of the order being in effect, and then fails to institute appropriate proceedings within ten days after DCP notifies DentaQuest of DCP’s intent to terminate the merger agreement because of DentaQuest’s failure to do so.

Termination Fee (Page 40)

The merger agreement requires DCP to pay a termination fee of $2 million to DentaQuest if the merger agreement is terminated in certain circumstances. The merger agreement also requires DentaQuest to pay a termination fee of $1.4 million to DCP if the merger agreement is terminated in certain circumstances.

Interests of Officers and Directors in the Merger That are Different from Yours (Page 31)

The interests of DCP’s executive officers and directors in the merger that are different from, or in addition to, those of DCP’s shareholders generally are described below under “Proposal to Approve the Merger Agreement and the Merger — Interests of Certain Persons in the Merger.” The DCP Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the DCP shareholders. These interests include (a) the acceleration of vesting of unvested RSU at the effective time of the merger, entitling the RSU holder to receive the merger consideration and the special dividend; (b) the payout of account balances under the DCP Deferred Compensation Plan; (c) the right to receive cash severance payments and vested benefits pursuant to the terms of a certain executive officer’s employment agreement; and (d) continued indemnification and expense advancement rights and insurance coverage.

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Material U.S. Federal Income Tax Consequences of the Merger (Page 34)

In general, the receipt of cash for Common Shares pursuant to the merger by a DCP shareholder will be a taxable transaction for United States federal income tax purposes. A DCP shareholder who receives cash from DentaQuest in exchange for Common Shares pursuant to the merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the DCP shareholder’s adjusted tax basis in the Common Shares exchanged in the merger. The cash a DCP shareholder receives from DCP as the special dividend will be classified as “qualified dividend income” and, subject to certain limitations, including satisfaction of certain holding period requirements be eligible for a maximum United States federal income tax rate of 20%.

You should consult your own tax advisor as to how the receipt of merger consideration and the special dividend will affect your specific tax situation.

Dissenters’ Rights of Appraisal (Page 40)

If the merger agreement is approved by DCP shareholders, a shareholder who does not vote in favor of the merger proposal and who properly demands payment of the fair cash value of his or her shares will be entitled to certain dissenters’ rights provided by Ohio law. Common Shares held by a DCP shareholder who complies in all respects with the applicable statutory provisions will not be converted into the right to receive the merger consideration payable by DentaQuest, but will instead, at the effective time of the merger, entitle the dissenting shareholder to receive the fair cash value of his or her shares in accordance with the applicable statutes. The fair cash value could be more than, the same as, or less than the merger consideration for the Common Shares. All shareholders of record immediately before the effective time of the merger, whether or not they exercise dissenters’ rights, will be entitled to receive the special dividend.

The Ohio General Corporation Law (“OGCL”) provides that if a shareholder does not strictly comply with the statutory procedures, the shareholder’s right to dissent and receive the fair cash value of his or her shares will terminate. The text of Sections 1701.84 and 1701.85 of the OGCL, attached as Appendix C to this proxy statement, sets forth the specific procedures to be followed to exercise dissenters’ rights.

Advisory (Non-binding) Vote on Merger-Related Compensation (Page 42)

In accordance with Securities and Exchange Commission (“SEC”) rules, DCP shareholders will vote on a proposal to approve on an advisory (non-binding) basis, certain payments that will or may be made to DCP’s named executive officers in connection with the merger. These payments are reported in the Summary of Merger-Related Compensation Arrangements table on page and the associated narrative discussion.

Adjournment Proposal (See page 43)

DCP shareholders are being asked to approve a proposal to grant the DCP board of directors discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal if a quorum is present at the special meeting but there are insufficient votes to approve the merger agreement.

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QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions that you may have about the merger, the merger agreement and the special meeting. The information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. We urge you to carefully read the remainder of this proxy statement, the appendices attached to it, and the other documents referred to or incorporated by reference into this proxy statement, all of which contain additional important information. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

Q:          What is the transaction?

A:          On March 12, 2019, DCP Holding Company entered into the merger agreement with DentaQuest, LLC. The merger agreement provides that, subject to stated terms and conditions, DCP will be acquired by DentaQuest through a merger in which a newly formed subsidiary of DentaQuest will merge into DCP, with DCP continuing as a wholly owned subsidiary of DentaQuest. A copy of the merger agreement is attached as Appendix A to this proxy statement.

The merger cannot be consummated unless, among other things, holders of at least a majority of DCP’s outstanding Class A, Class B, and Class C Common Shares entitled to vote, voting together as a single voting group, approve the proposal to approve the merger agreement

Q:          Why am I receiving this proxy statement?

A:           DCP is delivering this document to you because you were a DCP shareholder as of May 10, 2019, the record date for the special meeting of shareholders that DCP has called to approve the merger agreement and related matters (the “special meeting”). This proxy statement is being used by the DCP board of directors to solicit proxies from the DCP shareholders in connection with the proposal to approve the merger agreement and the related proposals to be presented at the special meeting.

This proxy statement contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your Common Shares voted by proxy without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:          What proposals am I being asked to vote on at the special meeting?

A:           DCP is soliciting proxies from its common shareholders with respect to the following proposals:

1.	A proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “merger proposal”);

2.

A proposal to approve, on a non-binding, advisory basis, the compensation that certain of DCP’s executive officers may receive in connection with the merger pursuant to agreements or arrangements with DCP (the “advisory compensation proposal”); and

3.

A proposal to approve one or more adjournments of the special meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve it (the “adjournment proposal”).

Q:          What will I receive in the merger?

A:          If the merger is completed, DentaQuest will pay merger consideration totaling $41.5 million in cash. This amount will be reduced by DCP’s indebtedness and its fees and expenses incurred in connection with the transaction. DCP currently estimates that approximately $39.2 million dollars will be available for distribution to holders of DCP’s Common Shares and RSUs, consisting of $31.6 million for distribution to holders of DCP Common Shares and approximately $7.6 million for distribution to holders of RSUs upon termination of DCP’s Deferred Compensation Plan in connection with the merger.

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In addition, DCP will pay a special cash dividend to the holders of its Common Shares and RSUs immediately before the merger closing. The amount of the special dividend is estimated to total approximately $7.7 million. This amount will be reduced by an increase (if any) above 350% in DCPI’s authorized control level risk-based capital if required by the Ohio Department of Insurance, or changes (if any) in DCP’s working capital or indebtedness.

Based on those estimates, holders of DCP’s Common Shares (other than “Dissenting Shares” as defined in the merger agreement) would receive total cash consideration of $3,010 for each outstanding Common Share, comprised of $2,514 per Share payable by DentaQuest, plus a special dividend of $496 per share to be paid by DCP. The amounts to be paid for each Common Share and RSU are subject to adjustment as provided in the merger agreement based upon changes (if any) in DCP’s working capital, indebtedness, and closing expenses immediately prior to the effective time of the merger, or an increase (if any) above 350% in DCPI’s authorized control level risk-based capital if required by the Ohio Department of Insurance prior to the effective time of the merger.

Q:          How will the merger affect restricted share units?

A:          Each RSU will be converted into the right to receive a cash payment estimated to be approximately $3,010, less any withholding taxes. The amount to be paid for each outstanding RSU is subject to reduction as provided in the merger agreement based on DCP’s working capital, indebtedness, and closing expenses immediately prior to the effective time of the merger, as well as an increase (if any) above 350% of DCPI’s authorized control level risk-based capital required by the Ohio Department of Insurance prior to the effective time of the merger.

Q:          What will happen to DCP generally as a result of the merger?

A:          If the merger is consummated, DCP will cease to be an independent public company and will become a wholly owned subsidiary of DentaQuest. You will no longer have any ownership interest in DCP.

In the merger agreement DentaQuest has represented its present intention to do the following:

•

For at least at least one year after the merger is completed, maintain DCP’s corporate headquarters at the Sharonville, Ohio location, and maintain DCP’s fee schedules and reimbursement rates for proprietary HMO networks for dental providers in effect immediately prior to the effective time of the merger; and

•

Use commercially reasonable efforts to preserve intact DCP’s proprietary dental provider networks as in effect immediately prior to the effective time of the merger (which in no way restricts DentaQuest’s ability to expand those provider networks).

In addition, if the merger is consummated, the Common Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and DCP will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

Q:          How does the DCP Board recommend that I vote on each proposal?

A:           DCP’s Board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Q:          Why is the Board recommending a merger with DentaQuest?

A:          Carrying out initiatives for growing its business in an increasingly competitive environment will require additional capital, as will anticipated repurchases of our redeemable Common Shares, a majority of which are held by dentists who have retired or are approaching retirement age. In response, the DCP Board adopted a strategy to accelerate DCP’s growth through a business combination with a partner with greater financial resources.

We discuss the background to the DCP Board’s decision and the factors it considered in deciding to recommend approval of the merger proposal below in the sections titled “Proposal to Approve the Merger Agreement and the Merger – Background of the Merger” and “ -- Reasons for the Merger and Recommendation of the Board of Directors.” We also encourage you to read “Proposal to Approve the Merger Agreement and the Merger – Interests of Certain Persons in the Merger”.

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Q:          Why am I being asked to consider and vote on the advisory compensation proposal?

A:          The SEC rules require DCP to seek a non-binding, advisory vote to approve compensation that will or may become payable by DCP to its named executive officers in connection with the merger. Approval of the advisory compensation proposal is not a condition to the consummation of the merger and will not be binding on DCP or DentaQuest. If the merger agreement is approved by DCP shareholders and the merger is consummated, the merger-related compensation may be paid to DCP’s named executive officers even if DCP shareholders do not approve the advisory compensation proposal.

Q:          When and where is the special meeting?

A:          The special meeting will be held on June 20, 2019, at 6:30 p.m., eastern time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio.

Q:          What do I need to do now?

A:         After you have carefully read this proxy statement including its appendices and any documents incorporated by reference herein and have decided how you wish to vote your Common Shares, please vote promptly so that your Common Shares are represented and voted at the special meeting.

   You can complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, and we request that you do this as soon as possible. Information and applicable deadlines for voting are set forth in the enclosed proxy card instructions.

Q:           What constitutes a quorum for the special meeting?

A:           The presence in person or by proxy of the holders of record of a majority of the outstanding Common Shares as of the record date is necessary to constitute a quorum at the special meeting. DCP cannot hold the special meeting unless a quorum is present. Abstentions will be counted as present at the special meeting for the purpose of determining whether a quorum is present.

 We urge you to vote promptly by proxy even if you plan to attend the special meeting so that we will know as soon as possible whether enough shares will be present for us to hold the special meeting.

Q:           What is the vote required to approve each proposal at the special meeting?

A:           Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding Common Shares. If you fail to submit a proxy card and do not vote in person, or you mark “ABSTAIN” on your proxy card with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast, whether in person or by proxy, on the applicable proposal. An abstention does not represent a vote cast. If you mark “ABSTAIN” on your proxy card with respect to the advisory compensation proposal or the adjournment proposal, or if you fail to submit a proxy card and do not vote in person at the special meeting with respect to the advisory compensation proposal or the adjournment proposal, it will have no effect on the applicable proposal.

Q:           Why is my vote important?

A:           If you do not submit a proxy card and do not vote in person at the special meeting it will be more difficult for DCP to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy and to vote in person or your abstention will have the same effect as a vote “AGAINST” the approval of the merger proposal.

Q:           Can I attend the special meeting and vote in person?

A:           All DCP shareholders are invited to attend the special meeting. Record holders of Common Shares can vote in person at the special meeting. You must bring a form of personal photo identification in order to be admitted to the special meeting. DCP reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

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Whether or not you intend to be present at the special meeting, we urge you to sign, date and return your proxy card promptly. If you then attend the special meeting and wish to vote your shares in person, you may revoke your original proxy and do so.

Q:           Can I change my vote or revoke my proxy?

A:           Yes. If you are a record shareholder, you may change your vote at any time before your Common Shares are voted at the special meeting by: (a) signing and returning a new proxy card with a later date; (b) attending the special meeting in person, notifying DCP’s Corporate Secretary, and voting by ballot at the special meeting or (c) delivering a written revocation letter to DCP’s Corporate Secretary at 100 Crowne Point Place, Cincinnati, Ohio 45241.

Q:           How will the consideration I receive for my Common Shares be taxed?

A:           In general, your receipt of cash for in exchange for Common Shares in the merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference (if any) between the amount of cash you receive from DentaQuest and your adjusted tax basis in the Common Shares exchanged in the merger. The cash you receive from DCP as the special dividend will be classified as “qualified dividend income” and, subject to certain limitations including satisfaction of certain holding period requirements, will be eligible for a maximum United States federal income tax rate of 20%.

You should read “Proposal to Approve the Merger Agreement and the Merger – Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and foreign taxes.

Q:           Are DCP’s shareholders entitled to dissenters’ appraisal rights?

A:           Yes. DCP shareholders are entitled to exercise their right to dissenters’ appraisal rights under Ohio law. For further information, see “Proposal to Approve the Merger Agreement and the Merger – Dissenters’ Appraisal Rights”.

Q:           If I am a DCP shareholder, when should I send in my stock certificate(s)?

A:           Assuming the merger proposal is approved, you will receive a letter of transmittal shortly after the merger is completed that instructs you how to exchange your stock certificate(s) for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:           When do you expect the merger to be completed?

A:           We currently expect the merger will become effective in the second or third quarter of 2019. However, closing the merger is subject to the satisfaction of various conditions not all of which are within DCP’s control, so we cannot assure you of when or if the merger will be completed. Among other closing conditions, DCP shareholders must approve the merger proposal, and DCP and DentaQuest must obtain necessary regulatory approvals.

Q:           What happens if the merger does not close?

A:           If the merger does not close for any reason, DCP will remain an independent company. DCP shareholders will continue to own their Common Shares and will not receive any payment. In addition, in certain circumstances specified in the merger agreement, DCP may be required to pay a termination fee. See “Proposal to Approve the Merger Agreement and the Merger – Termination Fee” for a complete discussion of the circumstances in which a termination fee would be paid.

Q:           What happens if I sell or transfer my Common Shares before the special meeting?

A:           If you transfer your Common Shares after May 10, 2019, the record date for the special meeting, you will retain your right to vote at the special meeting (unless you make special arrangements), but you will transfer the right to receive the merger consideration and the special dividend to the transferee of your Common Shares.

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Q:           Whom should I call with questions?

A:           If you have any questions about the merger or this proxy statement, would like additional copies of this proxy statement, or need assistance voting your Common Shares, please contact:

DCP Holding Company

Attention: Robert C. Hodgkins, Jr.

President, Chief Executive Officer and Chief Financial Officer

100 Crowne Point Place

Cincinnati, Ohio 45241

Telephone: (513) 554-1100

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed merger between DentaQuest and DCP, the anticipated timing of the transaction and the business of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this proxy statement, including, but not limited to:

●	the risk that the merger may not be consummated in a timely manner or at all, which may adversely affect DCP’s business;

●	the risk that required approvals of the merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule;

●	the risk that DCP’s shareholders may fail to approve the merger;

●	the risk that the parties to the merger agreement may fail to satisfy other conditions to the consummation of the merger or meet expectations regarding the timing and consummation of the merger;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the effect of the announcement or pendency of the merger on DCP’s business relationships, operating results, employees and business generally;

●	the risk that the proposed merger disrupts DCP’s current plans and operations and potential difficulties in DCP’s employee retention as a result of the merger;

●	risks related to diverting management’s attention from DCP’s ongoing business operations;

●	the outcome of any legal proceedings instituted against DCP related to the merger agreement or the merger;

●	the amount of unexpected costs, fees, expenses and other charges related to the merger;

●	legislative or regulatory changes affecting DCP’s business.

For additional factors that could materially affect our financial results and our business generally, please refer to DCP’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in DCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the other reports it files with the SEC. See “Where You Can Find More Information.” DCP undertakes no obligation to revise these statements following the date of this proxy statement, except as required by law.

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PARTIES TO THE MERGER

DCP Holding Company

100 Crowne Point Drive

Cincinnati, Ohio 45241

(513) 554-1100

DCP Holding Company, an Ohio corporation doing business as The Dental Care Plus Group, offers HMO, PPO and indemnity plans for dental care services and vision benefit plans to employer groups of all sizes in Ohio, Kentucky, Indiana, Michigan and Tennessee. DCP also offers low cost dental PPO plans to individuals and small groups on the federally facilitated market exchanges in Ohio, Indiana, Georgia, Pennsylvania, Tennessee, Illinois, Virginia, Missouri, Michigan, Wisconsin, Alabama, Arizona and Texas; as well as individual dental HMO and dental PPO plans in Ohio, Kentucky and Indiana.

Additional information about DCP is available on its website at website http://www.dentalcareplus.com. The website address is provided as an inactive textual reference only. The information contained on DCP’s website is not incorporated into, and does not form a part of, this proxy statement.

DentaQuest, LLC

465 Medford Street

Boston, Massachusetts 02129

(800) 417-7140

DentaQuest, LLC is a Delaware limited liability company formed in November 2003. DentaQuest, LLC, or “DentaQuest,” is a Delaware limited liability company formed in November 2003. DentaQuest is a purpose-driven oral health care company that is dedicated to advancing oral health for all. DentaQuest manages dental and vision benefits for more than 27 million Americans and provides direct care to patients through its network of more than 85 oral health centers in five states. DentaQuest provides flexible and customized dental solutions for Medicaid and CHIP, Medicare Advantage, small and large businesses and individuals throughout the U.S. Its clients range from state governments to leading health plans.

Additional information about DentaQuest is available on its website at website http://www.dentaquest.com. The website address is provided as an inactive textual reference only. The information contained on this website is not incorporated into, and does not form a part of, this proxy statement. DentaQuest is a privately held limited liability company.

Crown Acquisition Sub, Inc.

465 Medford Street

Boston, Massachusetts 02129

(800) 417-7140

Crown Acquisition Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of DentaQuest that was formed exclusively for the purpose of executing the merger agreement and completing the transactions it contemplates, including the merger. Merger Sub has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement and the completion of the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time and Place

The special meeting to vote upon the merger proposal, in addition to the other matters described in this proxy statement, will be held on June 20, 2019, at 6:30 p.m., eastern time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio.

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At the special meeting, DCP shareholders will be asked to approve the following proposals:

●	A proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “merger proposal”);
●

A proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to DCP’s named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and

●

A proposal to approve one or more adjournments of the special meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger agreement (the “adjournment proposal”).

Record Date

The DCP Board has fixed the close of business on May 10, 2019 as the record date for determining the DCP shareholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 12,566 Common Shares outstanding and entitled to vote, held by approximately 1,050 holders of record.

You will have one vote on each matter properly coming before the special meeting for each Common Share that you owned on the record date. A complete list of the shareholders of record entitled to vote at the special meeting will be available for examination by any DCP shareholder for any purpose germane to the special meeting, at DCP’s principal executive offices during normal business hours for five days before the special meeting. The list will also be available at the special meeting.

Quorum

The presence in person or by proxy of the holders of record of a majority of the outstanding Common Shares as of the record date is necessary to constitute a quorum at the special meeting. All Common Shares present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Required Vote to Approve the Proposals

Approval of the merger proposal requires the affirmative vote in person or by proxy of holders of at least a majority of the outstanding Common Shares. Abstentions and shares that are not voted will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the applicable proposal, whether in person or represented by proxy at the special meeting. An abstention does not represent a vote cast. Abstentions and shares that are not voted will have no effect on the advisory compensation proposal or the adjournment proposal.

Beneficial Ownership of DCP Directors and Officers

On the record date, the directors and executive officers of DCP together owned 1,668 Common Shares, or approximately 13.3% of the outstanding Common Shares. All of the directors and executive officers and have indicated their intent to vote their Common Shares in favor of the merger proposal.

How to Vote; Voting of Proxies

How to vote. Shareholders entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the enclosed postage-paid return envelope or may vote in person by appearing at the special meeting. We recommend you vote by proxy even if you plan to attend the special meeting. If desired, provided that you have properly revoked your proxy (see “Revocability of Proxies” below), you can change your vote at the special meeting.

How proxies work. The DCP Board is asking for your proxy. By giving a proxy you authorize the persons named on the proxy card to vote your shares at the special meeting in the manner you direct.

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When a choice has been specified in the proxy card, the Common Shares represented by the proxy will be voted in accordance with that specification. If no voting instruction is given (including no instruction to abstain from voting) in a signed, duly returned and unrevoked proxy, the proxy will be voted in accordance with the recommendations of DCP’s Board, which, as of the date of this proxy statement, are “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. If any other matter properly comes before the special meeting, the persons named in the proxy will vote the Common Shares it represents in accordance with their judgment. DCP does not know of any other matter that will be presented for action at the special meeting and DCP has not received any timely notice that any DCP shareholders intend to present a proposal at the special meeting.

Revocability of Proxies

You have the right to revoke a proxy at any time before it is exercised by submitting a later-dated proxy, by giving written notice of revocation to DCP’s Corporate Secretary (which must be filed with the Corporate Secretary by 5:00 p.m., eastern time, on the business day immediately prior to the date of the special meeting) or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: DCP Holding Company, Attn: Corporate Secretary, 100 Crowne Point Place, Cincinnati, Ohio 45241.

Solicitation of Proxies

DCP is soliciting your proxy in conjunction with the merger. DCP will bear the cost of soliciting proxies from you. In addition to solicitation by mail, directors, officers and employees of DCP may solicit proxies for the special meeting from DCP’s shareholders personally or by telephone, the Internet, or other electronic means. However, DCP’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of DCP shareholders necessary to approve the merger proposal, DCP does not anticipate that it will adjourn or postpone the special meeting, unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any additional disclosure. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow DCP shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

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PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER

In this portion of the proxy statement, we have summarized the material provisions of the merger agreement. Our summary of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

The representations, warranties and covenants made in the merger agreement by DCP, DentaQuest and DentaQuest’s acquisition subsidiary are qualified and subject to important limitations agreed to by DCP and DentaQuest in negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement, it is important to bear in mind that the representations and warranties were made only for purposes of the merger agreement and as of specific dates and are solely for the benefit of the parties to the merger agreement. In addition, certain representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement, rather than establishing matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and to reports and documents filed with the SEC, and, in some cases, are qualified by disclosures that were made by each party to the others, which disclosures may not be reflected in the merger agreement. Shareholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or their descriptions as characterizations of the actual state of facts or condition of DCP, DentaQuest or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties, which only purport to be accurate as of the date of the merger agreement, may have changed since the date of the merger agreement, which subsequent developments or new information may or may not be included in this proxy statement or other public disclosures by DCP.

The merger agreement is described in this proxy statement and included as Appendix A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding DCP and its businesses. You should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of DCP and DentaQuest, because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, DCP will only disclose those material facts in the public filings that it makes with the SEC if required by applicable law. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding DCP and our business. Such information can be found elsewhere in this proxy statement and in the public filings that DCP makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For more information please see the discussion in the section entitled “Where You Can Find More Information” beginning on page 44 in this proxy statement.

General

The merger agreement was executed by DCP, DentaQuest and DentaQuest’s acquisition subsidiary on March 12, 2019 (the date of the merger agreement).

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware and Ohio law, at the effective time of the merger, a newly created subsidiary of DentaQuest will merge with and into DCP. As a result of the merger, the acquisition subsidiary will cease to exist, and DCP will continue as the surviving corporation and a wholly owned subsidiary of DentaQuest.

Unless the parties agree otherwise or the merger agreement has otherwise been terminated, the closing of the merger will take place no later than two business days after the satisfaction or waiver of all of the conditions to closing specified in the merger agreement and described in this proxy statement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). See “Proposal to Approve the Merger Agreement and the Merger – Conditions to Completion of the Merger” on page 37.

We are working diligently to complete the merger. We currently expect the merger will become effective in the second or third quarter of 2019. However, the closing of the transaction is subject to the satisfaction of various conditions not all of which are within DCP’s control, so we cannot assure you when or if the merger will be completed. Among other closing conditions, DCP shareholders must approve the merger proposal at the special meeting, and DCP and DentaQuest must obtain necessary regulatory approvals.

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On the closing date, DCP will file (a) a certificate of merger with the Office of the Ohio Secretary of State in accordance with Ohio law and (b) a certificate of merger with the Office of the Delaware Secretary of State in accordance with Delaware law. The merger will become effective once both of these certificates of merger have been duly filed.

Immediately after the effective time of the merger, (a) articles or certificates of conversion to be filed in Delaware and Ohio to convert DCP’s state of incorporation to Delaware will become effective; (b) the by-laws of DentaQuest’s acquisition subsidiary, as in effect immediately prior to the effective time of the merger, will become the by-laws of DCP; and (c) the directors and officers of DentaQuest’s acquisition subsidiary, as of immediately prior to the effective time of the merger, will become the directors and officers of DCP.

Consideration to be Received in the Merger

Under the terms of the merger agreement, at closing holders of DCP’s Common Shares and RSUs will receive merger consideration in cash in an amount equal to (i) $41.5 million; minus (ii) the indebtedness of DCP immediately prior to closing (estimated to be $583,000); minus (iii) fees and expenses incurred by DCP in connection with the transaction (estimated to be $1.7 million); and minus (iv) any review period adjustment agreed by DentaQuest and DCP (estimated to be zero). Based upon 15,580 fully diluted Common Share equivalents outstanding, the estimated closing consideration of $39.2 million is equal to $2,514 per Common Share equivalent.

In addition, the merger agreement provides for the payment of a special cash dividend by DCP to the holders of its Common Shares and RSUs immediately prior to the merger closing. DCP’s wholly owned insurance subsidiary Dental Care Plus, Inc. (“DCPI”) will first pay an extraordinary dividend to DCP after retaining capital and surplus equal to or greater than the sum of (i) 350% of DCPI’s authorized control level risk-based capital (or a higher percentage if required by the Ohio Department of Insurance), (ii) an amount necessary to satisfy certain capital leases, and (iii) $1.0 million to purchase certain software source code (to the extent not purchased prior to closing).

After receipt of the extraordinary dividend payable by DCPI, and subject to retaining an amount equal to the sum of (i) an estimated $1,163,000 working capital deficit and (ii) the $1,017,000 outstanding principal balance of the mortgage on DCP’s Sharonville, Ohio headquarters building and a related interest rate swap agreement, DCP will distribute its remaining cash as a special dividend. DCP estimates that the special dividend will be approximately $7.7 million, or $496 per Common Share equivalent.

Based upon those estimates, holders of Common Shares (other than “Dissenting Shares” as defined in the merger agreement) would receive total cash consideration of $3,010 for each outstanding Common Share, comprised of $2,514 per share payable by DentaQuest, plus a special dividend of $496 per share to be paid by DCP. Each RSU would be converted into the right to receive the equivalent total cash consideration of $3,010, less any withholding taxes.

The cash payments for each outstanding Common Share and each RSU described above are also subject to reduction as provided in the merger agreement based upon changes (if any) in DCP’s working capital, indebtedness, and closing expenses immediately prior to the effective time of the merger, or an increase (if any) above 350% in DCPI’s authorized control level risk-based capital if required by the Ohio Department of Insurance prior to the effective time of the merger.

Effects of the Merger

The merger agreement provides for the merger of DentaQuest’s acquisition subsidiary with and into DCP upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with the OGCL. At the effective time of the merger, the separate corporate existence of DentaQuest’s acquisition subsidiary will cease. As the surviving corporation, DCP will continue to exist following the merger as a wholly owned subsidiary of DentaQuest. DCP will also be converted into a Delaware corporation.

Exchange and Payment Procedures

US Bank is expected to serve as the paying agent for the DCP shareholders in connection with the merger and to distribute payment of the merger consideration to which DCP shareholders are entitled to receive from DentaQuest pursuant to the merger agreement. DCP is required to pay all charges and expenses of the paying agent.

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Immediately before the effective time of the merger, DentaQuest will deposit cash with the paying agent in immediately available funds in an amount sufficient to fund the aggregate merger consideration payable to DCP shareholders pursuant to the merger agreement. Within five business days after the effective time of the merger, DentaQuest will cause the paying agent to mail or otherwise provide to each person who was a record holder of Common Shares immediately prior to the effective time (other than any holders of “Dissenting Shares” as defined in the merger agreement) transmittal materials, including a letter of transmittal and instructions for making proper delivery of stock certificates representing DCP Common Shares (or lost certificate affidavits in lieu of stock certificates) to the paying agent. Delivery of Common Shares will be effective only upon proper delivery of the stock certificate representing Common Shares, or a properly completed lost certificate affidavit, to the paying agent.

A DCP shareholder will only become entitled to receive payment of the merger consideration upon the surrender of a stock certificate representing Common Shares (or a lost certificate affidavit) to the paying agent together with the properly completed and validly executed transmittal materials and any other reasonably required documentation. At that time, DentaQuest will cause the paying agent to pay a cash amount equal to the product of the number of the holder’s Common Shares multiplied by the merger consideration per share, and the stock certificate will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of a stock certificate or lost certificate affidavit.

After the effective time of the merger, and until the shareholder surrenders the stock certificate and properly executed transmittal documentation in the manner contemplated above, each certificate representing Common Shares (except for “Dissenting Shares,” as defined in the merger agreement) will be deemed to represent only the right to receive the merger consideration. Dissenters’ appraisal rights under the OGCL are described in the section below entitled “Dissenters’ Appraisal Rights” beginning on page 40 of this proxy statement. From and after the effective time of the merger, the stock transfer books of DCP will be closed and there will be no further transfers of the Common Shares that were outstanding immediately prior to the effective time on the DCP stock transfer books.

Any merger consideration deposited with the paying agent that remains undistributed six months after the effective time of the merger will be delivered back to DentaQuest upon demand by DentaQuest. Thereafter, any holders of Common Shares (other than “Dissenting Shares” as defined in the merger agreement) will be entitled to look only to DentaQuest for payment of the merger consideration, without interest, upon surrender of their stock certificates (or lost certificate affidavits) in accordance with the procedures for surrender set forth above, and DentaQuest will remain liable (subject to applicable abandoned property, escheat or other similar law) for payment of claims for the merger consideration. Any amounts remaining unclaimed by DCP shareholders two years after the effective time of the merger (or such earlier date, immediately prior to the time when such amounts would become property of any governmental authority under applicable abandoned property, escheat or similar law) will become the property of DentaQuest free and clear of any claims or interest previously held by any holders of certificates formerly representing Common Shares.

If any certificate representing Common Shares has been lost, stolen, or destroyed, the holder of those shares must comply with the paying agent’s requirements in order to receive payment of the merger consideration. The shareholder must (a) deliver an affidavit attesting to the fact that the certificate representing Common Shares has been lost, stolen or destroyed, together with such other materials as the merger agreement requires, and (b) post a bond in a reasonable amount as the paying agent, DCP or DentaQuest may direct as indemnity against any claim that may be made against it with respect to the certificate representing Common Shares. Upon the shareholder’s satisfaction of those requirements, the paying agent will pay a cash amount equal to the product of the number of the holder’s Common Shares multiplied by the merger consideration per share, without interest. We urge you to locate your stock certificates as soon as possible and to contact DCP promptly if you believe your stock certificates have been lost, stolen, or destroyed.

The paying agent, DCP and DentaQuest will be entitled to deduct and withhold, or cause to be deducted or withheld, any applicable taxes from the consideration otherwise payable pursuant to the merger agreement to any holder of Common Shares or RSUs. Any amount so withheld will be promptly remitted to the applicable governmental entity and be treated for all purposes under the merger agreement as having been paid to the person in respect of whom the deduction and withholding was made.

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Treatment of Restricted Stock Units

Under the DCP Management Equity Incentive Plan, at the effective time of the merger, the restrictions applicable to all unvested RSUs will lapse and these awards will become fully vested. Each RSU outstanding immediately prior to the effective time of the merger will be converted automatically at the effective time into the right to receive a cash payment in an amount that DCP currently estimates will equal $3,010, less any withholding taxes. The amount to be paid for each outstanding RSU is subject to reduction as provided in the merger agreement based on DCP’s working capital, indebtedness, and closing expenses immediately prior to the effective time of the merger, as well as an increase (if any) above 350% of DCPI’s authorized control level risk-based capital required by the Ohio Department of Insurance prior to the effective time of the merger.

Treatment of Deferred Compensation Accounts

RSUs that were granted under the DCP Management Equity Incentive Plan, subsequently became vested, and then were deferred by participants into the DCP Deferred Compensation Plan became cash-settled corporate obligations at deferral. The portion of a participant’s accounts attributable to deferred RSUs increases or decreases in value based upon the value of the Class B Common Shares. In addition, certain participants have directed that their deferred cash compensation be used to “purchase” phantom shares, in which the participant’s account value increases or decreases based on the value of DCP’s Class B Common Shares.

For purposes of the merger, the value of accounts tracking the Series B Common Shares (either as deferred RSUs or phantom shares) will be based on the per share cash consideration payable to holders of Common Shares. In connection with the merger, the DCP Board will take the actions necessary to terminate the Deferred Compensation Plan as of the effective time. Distributions must be made to plan account holders within 12 months after the date of the action taken to terminate the plan. For additional information, see “Interests of Certain Persons in the Merger,” below.

Employee Benefit Plans

Prior to the effective time of the merger, DCP will take the action necessary to terminate DCP’s 401(k) retirement plan. The accounts of all participants and beneficiaries of DCP’s 401(k) plan will become fully vested as of the date of termination of the plan. As soon as practical following the effective time of the merger, all account balances under DCP’s 401(k) plan will be distributed to participants or rolled over to an eligible tax-qualified retirement plan or individual retirement account, as a participant or beneficiary so directs. DentaQuest will permit DCP employees who continue their employment with DCP following the closing of the merger to roll their account balances in the DCP 401(k) plan over into the DentaQuest 401(k) retirement plan.

DentaQuest’s benefit plans will credit each DCP employee who continues his or her employment with DCP following the close of the merger with the years of service with DCP as service for purposes of participation and benefits in DentaQuest’s benefit plans.

From and after the effective time of the merger, DCP employees who continue their employment with DCP will be provided with employee benefits that are generally comparable to employee benefits provided to other employees under DCP’s or DentaQuest’s compensation and benefit plans (excluding any equity-based incentive plans and nonqualified deferred compensation plans).

Source and Amount of Funds

The closing of the transactions contemplated by the merger agreement is not conditioned upon any financing arrangements or financing contingencies.

DentaQuest estimates that the aggregate amount of cash required to consummate the merger will consist of the approximately $41.5 million in merger consideration, plus DentaQuest’s related fees and expenses. Such amount does not include the approximately $7.7 million special dividend to be paid by DCP to the holders of the outstanding Common Shares and RSUs out of DCP’s funds immediately prior to the effective time. DentaQuest anticipates that the funds needed by it to complete the merger will be derived from available cash on hand and/or from DentaQuest’s existing and available lines of credit. Neither DentaQuest nor the Merger Sub have any specific alternative financing arrangements or alternative financing plans in connection with the merger.

Background of the Merger

For several years, the DCP Board has been evaluating the changes going on in the dental benefits industry. Competitors with greater resources, such as larger dental plans and medical and multi-lined ancillary carriers, have been able to offer bundling discounts that have become increasingly challenging for DCP to match. Many of the new services and products offered by DCP have been the result of the Board’s strategic initiatives to address a changing marketplace. Carrying out initiatives for growing its business would require additional capital, as would anticipated repurchases of its redeemable Common Shares, a majority of which are held by dentists who have retired or are approaching retirement age.

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In addition to undertaking operational initiatives, the DCP Board adopted a strategy to accelerate DCP’s growth through a business combination. The Board explored making acquisitions and remained open to that possibility. However, the Board viewed a business combination with a strategic partner as the preferred way to position DCP to take advantage of marketplace changes. In addition, the Board established the preservation of DCP’s network of providers, many of whom are also shareholders, and maintaining DCP’s operations in Sharonville, Ohio as important objectives.

To achieve these organizational goals, the DCP Board developed a stringent set of “qualified buyer” criteria that it would consider in selecting a strategic partner. A “qualified buyer” would (i) express a strategic need for the DCP infrastructure, (ii) express its intent to utilize to the extent possible the DCP facilities and personnel, (iii) express its desire to continue to operate the DCP business to the extent reasonably possible and (iv) understand the value of the provider network and express an intent to keep the network together. A potential prospect that intends to promptly roll up the DCP business into its pre-merger operations or to take immediate actions that would reduce the size of the provider network would not be selected.

The DCP Board established a Special Committee to conduct a competitive bidding process through which prospective acquirors would be identified, their offers evaluated, and a recommendation made to the full Board. The Special Committee was comprised of three non-employee independent directors, Board Chair Stephen Schuler, James Foley and James Kroeger, plus Anthony Cook, then DCP’s Chief Executive Officer. Robert Hodgkins, then DCP’s Chief Financial Officer, acted as advisor to the Special Committee in a nonvoting capacity.

With the assistance of Hilliard Lyons Investment Banking, the Committee selected 103 companies and private equity firms to contact, while excluding several companies the Committee did not believe satisfied the qualified buyer criteria. In September 2017, representatives of Hilliard Lyons contacted the 103 potential prospects, requesting them to sign a confidentiality agreement if interested in obtaining more information about DCP. Of those contacted, 37 executed the confidentiality agreement and received a confidential information memorandum in September 2017. Each prospect was then asked to submit an initial bid describing the transaction structure and stating the total consideration it was prepared to pay on a cash-free, debt-free basis.

DCP received eight initial bids, four from strategic prospects and four from private equity firms, by the October 19, 2017 deadline. DCP elected to continue discussions with five of the eight bidders, who had submitted bids with total consideration ranging from approximately $40 to $50 million less deferred compensation and severance obligations. After conducting due diligence, two bidders submitted second round bids. One bid was approximately $42.7 million, a substantial portion of which was subject to a future earn out provision. The Special Committee elected to negotiate with the second bidder, who offered total consideration of $46.5 million, while retaining all of DCP’s capital surplus. Negotiations with this party continued for several months until the party withdrew its offer on August 8, 2018.

Several parties that had not been included in the 2017 bid process contacted Mr. Cook and Mr. Hodgkins at the National Association of Dental Plans conference in September 2018 to inquire about the process and to express general interest. DCP also held discussions and entered into a nondisclosure agreement with one prospect who had been contacted during the 2017 bid process, but the discussions did not lead to an offer or indication of interest.

DCP was made aware of DentaQuest’s possible interest by a third party representing DentaQuest. DCP has a network access arrangement with DentaQuest for the dental PPO plans that DCP offers on the federally facilitated market exchanges in eleven states, providing exchange members access to approximately 12,700 providers across those eleven states. Sales of dental PPO products on these exchanges has contributed significantly to the increases in DCP’s membership and revenue during the last four years.

DentaQuest entered into a confidentiality agreement with DentaQuest on October 25, 2018. Mr. Hodgkins and Bob Lynn, Executive Vice President and Chief Sales and Retention Officer of DentaQuest, had several preliminary discussions concerning their companies between October 30 and November 10, 2018.

At a strategic planning session on November 10, 2018, the DCP Board evaluated its 2017 process, including the real market feedback on valuation, perception of risks by prospective buyers, and the “qualified buyer” screening used. The Board, with the advice of Hilliard Lyons, identified 80 potential prospects to be approached in a renewed bid process, 57 of which were new (including DentaQuest) or had been excluded from the 2017 bid process under the “qualified buyer” criteria.

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On November 13, 2018, Mr. Hodgkins informed Mr. Lynn that DCP would be launching its second bid process on November 16th and that DentaQuest would be included. On November 15th, Mr. Lynn requested DCP to delay the launch for two weeks to allow DentaQuest to submit a proposal. Representatives of Hilliard Lyons requested DentaQuest, through its financial advisor HealthScape Advisors, to first submit a meaningful offer with specific pricing information for the Special Committee to consider. When DentaQuest was unable to do so, the Special Committee elected to launch the bid process.

On November 16, 2018, representatives of Hilliard Lyons began to contact the 80 potential prospects. Thirty-six of the 80 prospects signed a nondisclosure agreement, received an updated confidential information memorandum, and were granted access to the due diligence data site. Each of these prospects was asked to submit by December 19, 2018, an initial bid describing the transaction structure and stating the total consideration it was prepared to pay on a cash-free, debt-free basis.

On December 6, 2018, DentaQuest delivered an indication of interest offering a purchase price of $45 million, which required DCP’s regulated insurance subsidiary to retain capital and surplus equal to 350% of risk-based capital as of the closing date. The proposal would enable DCP to pay a special dividend to the holders of DCP Common Shares and restricted stock units, projected to be more than $7 million. DentaQuest’s offer also met the qualified buyer criteria, and DCP’s growing exchange business was significantly derived from its contracts with DentaQuest and access to the DentaQuest provider network. DentaQuest also requested a 30-business day exclusivity period during which it would be granted sole access to the data room and DCP management. Unless such exclusivity were granted, DentaQuest would withdraw the offer and not pursue the transaction.

The Special Committee met on December 7, 2018, and deferred action on the request for exclusivity to the full DCP Board. Representatives of Hilliard Lyons and Frost Brown Todd LLC, DCP’s legal counsel, discussed issues related to the requested exclusivity with DentaQuest’s legal counsel, DLA Piper LLP, on December 10, 2018.

At its December 12, 2018 meeting, in which representatives of Hilliard Lyons and FBT participated, the DCP Board considered the terms of the DentaQuest offer, the requested exclusivity, and its business relationship with DentaQuest. The Board also considered the ongoing bid process, the range of offers received in the 2017 bid process, and the concerns raised by the participants in the prior process. At the conclusion of a lengthy discussion, the Board approved DentaQuest’s request for a period of exclusivity. Two days later, DCP and DentaQuest signed an agreement providing for exclusivity through January 31, 2019.

On December 19, 2018, Hilliard Lyons received bids from three other parties who had conducted preliminary due diligence. One bid offered less than the DentaQuest offer and was subject to a financing contingency. The other two bids offered preliminary purchases prices of more than $50 million; both would retain all of DCP’s capital and surplus, eliminating any special dividend to DCP shareholders. One of the two bidders had participated in the bid process in 2017, when it had made a much lower second round offer. After representatives of Hilliard Lyons reviewed the terms of the three bids at the Special Committee’s meeting on December 29, 2018, the Special Committee directed that there be no substantive communications with the three bidders as required by the exclusivity agreement with DentaQuest.

On December 20, 2018, DentaQuest began a rigorous due diligence investigation of DCP that continued through February 2019. During this period, DentaQuest’s personnel and advisors reviewed documents in the electronic data room, and officers of DentaQuest and DCP and the parties’ advisors held regular conference calls. On January 4 and 5, 2019, a team of senior officers of DentaQuest held meetings with DCP’s senior management at DCP’s Sharonville, Ohio headquarters. Thereafter, senior officers of both DCP and DentaQuest and representatives of their respective advisors met periodically to review financial results, discuss open issues, and negotiate the pricing structure and other material terms of the transaction.

DentaQuest’s counsel delivered an initial draft of a merger agreement to DCP’s counsel on January 7, 2019, and the parties exchanged successive revisions of the merger agreement as the discussions and negotiations progressed. The DCP Special Committee held several meetings during January 2019 to monitor the progress of the negotiations and provide direction to Mr. Hodgkins and DCP’s financial and legal advisors.

The Special Committee met on February 1, 2019 following the expiration of the exclusivity period with DentaQuest. The Special Committee reviewed the status of the negotiations with DentaQuest and authorized Hilliard Lyons to contact two other bidders to assess their interest and issues. At subsequent meetings, the Special Committee considered these two bidders in light of the qualified buyer criteria and the two bidders’ concerns about DCP’s exchange business. These bidders were given access to the data site, scheduled meetings with Company management, and were allowed to conduct additional due diligence.

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On February 10, 2019, DentaQuest delivered a revised offer providing for a purchase price of $40.5 million together with a financial analysis underlying the revised price. The Special Committee met that evening to consider its response. The next day Mr. Hodgkins met in Chicago with Mr. Lynn, Alan Madison, DentaQuest’s Executive Vice President and Chief Operating Officer, and Robert Armstrong, its Senior Advisor, Corporate Development. The participants discussed the assumptions underlying the revised offer, and the DentaQuest representatives indicated a willingness to increase the purchase price to $41.5 million. In addition, DCP retained the right to make a distribution of excess capital, estimated to be more than $7 million, to the holders of its Common Shares and RSUs immediately before the merger.

Officers of DCP and DentaQuest, together with their financial and legal advisors, participated on conference calls on February 14 and 26, 2019 to negotiate key terms of the merger agreement. The parties and their advisors held frequent conference calls to negotiate the merger agreement through March 12, 2019. During this period, the two other bidders conducted due diligence, holding calls and meetings with DCP’s management and representatives of Hilliard Lyons. The Special Committee met regularly during this time to monitor developments and provide direction to Mr. Hodgkins and DCP’s financial and legal advisors.

On March 1, 2019, DentaQuest’s financial advisor informed Hilliard Lyons that the DentaQuest finance committee had recommended the transaction on February 27th, and that the DentaQuest Board had approved the proposed merger with DCP the following day.

On March 5, 2019, the DCP Board met to consider the proposed merger agreement. Mr. Hodgkins and DCP’s financial and legal advisors made detailed presentations about the terms of the merger agreement and the open issues remaining to be negotiated. Representatives of Mercer Capital presented a preliminary analysis of the financial terms of the proposed merger under various valuation methodologies to be applied in their assessment of the fairness of the consideration to be received by DCP shareholders. Representatives of Hilliard Lyons reviewed the ongoing discussions with the other prospective interested parties, including the concerns expressed by these parties during due diligence regarding the financial contribution, growth and sustainability of DCP’s exchange business. The DCP directors had a robust discussion of the financial terms and non-financial factors of the proposed merger, such as DentaQuest’s expansion plans and its expressed desire to retain the DCP management team and certain key employees, the anticipated impact on DCP’s provider network and rates, the degree to which the other bidders were expected to maintain, change or  terminate DCP’s existing business, and various cultural issues they considered to be important. The DCP Board then directed the Special Committee to work toward negotiating a definitive agreement with DentaQuest that could be presented to the Board for approval.

Beginning the following day, the parties and their advisors continued the negotiations and worked toward reaching agreement on the open issues. Representatives of Hilliard Lyons advised the other two bidders that the DCP Board had selected another party with which to negotiate a definitive agreement. During this time, the Special Committee held several conference calls to monitor and provide direction for the negotiations.

On the second of two conference calls on March 11, 2019, the Special Committee determined that the outstanding issues had been sufficiently resolved and that it could recommend to the full DCP Board that the merger agreement with DentaQuest be approved. The DCP Board met by conference call shortly thereafter. Mr. Hodgkins, Special Committee members and representatives of Hilliard Lyons and Frost Brown Todd reviewed the financial and other terms of the merger agreement. A representative of Mercer Capital orally delivered its opinion that the merger consideration was fair to the holders of DCP’s shares and RSUs from a financial perspective. After a lengthy discussion of various questions raised by individual directors, the DCP directors unanimously approved the merger by a roll call voice vote.

On March 12, 2019, the parties negotiated and agreed on the final language of the merger agreement and the ancillary schedules and agreements. The parties executed the definitive merger agreement that evening. Chief Executive Officer Stephen Pollock and other executives of DentaQuest met with DCP employees in Sharonville, Ohio on March 13, 2019, and the joint press release announcing the transaction was issued on the following morning.

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Reasons for the Merger and Recommendation of the Board of Directors

The DCP Board considered several factors in concluding that the merger with DentaQuest is fair to, and in the best interests of, DCP and its shareholders. The Board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by DCP Board included the following:

The financial terms of the merger, including the merger consideration. During the bid process conducted during 2017 and the subsequent unsuccessful negotiations, the DCP Board gained considerable insight into how third parties valued the Company and perceived issues concerning its business. The merger consideration offered by DentaQuest, together with the opportunity to pay the special dividend to holders of DCP’s shares and RSUs, is substantially more than the final bids submitted in the 2017 process. The total consideration per share payable in the merger represents approximately 222% of DCP’s stockholders’ equity as of December 31, 2018 and approximately 18.9 times DCP’s 2018 net income. These multiples compare favorably to recent business combination transactions involving managed care providers and dental plans comparable to DCP.

An assessment of DCP’s strategic alternatives to the merger. As described under “Background” above, the DCP Board believes a business combination with a partner having greater financial resources is critical for continuing the growth of the Company’s business. Larger dental plans and medical and multi-lined ancillary carriers offering bundling discounts have created an increasingly competitive environment. DCP’s organic growth alone would be less likely to generate the capital needed to meet its desired growth objectives. In addition, anticipated repurchases of its redeemable Common Shares, a majority of which are held by dentists who have retired or are approaching retirement age, would reduce the available capital generated from operations.

Impact on community, providers and employees. The merger will result in a geographic and product line market expansion for DentaQuest, which the DCP Board believes will present meaningful opportunities for DCP officers and employees within the DentaQuest organization. In addition, maintaining the existing network of dental providers has been a priority in the DCP Board’s evaluation of potential purchasers, and DentaQuest has agreed to provide a measure of assurance as to its intent regarding fees paid to dental providers.

Greater liquidity. The DCP Board believes the merger presents a more certain opportunity to provide a financial return to Company shareholders than remaining independent. Holders of DCP’s Common Shares may redeem them for book value per share, whereas the consideration payable by DentaQuest in the merger, together with the special dividend, represents approximately 222% of book value per Common Share as of December 31, 2018. Shareholders will then be able to use the after-tax proceeds from the merger to pursue their personal financial planning objectives.

Opinion of Mercer Capital. DCP’s financial advisor Mercer Capital Management, Inc. delivered to the DCP Board a written opinion dated March 12, 2019, as to the fairness, from a financial point of view, of the merger consideration payable to the shareholders of DCP as of that date, as more fully described below under “Fairness Opinion.”

Based on its consideration of the preceding factors, and in light of any other factors that individual directors considered to be appropriate, the DCP Board unanimously approved the merger, determined that the merger consideration is fair to DCP shareholders, and recommended that DCP shareholders approve the merger. In view of the variety of factors considered in connection with its evaluation of the proposed merger, the DCP Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching its conclusions. In addition, individual directors may have given different weight to different factors.

As discussed elsewhere in this proxy statement, at the special meeting DCP shareholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. In particular, you should read in its entirety the merger agreement, which is attached as Appendix A to this proxy statement.

DCP’s Board recommends that shareholders vote “FOR” the merger proposal.

If you submit your proxy, but do not indicate instructions to vote your DCP Common Shares for, against or abstain on the merger proposal, your shares will be voted “FOR” the proposal to adopt the merger agreement.

The proposal to approve and adopt the merger agreement requires the affirmative vote in person or by proxy of holders of at least a majority of the issued and outstanding DCP Common Shares entitled to vote thereon. If you fail to submit a proxy card and to vote in person, or if you mark “abstain” on your proxy card with respect to the merger proposal, it will have the same effect as a vote against the merger proposal.

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Opinion of Mercer Capital Management, Inc.

On March 1, 2019, DCP executed an engagement agreement with Mercer Capital Management, Inc. (“Mercer Capital”) to provide its opinion as to the fairness of consideration to be paid in the proposed merger transaction from a financial point of view to the shareholders of DCP.

DCP selected Mercer Capital because the firm is a nationally recognized financial advisory firm with substantial experience in transactions similar to the merger. As part of its financial advisory business, Mercer Capital is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

On March 5, 2019, the DCP Board held a meeting to evaluate the proposed merger with DentaQuest. At this meeting Mercer Capital reviewed the financial aspects of the proposed merger and rendered an oral opinion that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital as set forth in its opinion, the consideration to be paid in the proposed transaction is fair, from a financial point of view, to the holders of DCP Common Shares.

On March 11, 2019, the DCP Board held a meeting to approve the merger agreement with DentaQuest. At this meeting, Mercer Capital affirmed its oral opinion (subsequently confirmed in writing) that the consideration to be paid in the proposed transaction is fair, from a financial point of view, to the holders of DCP Common Shares. The DCP Board approved the merger agreement at this meeting and the agreement was signed on March 12, 2019.

This description of the opinion of Mercer Capital is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this proxy statement and is incorporated into it by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital in preparing the opinion.

Mercer Capital’s opinion speaks only as of the date of the opinion, and Mercer Capital has undertaken no obligation to update or revise its opinion. At March 5, 2019, the date of the presentation of its fairness analysis to the DCP Board, Mercer Capital worked with then-current estimates of merger consideration and the estimated shareholder dividend (then $8.0 million). Mercer Capital noted that, based upon management’s representations, any revisions to the estimated shareholder dividend were expected to be modest and would not have a material impact on its analysis. The opinion was for the information of, and was directed to, the DCP Board in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the consideration to be paid to DCP shareholders in the merger. It did not address the underlying business decision of DCP to engage in the merger. Mercer Capital’s opinion did not and does not constitute a recommendation to the DCP Board in connection with the merger, and it does not constitute a recommendation to any DCP shareholder as to how to vote in connection with the merger proposal or any other matter. DCP and DentaQuest determined the merger consideration through the negotiation process without assistance of Mercer Capital.

In rendering its opinion, Mercer Capital reviewed, among other things:

●	Agreement and Plan of Merger between DentaQuest, LLC, Crown Acquisition Sub, Inc., and DCP Holding Company dated March 12, 2019;

●	Audited financial statements prepared on a GAAP basis for DCP Holding Company for the fiscal years ended December 31, 2013, 2014, 2015, 2016 and 2017;

●	Forms 10-K and 10-Q for DCP Holding Company for the fiscal years ended December 31, 2013, 2014, 2015, 2016 and 2017 and the quarters ended March 31, June 30 and September 30, 2018;

●	Internally-prepared financial statements for the fiscal years ended December 31, 2013, 2014, 2015, 2016, 2017 and 2018;

●	Insurance regulatory filings (Forms AS and QS) for Dental Care Plus, Inc. for the fiscal years ended December 31, 2013, 2014, 2015, 2016, 2017 and 2018;

●	Financial projections for the fiscal years ended December 31, 2019, 2020, 2021 and 2022 for DCP Holding Company, prepared by DCP management;

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●	Confidential Information Presentation on DCP Holding Company, prepared by Hilliard Lyons and dated September 2017;

●	Indications of interest and letters of intent received during 2018 and 2019 from various companies and private equity funds that expressed an interest in acquiring DCP;

●	Transaction overviews presented to the DCP’s Board of Directors by Hilliard Lyons on November 8, 2017 and November 10, 2018;

●	Work papers prepared by management that estimated the net consideration to DCP shareholders; and,

●	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare its opinion.

As part of its analysis, Mercer Capital visited with DCP management to gain insight into the historical financial performance, prospective performance, regulatory relations, and other factors that led to the decision to pursue the marketing of DCP to potential acquirers. In addition, Mercer Capital visited with Hilliard Lyons, DCP’s financial advisor, to obtain additional insight into the marketing process.

Mercer’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Mercer Capital through the date of the opinion. In conducting its review and arriving at its opinion, Mercer Capital relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Mercer Capital did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Mercer Capital relied upon DCP’s management as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Mercer Capital. Mercer Capital assumed that such forecasts and projections reflected the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the periods currently estimated by management.

The projections furnished to Mercer Capital and used by it in certain of its analyses were prepared by DCP’s management. The projections included estimates of cost savings arising from reduced fees to DCP’s Board, elimination of certain deferred compensation expenses, and reduced accounting and legal fees associated with DCP’s SEC registration and reporting requirements (collectively, “Cost Savings”). DCP does not publicly disclose internal management projections of the type provided to Mercer Capital in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

The following is a summary of the material analyses presented by Mercer Capital to the DCP Board on March 5, 2019, in connection with the rendering of its fairness opinion. The summary is not a complete description of the analyses underlying the Mercer Capital opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to the partial analysis or summary description.

In arriving at its opinion, Mercer Capital did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Mercer Capital’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

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Summary of the Proposed Merger. Under the terms of the merger agreement, holders of DCP Common Shares and holders of deferred restricted stock units will receive closing consideration in an amount equal to: (i) $41.5 million (the merger consideration); minus (ii) the indebtedness of DCP immediately prior to closing (estimated to be $583,000); minus (iii) Unpaid Company Transaction Expenses (estimated to be $1.7 million); and minus (iv) the Review Period Adjustment (estimated to be zero). Based on 15,580 fully diluted common share equivalents outstanding, Mercer Capital calculated the estimated closing consideration of $39.2 million is equal to $2,514.74 per common share equivalent.

In addition, the merger agreement also provides for payment of a special dividend by DCP to the holders of its Common Shares and RSUs. DCP’s wholly owned insurance subsidiary Dental Care Plus, Inc. (“DCPI”) will first pay an extraordinary dividend to DCP after retaining capital and surplus equal to or greater than the sum of (i) 350% of DCPI’s authorized control level risk-based capital, (ii) an amount necessary to satisfy certain capital leases, and (iii) $1.0 million to purchase software source code (to the extent not purchased prior to closing). The amount of the dividend to be paid by DCPI is subject to approval by the Ohio Department of Insurance.

After receiving the extraordinary dividend from its subsidiary and retaining an amount equal to the sum of (i) an estimated $1,163,000 working capital deficit, and (ii) the $1,017,000 outstanding principal balance of the mortgage on DCP’s Sharonville, Ohio headquarters building and a related interest rate swap, DCP will distribute its remaining cash as the special dividend. DCP’s management estimates the special dividend will be approximately $7.7 million, or $496.15 per common share equivalent.

Mercer Capital calculated the total merger consideration, inclusive of the closing consideration and the special dividend, to be approximately $46.9 million, or $3,010.89 per common share equivalent. Mercer Capital calculated the implied total merger consideration as of March 12, 2019 to equate to:

●	276% of DCP’s book value as of December 31, 2018 on a fully diluted basis

●	222% of DCP’s book value as of December 31, 2018 on a fully diluted basis

●	18.7 times reported net income for the twelve months ended December 31, 2018

●	12.3 times pro forma net income for the twelve months ended December 31, 2018, with all Cost Savings realized and a pro forma tax rate of 27.5%

●	10.3 times reported earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the twelve months ended December 31, 2018 (based on the merger consideration of $41.5 million)

●	7.1 times pro forma EBITDA for the twelve months ended December 31, 2018, with all Cost Savings realized (based on the merger consideration of $41.5 million)

Net Asset Value Analysis. Mercer Capital used the net asset value method to derive a range of values for DCP by adjusting the reported book value of its assets to market value and subtracting its liabilities. The estimated range of value for DCP was $16.0 to $17.6 million ($1,024 to $1,132 per common share equivalent).

Capitalization of Net Operating Profit After Tax (“NOPAT”) Analysis. Mercer Capital used a capitalization of NOPAT methodology to derive a range of values for DCP. This method relies upon numerous assumptions, including measures of ongoing earning power, a required rate of return or discount rate, and expected steady-state growth rates. In performing this analysis, Mercer Capital relied on guidance from management to derive projected NOPAT (with and without Cost Savings) for fiscal 2018.

Mercer Capital derived a discount rate range of 13.0% to 14.0% based upon the sum of (a) 2.94% for the risk-free rate derived from the yield on 20-year U.S. Treasuries; (b) the product of the estimated managed care industry beta of 0.92x and the common stock premium of 5.50% based upon Mercer Capital’s review of long-term market return data; (c) a 3.48% small capitalization stock equity premium based on the comparability of DCP to similarly-sized companies in the micro-capitalization size category of the Duff & Phelps Cost of Capital Navigator database1; and (d) a 2.0% to 3.0% incremental risk premium Mercer Capital deemed to be appropriate given company specific risk associated with DCP. The expected steady-state growth rate was estimated to range from 4.0% to 6.0%. The resulting NOPAT capitalization multiples range from 10.1x to 14.3x.

1 The micro-capitalization size category in the Duff & Phelps Cost of Capital Navigator database includes companies with equity market capitalizations in the range of $2.5 to $727.8 million.

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Mercer Capital developed a range of value based upon the NOPAT multiples as follows:

(a)

Capitalization of 2018 NOPAT (Excluding Cost Savings): The range of value for DCP was $24.1 to $31.5 million ($1,545 to $2,022 per common share equivalent) and was derived from the product of DCP’s estimated 2018 NOPAT (excluding Cost Savings) and the multiples previously described.

(b)

Capitalization of 2018 NOPAT (Including Cost Savings): The range of value for DCP was $34.2 to $45.9 million ($2,196 to $2,943 per common share equivalent) and was derived from the product of DCP’s estimated 2018 NOPAT (including Cost Savings) and the multiples previously described.

Guideline Transactions Analysis.     Mercer reviewed acquisition multiples for companies with similar characteristics to DCP as reported by SNL Financial, S&P Capital IQ, and GF Data, which are firms that track public market and private company M&A pricing in the financial services and insurance industries. The databases were screened by Mercer Capital to derive two groups of companies that had agreed to be acquired since December 31, 2008.

(a)

Using data from GF Data, five private company targets were identified with enterprise values between $25 and $250 million in the industry classification of health & medical insurance carriers. The median enterprise value to EBITDA multiple observed for the group was 7.3x. Names of the parties to these private transactions were not disclosed in the GF Data database.

(b)

Using data from SNL Financial and S&P Capital IQ, 24 private and public company targets were identified in the industry classification of managed care providers and dental plans. Enterprise values for this group ranged from $16 million to $6.3 billion, with a median of $573 million. The median enterprise value to EBITDA multiple observed for the group was 9.2x. In consideration of differences in size and scale between this group and DCP, Mercer Capital applied a 10% fundamental adjustment to the observed median multiple, resulting in an adjusted multiple of 8.3x. The selected transactions consisted of:

Buyer	Target

Medical Mutual of Ohio	Superior Dental Care, Inc.
Paramount Care, Inc.	Health Resources, Inc.
CF Corp / FGL US Holdings	Fidelity & Guaranty Life
WellCare Health Plans, Inc.	Universal American Corp.
TRUSTED Health Plan, Inc.	Harbor Health Plan, Inc.
Unum Group	H&J Capital/Starmount Life
Hammond, Kennedy, Whitney & Co Inc.	Health Resources, Inc.
Meiji Yasuda Life Insurance Company	StanCorp Financial Group Inc.
Centene Corporation	Health Net, Inc.
Welsh, Carson, Anderson & Stowe	Concentra, Inc.
Dai-ichi Life Insurance Company, Ltd	Protective Life Corp
Magellan Rx Management, Inc.	CDMI, LLC
Hospitalist Management of New York, Inc	Four Affiliated Park Avenue Companies
Aetna Inc.	Coventry Health Care Inc.
Anthem, Inc.	AMERIGROUP Corporation
DaVita Inc.	HealthCare Partners, LLC
Affinity Insurance Services, Inc.	Access Plans, Inc.
Tokio Marine & Nichido Fire Ins Co., Ltd.	Delphi Financial Group, Inc.
Ameritas Life Insurance Corp.	BNL Financial Corp.
Cigna Corporation	HealthSpring Inc.
Health Alliance Plan of Michigan, Inc.	HAP Midwest Health Plan, Inc.
Valitas Health Services, Inc.	America Service Group Inc.
HealthSpring Inc.	Bravo Health, Inc.
PacificSource Health Plans, Inc.	PacificSource Community Health Plans, Inc.

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Mercer Capital developed a range of value based upon the multiples observed for the guideline transactions as follows:

(a)

Enterprise Value to 2018 EBITDA (Excluding Cost Savings): The multiples applied were based upon the range of 7.3x to 8.3x calculated from the two transaction groups described previously. The range of value for DCP was $35.7 to $39.7 million ($2,291 to $2,550 per common share equivalent) and was derived from the product of DCP’s reported 2018 EBITDA and the guideline transactions multiples.

(b)

Enterprise Value to 2018 EBITDA (Including Cost Savings): The multiples applied were based upon the range of 7.3x to 8.3x calculated from the two transaction groups described previously. The range of value for DCP was $48.6 to $54.4 million ($3,120 to $3,493 per common share equivalent) and was derived from the product of DCP’s 2018 EBITDA (with all Cost Savings realized) and the guideline transactions multiples.

Premiums Paid Analysis.     Market premium analysis measures the premium (or discount) a transaction entails in relation to the public market price of the target with the premium measured against the target’s closing price the day before announcement or an average over a short time period. Mercer Capital noted that no public market exists for DCP’s Common Shares beyond the market created by DCP’s periodic repurchase of Common Shares at book value.

Mercer Capital examined transactions occurring in the last ten years for managed care and dental insurance plans using S&P Capital IQ and identified ten transactions with observable transaction premiums. The selected transactions consisted of:

Buyer	Target
CF Corp / FGL US Holdings	Fidelity & Guaranty Life
WellCare Health Plans, Inc.	Universal American Corp.
Meiji Yasuda Life Insurance Company	StanCorp Financial Group Inc.
Centene Corporation	Health Net, Inc.
Dai-ichi Life Insurance Company, Ltd	Protective Life Corp
Aetna Inc.	Coventry Health Care Inc.
Anthem, Inc.	AMERIGROUP Corporation
Affinity Insurance Services, Inc.	Access Plans, Inc.
Cigna Corporation	HealthSpring Inc.
Valitas Health Services, Inc.	America Service Group Inc.

The median one-day, one-week, and one-month premiums to the target company’s unadjusted stock price were observed to be 21%, 32%, and 34%, respectively. The premiums paid analysis resulted in a range of value for DCP of $20.5 to $22.8 million ($1,313 to $1,463 per common share equivalent) using a fully diluted book value per common share equivalent of $1,089 as of December 31, 2018 and the transaction premiums previously described.

Discounted Cash Flow Analysis.     Mercer Capital used the discounted cash flow method to derive a range of values for DCP based upon projected cash flows that would accrue to DCP shareholders. The discounted cash flow analysis is a widely used valuation method that relies upon numerous assumptions, including revenue and earnings growth rates, expense savings, terminal values, and discount rates. The analysis does not purport to be indicative of the actual values or expected values of DCP.

In performing this analysis, Mercer Capital relied on guidance from management to derive projected after-tax cash flows for fiscal years 2019 through 2022. The analysis examined three scenarios:

(a)

Standalone: This scenario was based upon management’s organic projections assuming no EBITDA margin expansion beyond 2019, no Cost Savings, and a terminal value based upon 5.5x EBITDA (excluding Cost Savings).

(b)

Sell Later: This scenario was based upon management’s organic projections assuming no EBITDA margin expansion beyond 2019, no Cost Savings, and a terminal value based upon 7.0x EBITDA (including Cost Savings).

(c)

Cost Savings Scenario: This scenario was based upon management’s organic projections inclusive of both margin expansion through 2022 and Cost Savings, and a terminal value based upon 5.9x EBITDA (including Cost Savings).

Mercer Capital derived a discount rate of 13.5% for use in the standalone and sell-later scenarios based upon the sum of the discount rate components discussed previously for the NOPAT capitalization method. A discount rate of 15.0% was used in the Cost Savings Scenario to reflect additional execution risk associated with margin expansion and growth.

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The discounted cash flow analysis resulted in a range of values as follows:

(a)

Standalone: The estimated range of value for the standalone scenario was $30.0 to $42.8 million ($1,923 to $2,747 per common share equivalent) based upon discount rates of 12.5% to 14.5% and terminal value growth rates of 4.0% to 6.0%.

(b)

Sell Later: The estimated range of value for the sell later scenario was $44.8 to $52.2 million ($2,878 to $3,349 per common share equivalent) based upon discount rates of 12.5% to 14.5% and terminal EBITDA multiples of 6.5x to 7.5x.

(c)

Cost Savings Scenario: The estimated range of value for the cost savings scenario was $49.9 to $69.9 million ($3,200 to $4,484 per common share equivalent) based upon discount rates of 14.0% to 16.0% and terminal value growth rates of 4.0% to 6.0%.

Process Considerations.     Mercer Capital noted that the Board retained a financial advisor, Hilliard Lyons, to conduct an extensive marketing process for DCP. Mercer Capital was retained to render a fairness opinion and had no involvement in the determination of the merger consideration. The transaction was negotiated by DCP and DentaQuest management.

Other Considerations.     Mercer Capital noted that the merger agreement provides the Board with a fiduciary option to terminate the agreement with DentaQuest should DCP enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal. In that event, DCP would be required to pay a $2.0 million termination fee to DentaQuest. Mercer Capital also noted that the merger may better position DCP to execute its business plan with greater access to capital against a backdrop of evolving market conditions and regulatory uncertainties.

Relationships.     Pursuant to the engagement letter, DCP agreed to pay Mercer Capital a fee of $60,000 to provide its opinion as to the fairness of consideration to be paid in the proposed transaction from a financial point of view to the shareholders of DCP. No part of Mercer Capital’s fee is contingent upon the conclusion of its analysis or of the merger. Mercer Capital does not own or make a market in any security that has been issued by DCP or DentaQuest. Within the past three years, Mercer Capital was retained by DCP one time in 2018 to review a transaction with another entity in which a merger agreement was not executed. Mercer Capital has not been retained by DentaQuest within the past three years to provide any other services.

Certain DCP Prospective Financial Information provided by DCP to DentaQuest

DCP does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the risk that the underlying assumptions and estimates may prove incorrect. In connection with the merger, however, DCP management provided certain limited unaudited prospective financial information for DCP on a stand-alone basis, without giving effect to the merger, to DentaQuest for purposes of considering and evaluating the merger.

The prospective financial information for DCP reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to DCP’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond DCP’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by DCP’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the sections of this proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” and in DCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the other reports filed by DCP with the SEC.

The prospective financial information for DCP was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither DCP’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

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You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of DCP, DentaQuest or their affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of DCP, DentaQuest or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even if any or all of the assumptions underlying the prospective financial information are shown to be inaccurate. None of DCP, DentaQuest or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the projections. The prospective financial information is not being included in this proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal, but because the prospective financial information was provided to DentaQuest and its advisor.

In light of the foregoing and considering that the special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, DCP shareholders are cautioned not to place unwarranted reliance on such information, and DCP urges all DCP shareholders to review DCP’s most recent SEC filings for a description of DCP’s reported financial results. See “Where You Can Find More Information” on page 44 of this proxy statement.

The following table summarizes selected prospective unaudited financial information that was shared with DentaQuest and its advisor.

(dollars in thousands)	Projected Year Ended December 31,
	2019	2020	2021	2022
Premium revenue	$118,110	$126,933	$134,678	$142,048
Healthcare services expense	88,656	93,636	98,395	103,064
Gross profit	29,454	33,297	36,283	38,984
Operating expenses, other	25,604	28,999	30,233	31,223
Pre-tax income	3,850	4,298	6,050	7,761
Income taxes	(924)	(1,299)	(1,720)	(2,130)
Net income	2,926	2,999	4,330	5,631
EBITDA	4,910	5,388	7,172	8,922

The following table reconciles net income to EBITDA. EBITDA is defined as income from continuing operations before interest expense, income taxes, and depreciation and amortization,. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is a commonly used analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.

(dollars in thousands)	Year Ended December 31,
	2019	2020	2021	2022

Net income	2,926	2,999	4,330	5,631
Add: Income taxes	924	1,299	1,720	2,130
Interest expense	95	95	95	95
Depreciation & amortization	965	996	1,028	1,066
EBITDA	4,910	5,388	7,172	8,922

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Interests of Officers and Directors in the Merger that are Different from Yours

In considering the recommendation of the DCP Board with respect to the merger agreement, you should be aware that certain persons, including the directors and executive officers of DCP, have interests in the merger in addition to any interests they may have as shareholders of DCP generally. The DCP Board was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby. As described in more detail below, these interests include certain payments and benefits that may be provided to certain executive officers upon completion of the merger. The dates and share values used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of DCP Common Shares.

Acceleration of Vesting of Restricted Stock Units. Under the terms of the 2006 DCP Holding Company Management Equity Incentive Plan, consummation of the merger will cause each outstanding and unvested RSU to vest in full at the effective time of the merger, entitling the RSU holder to receive the merger consideration and the special dividend. As of the date of this proxy statement, the executive officers of DCP held an aggregate of 22 RSU’s for which vesting will accelerate.

Payout of Deferred Compensation Accounts. In connection with the merger, the DCP Board will take the actions necessary to terminate the Deferred Compensation Plan as of the effective time. Distributions of the balances of plan accounts must then be made to participants within 12 months after the date of the action taken to terminate the plan. For purposes of the distribution, the value of accounts that track the Series B Common Shares (either as deferred RSUs or phantom shares) will be based on the per share cash consideration payable to holders of Common Shares. The following table shows the deferred RSUs and phantom shares held in the accounts of directors, executive officers and other employees, and the estimated distributions to them based on the estimated $3,010 per share cash consideration payable to holders of Common Shares.

	Deferred RSUs (1)	Phantom Shares (2)	Estimated Distribution (3)
Directors	939.574	239.636	$3,549,422
Executive officers (4)	1,344.824	218.627	4,710,295
Other employees	188.592	--	664,175
Total	2,472.990	458.263	$8,923,892

(1)	Excludes RSUs for which vesting accelerates, as those will not be deferred.
(2)	Phantom shares are “purchased” by directors or employees with their deferred compensation and track the Class B Common Shares.
(3)	Based on the estimated cash consideration of $3,010 per Common Share.
(4)	Includes Anthony A. Cook, who retired as President and Chief Executive Officer as of December 31, 2018. He continues to work as a part-time employee of DCP in 2019.

Severance Benefits. Mr. Hodgkins’ employment agreement provides he may terminate his employment within 15 days following a change in control and, if so timely elected, will be entitled to receive severance benefits comprised of one year of base salary and all bonuses to which he would be entitled, prorated through the date of termination, plus a continuation of benefits for one year. A “change of control” means: (a) a change in the majority of the members of the Board of Directors, unless pursuant to the recommendation of the Corporate Affairs Committee of the Board; (b) the acquisition of DCP by another corporation or entity and (c) the sale, lease or other disposition of all or substantially all of the assets of DCP.

Although not contingent upon a change in control of DCP, if Chief Operating Officer Jodi M. Fronczek’s employment were to be terminated by DCP without cause or by her for good reason, in either case, she would be entitled to receive severance benefits comprised of one year of base salary and all bonuses to which she would be entitled, prorated through the date of termination, plus a continuation of benefits for one year.

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Indemnification. The merger agreement provides that the current and former officers and directors of DCP and its subsidiaries will continue to be entitled to exculpation of liability and indemnification against all costs, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by applicable law, including provisions relating to advances of expenses. DentaQuest has agreed not to amend or repeal the provisions of the articles of incorporation and code of regulations of DCP and its subsidiaries relating to the exculpation or indemnification of any officer and directors for six years after closing (unless to provide for greater exculpation or indemnification or unless required by law). In addition, prior to closing, DCP will purchase a prepaid director and officer liability insurance policy having a six-year term after the closing on terms no less favorable than the coverage DCP currently maintains.

Ownership by DCP Officers and Directors. As of the record date, the directors and executive officers of DCP beneficially owned, in the aggregate, 1,668 Common Shares, representing approximately 13.8% of DCP’s outstanding Common Shares. Directors and executive officers of DCP will be treated the same as other DCP shareholders with respect to their ownership of outstanding Common Shares.

Summary of Merger-Related Compensation Arrangements

The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of DCP will receive that is based on or otherwise relates to the merger, based on certain assumptions outlined below.

Name	Severance Pay (1)(2)	Deferred Compensation Payout (3)	Continuation of Benefits (4)	Accelerated Vesting of RSUs (5)	Potential LTIC Cash Payment (6)	Tax Reimbursement	Total

Robert C. Hodgkins, Jr.	$402,500	$1,599,725	$68,834	$39,732	$136,525	$0	$2,247,315

Jodi M. Fronczek	206,530	324,569	46,513	26,488	--	0	604,100

Anthony A. Cook (7)	--	2,781,695	--	--	--	0	2,781,695

____________________

1.

Mr. Hodgkins’ employment agreement provides he may terminate his employment within 15 days following a change of control and, if so timely elected, will be entitled to receive severance benefits. A “change of control” means: (a) a change in the majority of the members of the Board of Directors, unless pursuant to the recommendation of the Corporate Affairs Committee of the Board; (b) the acquisition of DCP by another corporation or entity and (c) the sale, lease or other disposition of all or substantially all of the assets of DCP. In accordance with Mr. Hodgkins’ employment agreement, severance pay is based on his 2019 base salary and eligibility to receive a bonus of 30% of base salary pro-rated for six months. Severance pay and continuation of benefits become payable only if Mr. Hodgkins terminates his employment following a change of control or for good reason (as defined in the agreement) or his employment is terminated without good cause.

2.

In accordance with Ms. Fronczek’s employment agreement, severance pay is based on her 2019 base salary and eligibility to receive a pro-rated bonus of 18% of base salary prorated for six months. Severance pay and continuation of benefits become payable only if Ms. Fronczek terminates her employment for good reason (as defined in the agreement) or her employment is terminated without good cause.

3.	Deferred RSUs and phantom shares valued at $3,010, the estimated total consideration per share to be received in the merger transaction.

4.	Continuation of benefits is based on continuation of 401(k) match, all medical, dental, vision and disability benefits, and payment of accrued vacation time as of December 31, 2018.

5.

Under the DCP management equity incentive plan, on the date a change of control occurs, the restrictions applicable to all RSUs lapse and these awards fully vest. The value for accelerated vesting of RSUs is determined by multiplying the number of RSUs as to which vesting would accelerate by $3,010, the estimated total consideration per share to be received in the merger transaction.

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6.

Mr. Hodgkins’ 2017 and 2018 employment agreements provide for long term non-equity incentive compensation based on the growth in the adjusted book value per Common Share over the three-year periods from 2017 through 2019 and from 2018 through 2020. In the event of a change in control, the adjusted book value per Common Share at December 31 of the third year of each period is deemed to be the portion of the “enterprise value” of DCP allocated to the Common Shares on the date of the change in control divided by the total number of Common Shares outstanding. If enterprise value per share is equal to or greater than $1,643.86 for the 2017 – 2019 period, Mr. Hodgkins is entitled to a cash payment of $67,254. If enterprise value per share is equal to or greater than $1,793.10 for the 2018 – 2020 period, Mr. Hodgkins is entitled to a cash payment of $69,271. In the case of the merger, “enterprise value” is defined as the aggregate consideration payable by DentaQuest, or approximately $2,514 per Common Share.

7.	Mr. Cook retired as President and Chief Executive Officer as of December 31, 2018. He continues to work as a part-time employee of DCP in 2019.

Required Regulatory Approvals

Each of the parties has agreed, upon the terms and subject to the conditions set forth in the merger agreement, to use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental authorities that may be or become necessary for its execution and delivery of the merger agreement and the performance of its respective obligations pursuant to the merger agreement and the other agreements, instruments and documents contemplated thereby. Each party has agreed to cooperate fully with the other parties and their respective affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals for the merger.

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company may occur, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, many U.S. state insurance laws require prior notification to state insurance regulatory authorities of an acquisition of control of a non-domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration. While these prior notification statutes do not authorize the state insurance regulatory authorities to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying an application for a license to do business in the affected state, if particular conditions exist, such as the substantially lessening of competition in any line of business in such state.

Applications or notifications in connection with the merger or the changes in control of DCP that may be deemed to occur as a result of the merger have been filed pursuant to the merger agreement with the Ohio Department of Insurance on April 15, 2019. Additionally, DCP must file a notice of the prospective change of owner at least 30 days prior to the effective time of the merger in accordance with the requirements of 45 C.F.R. §156.330 with the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services.

Although DentaQuest and DCP do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that DentaQuest and DCP will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition that would trigger a burdensome condition, which, in such case, would permit DentaQuest to refuse to close the transactions contemplated by the merger agreement and consummate the merger.

Other than the approvals and notifications described above, none of DentaQuest, Merger Sub or DCP is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

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Material U.S. Federal Income Tax Consequences

The following discussion addresses the material United States federal income tax consequences of the merger to holders of Common Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing United States Treasury regulations and administrative and judicial interpretations, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect). Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to DCP shareholders that hold their Common Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all of the United States federal income tax consequences that may be relevant to each DCP shareholder in light of that shareholder’s particular circumstances or to a DCP shareholder who is subject to special rules, such as, without limitation:

●	a C corporation;
●	a partnership, subchapter S corporation, or other pass-through entity and investors in such entities;
●	a foreign person, foreign entity or U.S. expatriate; or
●	a DCP shareholder who may be subject to the alternative minimum tax provisions of the Code.

This discussion does not address the effect of any United States federal estate or gift tax, or any state, local or non-United States tax consequences of the merger.

The following discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences of the merger. You are urged to consult your tax advisors concerning the United States federal, state, local and foreign tax consequences of the merger to you.

In general, the receipt of cash for Common Shares pursuant to the merger by a DCP shareholder will be a taxable transaction for United States federal income tax purposes.

Sale of Shares. A DCP shareholder who receives cash from DentaQuest in exchange for Common Shares pursuant to the merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the DCP shareholder’s adjusted tax basis in the Common Shares exchanged in the merger. Gain or loss must be determined separately for each block of Common Shares exchanged pursuant to the merger (for example, shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the shareholder has held such Common Shares for more than one year at the effective time of the merger (as applicable). In general, long-term capital gain of a non-corporate DCP shareholder (including an individual DCP shareholder) is currently subject to a maximum United States federal income tax rate of 20% and could be subject to the tax on net investment income at a rate of 3.8%. There are limitations on the deductibility of capital losses.

Special Dividend. Because shareholders of DCP are not policyholders, the cash a DCP shareholder receives from DCP as the special dividend should be treated as a dividend, which is taxable to the shareholder as ordinary income to the extent paid from current or accumulated earnings and profits of DCP. Dividends paid by DCP should be classified as “qualified dividend income,” within the meaning of the Code, in the hands of DCP shareholders. Subject to certain limitations, including satisfaction of certain holding period requirements, a non-corporate DCP shareholder (including an individual DCP shareholder), would be eligible for a maximum United States federal income tax rate of 20% on qualified dividends. The dividends may also be subject to the federal tax on net investment income at a maximum rate of 3.8%. If a distribution exceeds current and accumulated earnings and profits of DCP, which is not anticipated, the excess should be treated as a tax-free return of the shareholder’s investment, up to the shareholder’s adjusted tax basis in shares of DCP, and any remaining excess would be treated as capital gain. There is a possibility that the IRS could recharacterize the special dividend received by a shareholder from DCP as consideration received by the shareholder in a part sale and part redemption transaction (i.e., as additional consideration for the sale of the shareholders Common Shares versus a dividend received by the shareholder). You are urged to consult your tax advisors concerning the possibility and result of such recharacterization.

Restricted Stock Units. DCP’s Management Incentive Plan provides that unvested RSUs will automatically vest at the time of a change of control transaction, such as the merger. Therefore, holders of unvested RSUs will be entitled to receive (subject to applicable taxes) the same per share cash consideration as holders of Common Shares. As a general rule, holders of RSUs will recognize ordinary income at the time of payment of cash in the merger, as provided by the Management Incentive Plan. Those payments will be subject to applicable payroll taxes.

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Deferred Compensation. RSUs that were granted under the Management Incentive Plan, subsequently vested, and then deferred by participants into DCP’s Deferred Compensation Plan became cash-settled corporate obligations at deferral. The portion of a participant’s accounts attributable to deferred RSUs will increase or decrease in value based upon the value of the Class B Common Shares. In addition, certain participants have directed that their deferred cash compensation be used to “purchase” phantom shares, in which the participant’s account value increases or decreases based on the value of DCP’s Class B Common Shares. The value of accounts tracking the Series B Common Shares (either as deferred RSUs or phantom shares) will be based on the cash consideration per Common Share payable in the merger.

In connection with the merger, the Deferred Compensation Plan will be terminated effective at the effective time. Distributions must be made to plan account holders within 12 months of the date of the action to terminate, and the amounts distributed will be taxed to account holders as ordinary income at the time of distribution. Those payments will be subject to applicable payroll taxes.

Backup Withholding. Payments to a DCP shareholder who is not an employee in connection with the merger may be subject to backup withholding unless such DCP shareholder (i) provides a correct TIN (which, for an individual DCP shareholder, is the DCP shareholder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A DCP shareholder that does not provide a correct TIN may be subject to penalties imposed by the IRS. DCP shareholders may prevent backup withholding by completing and signing the Form W-9 included as part of the letter of transmittal to be used for surrendering stock certificates. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the DCP shareholder’s U.S. federal income tax liability, provided that the required information is given to the Internal Revenue Service in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each DCP shareholder should consult his or her tax advisor as to the shareholder’s qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Management and Operations After the Merger

If the merger is consummated, DCP will cease to be an independent public company and will conduct its business as a wholly owned subsidiary of DentaQuest. As a condition of the merger, officers, managers and directors of DCP and its subsidiary companies will be required to resign from those titles. However, such a resignation will not affect the employment of any employee of DCP or one of its subsidiaries who holds any title with DCP or a DCP subsidiary.  None of the current directors of DCP Holding Company will hold any position with DentaQuest or DCP after the Merger.  The merger agreement provides that the directors and officers of Merger Sub, who have been appointed by DentaQuest, will become the directors and officers of DCP after the Merger.

In the merger agreement DentaQuest has represented its present intention, for at least one year after the merger is completed, to maintain DCP’s corporate headquarters at the Sharonville, Ohio location, and to maintain DCP’s fee schedules and reimbursement rates for proprietary HMO networks for dental providers in effect immediately prior to the effective time of the merger. DentaQuest has also represented its present intention to use commercially reasonable efforts to preserve intact DCP’s proprietary dental provider networks as in effect immediately prior to the effective time of the merger (which in no way restricts DentaQuest’s ability to expand those provider networks).

If the merger is consummated, the Common Shares will be deregistered under the Securities Exchange Act of 1934, and DCP will no longer file periodic reports with the SEC.

Conduct of Business Pending the Merger

In the merger agreement, DCP has agreed to certain restrictions on the operation of its business until the earlier of the effective time of the merger and the termination of the merger agreement. In general, DCP and its subsidiaries will carry on their businesses in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve substantially intact their current organization, business and franchise and preserve their rights, franchises, goodwill and relationships with customers, lenders, suppliers, providers, insureds, regulators and others having business relationships with DCP and its subsidiaries. In addition, except as otherwise provided in the merger agreement, as required by law, or consented to in writing by DentaQuest, DCP and its subsidiaries will:

●	preserve and maintain all of their material permits and otherwise operate their business in compliance with all applicable laws in all material respects;

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●

deliver to DentaQuest (i) financial statements filed by DCP and its subsidiaries with any governmental authority, including copies of material correspondence relating to any such financial statements; (ii) any documents DCP files with the SEC and copies of material correspondence relating to any those filings; and (iii) any financial statements (including monthly financial statements), reports, plans or budgets prepared for or used by the management of DCP or its subsidiaries in the conduct, management or operation of their business;

●	defend and protect its properties and assets from infringement or usurpation in accordance with the ordinary course of business;

●	maintain its books and records in accordance with past practice;

●

not implement actuarially based rate increases and not reduce rates, extend existing policy terms, or accelerate renewals with respect to any insurance contract, except in the ordinary course of business;

●

not enter into, adopt, amend or terminate any contract relating to the compensation or severance of any employee, consultant, or independent contractor of DCP or its subsidiaries except in the ordinary course of business or to the extent required by law or any existing contracts;

●

not take any action which would be reasonably likely to result in (a) the realization of any gross capital loss or losses in an amount of $50,000 or more, or (b) an adverse impact on its surplus in an amount of $50,000 or more, except in the ordinary course of business in each case;

●	not license (other than in the ordinary course of business), transfer, assign, sell, or otherwise encumber any intellectual property owned by DCP;

●

not make, change or rescind any tax election, amend any income tax return or other material tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the tax liability or materially reducing any tax asset of DCP or any of its subsidiaries in respect of any post-closing tax period;

●

not take or permit any action that would cause an event, occurrence or development that would reasonably be expected to have a material adverse effect on DCP’s ability to consummate the transactions contemplated by the merger agreement;

●	not amend the organizational documents, or split, combine or reclassify any capital stock or other equity interests, of DCP or any of its subsidiaries;

●

not issue, sell or dispose of any of the capital stock, membership interests or other equity interests of DCP or any of its subsidiaries, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock, membership interests or other equity interests, of DCP or any of its subsidiaries;

●

not declare or pay any dividends or distributions on or in respect of any of the capital stock or other equity interests of DCP or any of its subsidiaries, or redeem, purchase or acquire any of its capital stock or other equity interests, except in the ordinary course of business or as provided in the merger agreement;

●

not take or permit any action that would cause a material change in any method of accounting or accounting practice, except as required by GAAP or, if applicable, SAP, or as disclosed in the notes to the financial statements;

●

not take or permit any action that would cause a material change in DCP’s or any of its subsidiaries’ cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

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●

not increase compensation to any service provider or increase, amend or terminate any existing employee benefit plan or arrangement or contract for employment, or adopt any new employee benefit plan or arrangement;

●	not transfer, assign, sell or otherwise dispose of any assets of DCP or any of its subsidiaries, except in the ordinary course of business;

●

not transfer, assign, or grant any license or sublicense (except as conducted in the ordinary course of business) of any material rights under or with respect to DCP’s intellectual property or intellectual property agreements;

●	not accelerate, terminate, materially modify or cancel any material contract;

●	not make any material capital expenditures in excess of $50,000;

●	not enter into a new line of business or abandon or discontinue existing lines of business;

●

not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, or file or consent to the filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law;

●	not acquire a substantial portion of the assets or stock of any business or any person or any division thereof;

●

make no material change in accounting, actuarial, pricing, investment, reserving, reinsurance, underwriting, risk retention or claims administration policies, practices, procedures, methods, assumptions, or principles, except as required by GAAP, or applicable law.

Conditions to Completion of the Merger

The obligations of each of DCP, DentaQuest, and DentaQuest’s acquisition subsidiary to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the closing of each of the following conditions:

●	the merger agreement having been duly approved by DCP shareholders;

●

the absence of any law, executive order, ruling, injunction, or other order (whether temporary, preliminary or permanent) by a governmental entity of competent jurisdiction that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger; and

●	DCP and DentaQuest having obtained all governmental consents, approvals and authorizations required to consummate the merger.

The obligations of DentaQuest and its acquisition subsidiary to consummate the merger are further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the closing of each of the following conditions:

●

the representations and warranties of DCP relating to its existence, good standing, capital structure, corporate power and authority, title to assets and brokers and other advisors being true and correct in all respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of the date of the closing (except to the extent expressly made as of a specific date);

●

the representations and warranties of DCP relating to permits, employee benefits, employee matters, taxes, insurance regulatory matters and compliance with privacy laws being true and correct in all material respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of the date of the closing (except to the extent expressly made as of a specific date);

●

each of the representations and warranties of DCP other than those referred to in the first two bullets above being true and correct in all respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of the date of the closing (except to the extent expressly made as of a specific date), except where the failure of any those representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

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●	DCP having performed in all material respects all of its obligations under the merger agreement on or prior to the date of the closing;

●

there not having been any event, occurrence, fact, condition or change that is, or could reasonably be expected to be, materially adverse to DCP’s business or the ability of DCP to consummate the merger during the period between the date of signing the merger agreement and the date of closing;

●	DCP having executed and delivered certain certificates, documents and agreements to DentaQuest at closing;

●	the continued employment of certain DCP officers and employees;

●	holders of not more than 7% of the outstanding Common Shares as of the effective time of the merger having exercised their statutory dissenters’ appraisal; and

●

DCP and DentaQuest having agreed in writing on the need for an adjustment to the merger consideration, and the amount of any such adjustment, as a result of the operation of DCP during the period between the signing of the merger agreement and the date of closing.

The obligations of DCP to consummate the merger are further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the closing of each of the following conditions:

●

the representations and warranties of DentaQuest and DentaQuest’s acquisition subsidiary relating to existence, good standing, corporate power and authority, financial capability, post-closing operations, tax matters and brokers and other advisors being true and correct in all respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of such date (except to the extent expressly made as of a specific date);

●

each of the representations and warranties of DentaQuest and DentaQuest’s acquisition subsidiary other than the representations and warranties referred to in the first bullet above being true and correct in all respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of such date (except to the extent expressly made as of a specific date), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DCP’s ability to consummate the transactions contemplated by the merger agreement;

●	DentaQuest and DentaQuest’s acquisition subsidiary having performed in all material respects all of their obligations under the merger agreement on or prior to the date of the closing;

●	DentaQuest having executed and delivered the paying agent agreement;

●	DentaQuest having executed and delivered certain certificates, documents and agreements to DCP at closing; and

●

DCP and DentaQuest having agreed in writing on the need for an adjustment to the merger consideration, and the amount of any such adjustment, as a result of the operation of DCP during the period between the signing of the merger agreement and the date of closing.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger (except as set forth below) by giving written notice to the other parties, under the following circumstances:

●	by mutual written agreement of DCP and DentaQuest;

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●	by either DCP or DentaQuest if:

o

the merger has not been consummated on or before September 30, 2019, except that this right to terminate the merger agreement will not be available to DCP or DentaQuest if its failure to fulfill any of its obligations under the merger agreement resulted in the failure to consummate the merger by September 30, 2019;

o

the expiration date will automatically be extended to November 30, 2019, if all closing conditions have been satisfied other than the applicable governmental approvals upon notification by one party to the other party prior to September 30, 2019 of the notifying party’s election to extend the date to November 30, 2019;

o

any final and non-appealable U.S. governmental order enjoins, prevents or prohibits to consummation of the merger; except that this right to terminate the merger agreement will not be available to DCP or DentaQuest if its failure to fulfill any of its obligations under the merger agreement resulted in the governmental order enjoining, preventing or prohibiting the consummation of the merger; or

o	the merger agreement has been submitted to the DCP shareholders for approval at the special meeting and DCP shareholders vote not to approve it; or

●	by DentaQuest if:

o

the DCP Board changes its recommendation in favor of approval of the merger agreement, or DCP commits a material breach of its obligation not to solicit other acquisition offers or its obligation to hold a special meeting of shareholders;

o

DCP breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (a) would give rise to the failure of a condition to the obligation of DentaQuest to consummate the merger and (b) is incapable of being cured by September 30, 2019, or has not been cured by DCP within thirty days after DCP’s receipt of written notice of such breach from DentaQuest; or

o	If DCP breaches any of its obligations to consummate the merger, and after discovery DCP fails to take appropriate actions to remedy the breach; or

●	by DCP if:

o

DentaQuest breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (a) would give rise to the failure of a condition to the obligations of DCP to consummate the merger and (b) is incapable of being cured by September 30, 2019, or has not been cured by DentaQuest within thirty days after DentaQuest’s receipt of written notice of such breach from DCP; or

o

DentaQuest does not institute appropriate proceedings seeking to vacate, overturn or terminate any U.S. governmental order that would prevent the consummation of the merger within 30 days of the order being in effect, and then fails to institute appropriate proceedings within ten days after DCP notifies DentaQuest of DCP’s intent to terminate the merger agreement because of DentaQuest’s failure to do so.

DCP may also terminate the merger agreement if, prior to approval of the merger agreement by the DCP shareholders, DCP receives a bona fide Company Acquisition Proposal (as defined in the merger agreement) that the DCP Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal (as defined in the merger agreement) and that the failure to change its recommendation in favor of the merger or terminate the merger agreement to enter into an acquisition agreement with respect to the Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Before terminating the merger agreement, DCP must give notice to DentaQuest, negotiate in good faith with DentaQuest to make adjustments to the terms of the merger agreement, consider in good faith any changes to the merger agreement offered by DentaQuest, and (if DCP determines not to accept the offered changes) pay a $2,000,000.00 termination fee.

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Termination Fee

DCP must pay DentaQuest a termination fee of $2,000,000 in the following circumstances:

●

the merger agreement is validly terminated by DCP to accept a Superior Proposal, subject to the requirements described above, in which case DCP shall make such payment within three business days of such termination;

●

the merger agreement is validly terminated by DentaQuest following a change in DCP’s Board recommendation in favor of approval of the merger agreement, in which case DCP shall make such payment within three business days of such termination; or

●

(a) a Company Acquisition Proposal has been made or proposed to DCP or otherwise publicly announced (and not withdrawn), (b) the merger agreement has been validly terminated by either party due to either the merger not being consummated by September 30, 2019 (or the expiration of any extension period) or DCP shareholders have failed to approve the merger agreement, and (c) within twelve months following the date of such termination, DCP enters into an agreement for, or otherwise consummates any Company Acquisition Proposal (whether or not it is the same Company Acquisition Proposal referred to in clause (a)), in which case the termination fee must be paid within three business days of the date on which DCP enters into the acquisition agreement or consummates the Company Acquisition Proposal.

DentaQuest must pay a $1,400,000 termination fee to DCP if (a) the merger agreement has been validly terminated by either DCP or DentaQuest due to the merger not being consummated by September 30, 2019 (or the expiration of any extension period) or a final and non-appealable U.S. governmental order enjoins, prevents or prohibits to consummation of the merger, (b) at the time of such termination, all conditions to consummation of the merger other than governmental approvals have been satisfied and (c) DentaQuest has failed to perform all of its obligations relating to obtaining governmental approvals. DentaQuest must pay its termination fee to DCP no later than three business days following the termination of the merger agreement.

If either party receives a termination fee from the other party in accordance with the terms of the merger agreement, such payment will be the sole and exclusive remedy of the receiving party against the paying party and the receiving party will have no further liability with respect to the merger agreement or the transactions contemplated by the merger agreement to the paying party or its affiliates. In no event will a party be required to pay a termination fee on more than one occasion. If either party fails to pay a termination fee when due, that party will also be required to pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to payment in connection with legal action to enforce the merger agreement that results in a judgment for such amount against the party failing to promptly pay the termination fee.

Expenses

Subject to certain exceptions, including payment of a termination fee as discussed above, each party must pay its own fees and expenses incurred in connection with the transactions contemplated by the merger agreement.

Amendment and Waiver

The merger agreement may only be amended or modified by a written agreement among the parties.

At any time prior to the effective time of the merger, certain conditions of the merger may be waived by DCP or DentaQuest. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Dissenters’ Appraisal Rights

If the merger agreement is adopted by DCP’s shareholders, DCP shareholders who do not vote in favor of or consent to the merger proposal and who properly demand payment of the fair cash value of their shares in accordance with the OGCL are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL.

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The following is a summary of the principal steps a shareholder must take to perfect dissenting shareholders’ rights under the OGCL. This summary is qualified by reference to the full text of Sections 1701.84 and 1701.85 and other provisions of the OGCL. Any DCP shareholder contemplating exercise of dissenting shareholders’ rights is urged to review carefully the provisions of Sections 1701.84 and 1701.85 and to consult an attorney because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of Sections 1701.84 and 1701.85 is attached as Appendix C to this proxy statement.

To perfect dissenting shareholders’ rights, a dissenting DCP shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85 of the OGCL:

●

Must be a shareholder of record. A dissenting shareholder must be a record holder of Common Shares on May 10, 2019, the record date for determining those shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenting shareholders’ rights, any person who beneficially owns Common Shares that are held of record by a bank, broker or other holder of record and who desires to exercise dissenting shareholders’ rights must, in all cases, instruct the record holder of the Common Shares to satisfy all of the requirements outlined under Section 1701.85 of the OGCL. DCP may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder shall provide the evidence within a reasonable time to DCP, but not sooner than 20 days after receipt of DCP’s written request.

●

Does not vote in favor of adopting the merger agreement. A dissenting shareholder must not vote his, her or its Common Shares in favor of the proposal to approve and adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to DCP signed but not marked to specify voting instructions will be voted in favor of the proposal to approve and adopt the merger agreement and will constitute a waiver of dissenting shareholders’ rights.

●

File a written demand. Before the shareholder vote on the adoption of the merger agreement, any shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon DCP for the fair cash value of Common Shares held by him, her or it. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of Common Shares held by the shareholder. Voting against the adoption of the merger agreement does not satisfy the requirement of a written demand to DCP as required by Section 1701.85 of the OGCL.

●

Deliver certificates for placement of a legend. If DCP sends a request to the dissenting shareholder at the address specified in the dissenting shareholder’s demand, the dissenting shareholder must submit his, her or its DCP stock certificates to DCP within 15 days from the date of the sending of such request for endorsement of a legend thereon by DCP that a demand for the fair cash value of Common Shares has been made. Such a request is not an admission by DCP that a dissenting shareholder is entitled to relief. DCP will promptly return the endorsed DCP stock certificates to the dissenting shareholder. At the option of DCP, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, a dissenting shareholder who fails to deliver his, her or its DCP stock certificates upon request may have his, her or its dissenting shareholder’s rights terminated, unless a court, for good cause shown, otherwise directs.

DCP and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shareholder’s Common Shares. If DCP and any dissenting shareholder cannot agree upon the fair cash value of Common Shares, then either DCP or the dissenting shareholder may, within three months after service of the dissenting shareholder’s demand for the fair cash value of Common Shares, file a petition in the Court of Common Pleas of Hamilton County, Ohio, for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the fair cash value of Common Shares. If the Court finds that the dissenting shareholder is entitled to be paid the fair cash value of his, her or its shares, the Court may appoint one or more appraisers to receive evidence and to recommend a decision as to the amount of such fair cash value. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the Court, will be assessed or apportioned as the Court considers equitable.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the special meeting to vote on the adoption of the merger agreement. The amount of the fair cash value excludes any appreciation or depreciation in market value of Common Shares resulting from the merger, any premium associated with control of DCP, or any discount for lack of marketability or minority status. The fair cash value of Common Shares may be higher, the same as, or lower than the value that shareholders would be entitled to receive under the terms of the merger agreement.

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Payment of the fair cash value must be made within 30 days after the later of the final determination of that value or the closing date of the merger. Any such payment with respect to Common Shares represented by certificates will be made only upon simultaneous surrender to DCP of the DCP stock certificates for which the payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its Common Shares will terminate (and the dissenting shareholder will only be entitled to receive the merger consideration) if:

●	the dissenting shareholder has not complied with Section 1701.85 of the OGCL, unless the DCP Board agrees to waive such failure;

●	the merger is abandoned or is finally enjoined or prevented from being carried out, or shareholders rescind their adoption of the merger agreement;

●	the dissenting shareholder withdraws his, her or its demand with the consent of the DCP Board; or

●

the dissenting shareholder and DCP have not agreed on the fair cash value per share and neither has filed or joined in a timely complaint in the Court of Common Pleas of Hamilton County, Ohio, requesting a determination of fair cash value within three months after the dissenting shareholder delivered his, her or its demand for fair cash value to DCP.

If a DCP shareholder gives his, her or its demand under Section 1701.85 of the OGCL, all other rights accruing as a holder of Common Shares, including voting and dividend or distribution rights, will be suspended as of the effective time of the merger until DCP purchases the shares, or the DCP shareholder’s right to receive the fair cash value of such shares is otherwise terminated. All shareholders of record immediately before the effective time of the merger, whether or not they exercise dissenters’ rights, will be entitled to receive the special dividend.

ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, DCP is seeking a non-binding, advisory shareholder approval of the compensation of DCP’s named executive officers that is based on or otherwise relates to the merger as disclosed in this proxy statement in the section entitled “‘Proposal to Approve the Merger Agreement and the Merger – Summary of Merger-Related Compensation Arrangements.” The proposal gives DCP shareholders the opportunity to express their views on the merger-related compensation of DCP’s named executive officers.

Accordingly, DCP is requesting that DCP shareholders adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to DCP’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed in the section entitled ‘Proposal to Approve the Merger Agreement and the Merger – Summary of Merger-Related Compensation Arrangements,’ are hereby APPROVED.”

Approval of this proposal is not a condition to the consummation of the merger, and the vote with respect to this proposal is advisory only and will not be binding on DCP. If the merger is consummated, the merger-related compensation may be paid to DCP’s named executive officers to the extent payable in accordance with the terms of the merger agreement and employment arrangements even if DCP shareholders fail to approve the advisory vote regarding merger-related compensation.

DCP’s Board recommends that shareholders vote “FOR” the advisory compensation proposal.

If you submit your proxy, but do not indicate instructions to vote your Common Shares for, against or abstain on the advisory compensation proposal, your shares will be voted “FOR” the advisory compensation proposal.

Approval of the non-binding, advisory compensation proposal requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the special meeting. If you mark “abstain” on your proxy card, it will have the same effect as a vote against the proposal. If you fail to submit a proxy card and to vote in person at the special meeting, it will have no effect on the proposal.

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VOTE ON ADJOURNMENT OF THE SPECIAL MEETING

If, at the special meeting, the number of Common Shares present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, DCP intends to ask its shareholders to vote to adjourn the special meeting to another time or place to allow for the solicitation of additional proxies to approve the merger proposal. In this event, DCP will request that the shareholders vote on the adjournment proposal and not the merger proposal. DCP does not intend to call a vote on the adjournment proposal if the merger proposal has been approved at the special meeting.

Accordingly, DCP is asking its shareholders to authorize the holder of any proxy solicited by DCP Board, and each of them individually, to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies. If DCP requests a vote on the adjournment proposal and DCP shareholders approve this proposal, DCP could adjourn the special meeting and use this additional time to solicit proxies from its shareholders, including those shareholders who have previously voted.

If DCP adjourns the special meeting for 30 days or less, DCP will not set a new record date and will announce prior to adjournment the date, time, and location at which the special meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting and will be voted in accordance with the shareholder’s instructions and, if no contrary instructions are given, for the merger agreement proposal.

Any adjournment will permit DCP to solicit additional proxies and will permit a greater expression of the views of DCP’s shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the merger agreement because an adjournment will give DCP additional time to solicit favorable votes and increase the chances of approving those proposals. DCP has no reason to believe that an adjournment of the special meeting will be necessary at this time.

DCP’s Board recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary.

If you submit your proxy, but do not indicate instructions to vote your Common Shares for, against or abstain on the adjournment proposal, your shares will be voted “FOR” the adjournment proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the special meeting, whether or not a quorum is present. If you mark “abstain” on your proxy card, it will have the same effect as a vote against the proposal. If you fail to submit a proxy card and to vote in person at the special meeting, it will have no effect on the proposal.

ABOUT DCP HOLDING COMPANY

Business

Headquartered in Cincinnati, Ohio, and doing business as The Dental Care Plus Group, DCP Holding Company offers HMO, PPO and indemnity plans for dental care services and vision benefit plans to employer groups of all sizes in Ohio, Kentucky and Indiana. DCP offers low cost dental PPO plans to individuals and small groups on the FFM exchanges and individual dental HMO and dental PPO plans in Ohio, Kentucky, Indiana, Michigan and Tennessee. As of December 31, 2018, DCP had approximately 376,700 members in its dental benefit plans and approximately 41,500 members in its vision benefit plans. DCP markets its products through a network of independent brokers and consultants.

DCP Holding Company is the parent holding company for wholly owned subsidiaries Dental Care Plus, Inc., Insurance Associates Plus, Inc., and Adenta, Inc. A majority of DCP’s Common Shares are owned by providers who also participate in one or more of our networks.

Additional information about DCP and its subsidiaries is included in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

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Market for Equity

There is no established public trading market for the Class A, Class B or Class C Common Shares. In addition, there are significant restrictions contained in DCP’s Code of Regulations on the ability to transfer the Common Shares. DCP’s articles of incorporation and code of regulations provide that shareholders have the right to have DCP redeem their Common Shares at book value. The book value per Common Share was $1,355 at December 31, 2018.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

If the merger occurs, there will be no DCP annual meeting of shareholders for 2019. However, if the merger is not consummated, DCP expects to hold its 2019 annual meeting in accordance with its current governing documents and as required under Ohio law.

If DCP holds a 2019 annual meeting of shareholders, any shareholder proposals intended to be presented at the annual meeting must be received by DCP’s Corporate Secretary at 100 Crowne Point Place, Sharonville, Ohio, 45241-5427 on or before May 24, 2019, for inclusion in DCP’s proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in DCP’s proxy statement for the 2019 Annual Meeting of Shareholders, the proxies named in the management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless DCP receives notice of the matter to be proposed not later than August 7, 2019. If DCP holds its 2019 annual meeting and the date of the meeting is not within thirty days of October 24, 2019 (the first anniversary of the 2018 DCP annual meeting), then notice of a shareholder proposal shall be timely if given no later than ten calendar days following the first date upon which public disclosure of the date of the 2019 annual meeting is made. Even if proper notice is received, the proxies named in DCP’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising the shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

WHERE YOU CAN FIND MORE INFORMATION

DCP files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. DCP’s SEC filings are available to the public at the Internet website maintained by the SEC at https://www.sec.gov. You may also retrieve reports DCP files with the SEC at DCP’s Internet website at https://www.dentalcareplus.com/ under the heading “About Us” and then under the heading “Shareholders” in the menu. The information contained on our Internet website, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference into this proxy statement.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC’s rules allow DCP to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement from the date those documents are filed, except for any information superseded by information contained directly in this proxy statement. DCP has filed the documents listed below with the SEC under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):

●	Annual Report on Form 10-K for the year ended December 31, 2018; and

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

All documents that DCP files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements (other than information in such documents that is furnished and not deemed to be filed) shall also be deemed to be incorporated by reference into this proxy statement from the date of filing of those documents.

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You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference into this proxy statement are also available from DCP without charge, excluding all exhibits unless specifically incorporated by reference into such documents. Shareholders may obtain any and all documents incorporated by reference into this proxy statement, including documents filed subsequent to the date of this proxy statement up to the date that we respond to your request, without charge, by requesting them in writing or by telephone from DCP at the following address and telephone number:

DCP Holding Company

Attention: Robert C. Hodgkins, Jr.

President, Chief Executive Officer and Chief Financial Officer

100 Crowne Point Place

Cincinnati, Ohio 45241

Telephone: (513) 554-1100

If you would like to request documents, please do so by June 7, 2019 to receive them before the special meeting. If you request any incorporated documents, DCP undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the appendices attached hereto or the information incorporated by reference herein, to vote your DCP Common Shares at the special meeting. DCP has not authorized anyone to provide you with information that differs from that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement is dated May 21, 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

By Order of the Board of Directors

ROBERT C. HODGKINS, JR.
President, Chief Executive Officer and Chief Financial Officer

Sharonville, Ohio

May 21, 2019

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APPENDIX A

Merger Agreement

______________________________________________________________________________

Agreement and Plan of Merger

____________________________________________________________________________________

by and among

DentaQuest, LLC, as Buyer

Crown Acquisition Sub, Inc., as Merger Sub

and

DCP Holding Company, as the Company

Dated as of March 12, 2019

______________________________________________________________________________

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

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2.28	Compliance with Healthcare Laws	32
2.29	Compliance with Privacy Laws	34
2.30	Compliance with Laws	36
2.31	Company Products and Company Technology	36

ARTICLE III.	Representations and Warranties CONCERNING Buyer	39

3.01	Existence; Good Standing; Authority; Execution	39
3.02	No Conflict; Consents	39
3.03	Proxy Statement	39
3.04	Financial Capability	39
3.05	Legal Proceedings	40
3.06	Post-Closing Operations	40
3.07	Certain Tax Matters	40
3.08	Brokerage	40

ARTICLE IV.	Covenants AND AGREEMENTS	40

4.01	Conduct of the Business	40
4.02	Company Acquisition Proposal	42
4.03	Stockholders Approval	45
4.04	Access to Information	46
4.05	Notice of Developments	46
4.06	Resignations	47
4.07	Approvals and Consents	47
4.08	Closing Conditions	49
4.09	Lease Renewal	49
4.10	Further Assurances	49
4.11	Public Announcements	49
4.12	Plan Terminations	49
4.13	SEC De-registration	49
4.14	Review Period Adjustment Process	50
4.15	Representation and Warranty Insurance	50
4.16	Director and Officer Indemnification and Insurance	50
4.17	Merger Sub	50
4.18	Section 280G Approval	51
4.19	Notices to Governmental Authorities	51
4.20	401(k) Plan Matters; Other Benefit Plan Matters	51

ARTICLE V.	CONDITIONS TO the merger	52

5.01	Conditions to the Obligations of Each Party to Effect the Merger	52
5.02	Additional Conditions to Obligations of Buyer and Merger Sub	52
5.03	Additional Conditions to Obligations of the Company	55

ARTICLE VI.	Termination	56

6.01	Termination	56
6.02	Effect of Termination	58
6.03	Termination Fees	58

ARTICLE VII.	SURVIVAL	59

ARTICLE VIII.	Definitions	60

8.01	Definitions	60

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ARTICLE IX.	Miscellaneous	76

9.01	Notices	76
9.02	Interpretation	76
9.03	Counterparts	76
9.04	Entire Agreement; Nonassignability; Parties in Interest	77
9.05	Severability	77
9.06	Governing Law; Waiver of Jury Trial	77
9.07	Rules of Construction	78
9.08	Enforcement	78
9.09	Amendment; Waiver	78

List of Exhibits:

Exhibit A-1	–	DE Certificate of Merger
Exhibit A-2	–	OH Certificate of Merger
Exhibit B	–	Financial Statement and Working Capital Principles
Exhibit C	–	Paying Agent Agreement
Exhibit D	–	Letter of Transmittal
Exhibit E	–	Terms of R&W Insurance Policy
Exhibit F	–	FIRPTA Certificate
Exhibit G	–	List of Employees (Section 5.02(e))
Exhibit H	–	List of Employees (Section 5.02(f))
Exhibits I-1 and I-2	–	Forms of Retention Bonus Agreement and Non-Competition Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of March 12, 2019, by and among DentaQuest, LLC, a Delaware limited liability company (“Buyer”), Crown Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and DCP Holding Company, an Ohio corporation (the “Company”). Buyer, Merger Sub, and the Company are sometimes individually referred to as a “Party” and collectively as the “Parties.” Unless otherwise provided, capitalized terms used herein are defined in ARTICLE VIII below.

RECITALS

WHEREAS, Buyer, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Ohio Revised Code, as amended (the “ORC”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has carefully reviewed and considered the terms and conditions of this Agreement and has determined that the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are advisable to, and in the best interests of, the Company and the holders of Company Stock (the “Stockholders”);

WHEREAS, the Company Board (i) has approved and adopted the terms and conditions of this Agreement, (ii) has resolved to submit this Agreement to the Stockholders for their adoption by the consents and approvals required under the ORC and the Company’s articles of incorporation, and (iii) recommends that the Stockholders approve and adopt this Agreement; and

WHEREAS, the Board of Managers of Buyer and Board of Directors of Merger Sub have approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereunder, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.     THE MERGER

1.01     The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL and the ORC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger.

1.02     Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on a date as soon as practicable, but no later than two (2) Business Days, after the satisfaction or waiver of each of the conditions set forth in ARTICLE V hereof (except for those which are by their nature satisfied at the Closing), or at such other time as the Parties agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 500 Eighth Street, NW, Washington, DC 20004, or at such other location as the Parties agree. The Surviving Corporation shall (i) duly execute a certificate of merger in the form attached hereto as Exhibit A-1 (the “DE Certificate of Merger”) and file the DE Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) duly execute a certificate of merger in the form attached hereto as Exhibit A-2 (the “OH Certificate of Merger”) and file the OH Certificate of Merger with the Secretary of State of the State of Ohio in accordance with the ORC. The Merger shall become effective (the “Effective Time”) at the later to occur of (i) such time as the DE Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and (ii) such time as the OH Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio.

1.03     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the DE Certificate of Merger, the OH Certificate of Merger, the DGCL and the ORC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04     Articles of Incorporation and By-Laws. Immediately after the Effective Time, it is expected that the board of directors of the Surviving Corporation will (i) cause articles or certificates of conversion to be filed in Delaware and Ohio in order to convert the jurisdiction of incorporation of the Surviving Corporation to Delaware and (ii) amend and restate the by-laws of the Surviving Corporation to read and become the same as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the terms of the articles of incorporation of the Surviving Corporation or the terms of such by-laws.

1.05     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

1.06     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other party:

(a)     Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of capital stock of Merger Sub are so converted shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(b)     Cancellation of Treasury Stock. Notwithstanding Section 1.06(c), each share of Company Stock owned by the Company shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)     Conversion of Company Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, without any action on the part of any Equityholder or any other Person, each share of Company Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Stock to be cancelled pursuant to Section 1.06(b) and any Dissenting Shares, will be cancelled and extinguished and automatically converted into the right to receive from Buyer an amount equal to (i) the amount set forth in the Consideration Spreadsheet for each Stockholder; plus (ii) any additional amounts payable in respect of such share when, as and if paid pursuant to the terms of this Agreement.

1.07     Treatment of RSUs. Prior to the Effective Time, the Company shall take all actions necessary, if any, to provide that, at or immediately prior to the Effective Time, each restricted share unit granted or issued pursuant to any Plan that is outstanding immediately prior to the Effective Time and that became vested prior to, or the vesting of which will accelerate at, the Effective Time, in either case as required by the terms of the applicable award agreement as in effect on the date hereof (collectively, the “RSUs”) shall be converted automatically into the right to receive from the Company at or promptly after the Effective Time solely an amount in cash equal to the amount payable for such RSUs as set forth on the Consideration Spreadsheet; provided that for any such RSU that constitutes deferred compensation within the meaning of Section 409A of the Code, such amount shall be paid subject to the terms of the applicable Plan. Any additional amounts of Merger Consideration payable in respect of such RSUs will be paid when, as and if paid to holders of Company Stock pursuant to the terms hereof. All consideration to be received by the holders of RSUs pursuant to this Section 1.07 shall be paid by Buyer to the Surviving Corporation and shall be paid by the Surviving Corporation, net of any applicable Taxes withheld pursuant to Section 1.15, to the holders of RSUs as compensation.

1.08     Closing Consideration and Adjustments to Merger Consideration.

(a)     Closing Consideration. The portion of the Merger Consideration to be paid by Buyer at the Closing hereunder (the “Closing Consideration”) shall consist of the following:

(i)     the Merger Consideration;

(ii)     decreased by the Indebtedness of the Company immediately prior to the Closing, if any (the “Closing Date Indebtedness”);

(iii)     decreased by the Unpaid Company Transaction Expenses immediately prior to the Closing (the “Closing Expenses”); provided, however, that the term “Closing Expenses” shall exclude (x) all items or amounts described in clauses (ii) and (iii) of the definition of Extraordinary Dividend Reduction Items, (y) all items or amounts constituting Indebtedness and (z) all items or amounts required to repay the Sharonville Mortgage and the related interest rate swap; and

(iv)     decreased by the adjustment agreed upon by the Parties (the “Review Period Adjustment”) caused by or arising from the Company’s failure to perform its obligations under Section 4.01 during the period from the Pre-Closing Date to the Closing Date (such period being the “Review Period”).

(b)     Immediately prior to the Closing, DCP shall distribute cash in the amount of the Extraordinary Dividend to the Company. The Extraordinary Dividend shall not reduce or otherwise be deducted from the Merger Consideration or the Closing Consideration.

(c)     Immediately prior to the Closing, the Company shall distribute cash in the amount of the Stockholder Dividend to the Equityholders. The Stockholder Dividend shall not reduce or otherwise be deducted from the Merger Consideration or the Closing Consideration.

(d)     On or before the tenth (10th) Business Day of the calendar month during which it is anticipated that the conditions set forth in Article V will be satisfied, the Company shall deliver to Buyer the following:

(i)     consolidated and consolidating balance sheets of the Company and the Subsidiaries of the Company (the “Pre-Closing Balance Sheets”) as of the last day of the immediately preceding calendar month (the “Pre-Closing Date”) setting forth the calculations of the assets, liabilities, and owners’ equity of the Company and the Subsidiaries of the Company on a consolidated and consolidating basis;

(ii)     the underlying calculations and a statement of the Working Capital of the Unregulated Company Group as of the Pre-Closing Date (the “Pre-Closing Working Capital”) and a spreadsheet (the “Consideration Spreadsheet”) based upon the Pre-Closing Balance Sheets that sets forth:

(A)     the holders or payees of all Closing Date Indebtedness and wire instructions therefor;

(B)     the holders or payees of all Closing Expenses and wire instructions therefor;

(C)     the names and addresses (including email addresses) of all holders of Company Stock and the number of shares of Company Stock held by such Persons;

(D)     the names and addresses (including email addresses) of all holders of RSUs and the current employment status of each RSU holder;

(E)     detailed calculations of the Closing Consideration payable at Closing; and

(F)     the amount payable to each holder of Company Stock and RSUs of the Closing Consideration.

The Parties agree that Buyer and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article I, and that Buyer and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

(e)     The Pre-Closing Balance Sheets and the Pre-Closing Working Capital shall be prepared and determined in accordance with the principles and methodologies that were used in the preparation of the Financial Statements and take into account the payment of the Extraordinary Dividend and the Stockholder Dividend. Exhibit B to this Agreement (Financial Statement and Working Capital Principles) contains (i) the December 31, 2018 financial statements of the Company and the Subsidiaries of the Company, (ii) pro forma calculations of the Company and Subsidiary balance sheets, Extraordinary Dividend, Stockholder Dividend and the Working Capital of the Unregulated Company Group based upon December 31, 2018 financial statements of the Company and the Subsidiaries of the Company and (iii) a pro forma calculation of the Closing Consideration.

(f)     During the five (5) day period following delivery of the statement of the Pre-Closing Working Capital, Buyer and its advisors, including its independent auditors, shall be permitted to review, and the Company shall promptly make available, the books, records and workpapers of the Company relating to the calculation of the Pre-Closing Working Capital. The statement of the Pre-Closing Working Capital shall become final and binding upon the Parties on the tenth (10th) day following delivery thereof, unless Buyer gives written notice of its disagreement with the Pre-Closing Working Capital (the “Notice of Disagreement”) to the Company prior to or on such date. The Notice of Disagreement shall specify in reasonable detail the nature of each disagreement so asserted. Any items included in the statement of Pre-Closing Working Capital which are not disputed by Buyer in the Notice of Disagreement (other than items necessary to offset an issue raised in the Notice of Disagreement) shall be deemed agreed to by Buyer.

(g)     If a Notice of Disagreement is delivered, Buyer and the Company shall, during the five (5) day period following such delivery, use their reasonable best efforts to reach agreement with respect to the matters specified in the Notice of Disagreement. If during such five (5) day period the Buyer and the Company are unable to reach such agreement, they shall promptly thereafter cause Grant Thornton LLP (the “Accounting Firm”) to review the relevant portions of this Agreement, the Pre-Closing Balance Sheets, the statement of the Pre-Closing Working Capital, the Notice of Disagreement and the disputed items or amounts for the purpose of calculating the Pre-Closing Working Capital in accordance with this Agreement. In reaching its determination, the only alternatives available to the Accounting Firm will be to (i) accept the position of Buyer, (ii) accept the position of the Company or (iii) determine a position between those two positions. The Accounting Firm shall deliver to Buyer and the Company, as promptly as practicable (but in no event later than ten (10) days from the date of its engagement), a written report setting forth its determination of the disputed items. The Pre-Closing Working Capital as determined pursuant to such report shall be final and binding on the Parties. The fees and expenses of the Accounting Firm shall be borne by Buyer and the Equityholders in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. If the Accounting Firm specifically identified above is unable or unwilling to act as such hereunder, then the “Accounting Firm” for all purposes of this Agreement shall be any other independent public accounting firm reasonably acceptable to Buyer and the Company. Except as expressly provided above with regard to the Accounting Firm, all costs and expenses incurred by the Parties in connection with the matters contemplated by this Section 1.08 shall be borne by the Party incurring such expense.

(h)     During the Review Period, Buyer and its advisors, including its independent auditors, shall be permitted to review in as close to “real time” as practicable, and the Company shall furnish, all books, records, workpapers, ledgers and such other financial, operating and other data and information related to the Company and the Subsidiaries of the Company as Buyer or any of its agents, advisors or other representatives may reasonably request in order to enable Buyer to monitor whether the Company has performed its obligations under Section 4.01 during the Review Period. Buyer shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 1.08(h). If the Company fails to perform the Company’s obligations under Section 4.01 and the Company and Buyer are unable to agree upon the amount of the Review Period Adjustment to the Merger Consideration to compensate Buyer fully for such failure, then the condition set forth in Section 5.02(j) and Section 5.03(e) shall not be satisfied. In such instance (i) neither Buyer nor the Company would be obligated to close the transaction contemplated hereby and (ii) if the Company has failed to perform its obligations under Section 4.01, Buyer shall have all other rights and remedies under the Agreement that may otherwise be available to Buyer as a result of such breach.

1.09     Exchange of Company Certificates.

(a)     Payment. At the Closing, Buyer shall deposit, or shall cause to be deposited, with U.S. Bank National Association (the “Paying Agent”), for the benefit of the Stockholders, a cash amount equal to the Closing Consideration less amounts payable in respect of RSUs as set forth on the Consideration Spreadsheet, (which amount payable in respect of RSUs shall be deposited directly with the Surviving Corporation pursuant to Section 1.07), to be held by the Paying Agent in accordance with the terms of the Paying Agent agreement to be executed at or prior to Closing by Buyer, the Paying Agent and the Company, in substantially the form attached hereto as Exhibit C (the “Paying Agent Agreement”). The Payment Fund shall not be used for any other purpose. The Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Stock for the amounts set forth in the Consideration Spreadsheet.

(b)     Exchange Procedures. Promptly after the Effective Time (and in no event more than five (5) Business Days following the Closing), Buyer shall send, or shall cause the Paying Agent to send, to each Stockholder who is a Stockholder at the Effective Time, whose shares of Company Stock (collectively, such Equityholder’s “Company Certificates”) was converted pursuant to Section 1.06(c) into the right to receive the amount set forth in the Consideration Spreadsheet for the Stockholder, a letter of transmittal and instructions substantially in the form attached hereto as Exhibit D (the “Letter of Transmittal”) and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates to the Paying Agent. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Stock.

(c)     Payments to Non-Registered Holders. If any portion of the Closing Consideration is to be paid to a Person other than the Person in whose name the surrendered Company Stock is registered, it shall be a condition to such payment that: (i) such Company Stock shall be properly endorsed or shall otherwise be in proper form for transfer; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Company Stock or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)     Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Company Stock six (6) months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Company Stock for the Closing Consideration prior to that time shall thereafter look only to Buyer (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Closing Consideration without any interest. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Company Stock for any amounts paid to a Governmental Authority pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

1.10     Payments at Closing for Indebtedness. As of the Closing Date, Buyer shall repay the Closing Date Indebtedness in accordance with the wire instructions set forth in the Consideration Spreadsheet and payoff letters provided by the holders of such Closing Date Indebtedness releasing, in connection with such repayment, any Encumbrances securing such Closing Date Indebtedness.

1.11     Payments at Closing for Company Expenses. As of the Closing Date, Buyer shall provide sufficient funds from the Merger Consideration to the Surviving Corporation to enable the Surviving Corporation to pay the Unpaid Company Transaction Expenses, and the Surviving Corporation shall pay such Unpaid Company Transaction Expenses on the Closing Date.

1.12     Payments to be Made by the Surviving Corporation. As of the Closing Date and thereafter, as applicable, Buyer shall provide sufficient funds from the Merger Consideration to permit the Surviving Corporation to pay RSU holders as set forth on the Consideration Spreadsheet. Upon receipt of such funds, the Surviving Corporation shall pay the payments to RSU holders through payroll. All amounts to be paid pursuant to this Section 1.12 shall be paid to the recipients net of any Taxes or other amounts required to be deducted or withheld under applicable Law.

1.13     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the ORC, but only to the extent required thereby, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Stock who have properly exercised appraisal rights with respect thereto in accordance with the ORC (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Closing Consideration, and holders of such shares of Company Stock shall be entitled to receive payment of the fair value of such shares of Company Stock in accordance with the provisions of the ORC unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the ORC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Stock shall thereupon be treated as if they had been converted into and represent, at the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon. The Company shall give Buyer and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand. Any Stockholder who becomes entitled under the ORC to payment for Dissenting Shares shall receive payment therefor from the Paying Agent (up to the amount set forth in the Consideration Spreadsheet attributable to the Dissenting Shares) and the Surviving Corporation after the amount thereof shall have been agreed upon or finally determined pursuant to the ORC and any such Dissenting Shares shall be cancelled.

1.14     No Further Ownership; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Stock (other than shares to be cancelled pursuant to Section 1.06(b) or Dissenting Shares), the right to surrender his or her Company Certificate in exchange for payment of the applicable Merger Consideration or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Stock pursuant to the ORC, and no transfer of shares of Company Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged as provided for in this Agreement.

1.15     Withholding Rights. Each of the Company, Buyer and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Equityholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, such amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made.

1.16     Tax Consequences. It is intended by the Parties that the Merger shall constitute a taxable stock purchase for U.S. federal income Tax purposes. Neither the Company nor Buyer makes any representation or warranties to the Company or any Equityholder regarding the Tax treatment of the Merger or any transactions contemplated by this Agreement. All such parties must rely solely on their own Tax and legal advisors in connection with this Agreement, the Merger and the other transactions or agreements contemplated by this Agreement. No election under Section 338 of the Code or Section 336 of the Code shall be made in connection with any transaction contemplated by this Agreement.

ARTICLE II.     Representations and Warranties OF THE COMPANY

Except as set forth in the Disclosure Schedule, (each Section of which provides disclosure of information required by or qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, it being understood that any information, item or matter set forth on one section or subsection of the Disclosure Schedule shall be deemed disclosure only with respect to and shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) delivered by the Company to Buyer or by Buyer to the Company, as applicable, on the date hereof (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

2.01     Existence; Good Standing; Authority; Execution.

(a)     Subject to the Stockholder approval described in Section 5.01(a): (i) the Company has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and (ii) the entering into and the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties and all governmental and regulatory consents, authorizations, and approvals have been obtained (including those set forth on Section 5.01(c) of the Disclosure Schedule)) constitutes, and, when executed and delivered by the Company, each Transaction Document will (assuming due authorization, execution and delivery by the other parties thereto) constitute, the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby or thereby is subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors; (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and (C) the Stockholder approval described in Section 5.01(a).

(b)     The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio. The jurisdiction of incorporation or formation, as applicable, of each Subsidiary of the Company is set forth on Section 2.01(b) of the Disclosure Schedule. Each Subsidiary of the Company is duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of such Subsidiary’s jurisdiction of incorporation or formation, as applicable, set forth on Section 2.01(b) of the Disclosure Schedule. Each of the Company and the Subsidiaries of the Company has full requisite corporate or other organizational power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the Stockholder approval described in Section 5.01(a): (i) the execution and delivery by each of the Company and the Subsidiaries of the Company of this Agreement and any other Transaction Document to which it is a party, the performance by each of the Company and the Subsidiaries of the Company of its obligations hereunder and thereunder and the consummation by each of the Company and the Subsidiaries of the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other organizational action on the part of the Company and the Subsidiaries of the Company; (ii) this Agreement has been duly executed and delivered by the Company and the Subsidiaries of the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company and the Subsidiaries of the Company enforceable against the Company and the Subsidiaries of the Company in accordance with its terms. When each other Transaction Document to which the Company or any of the Subsidiaries is or will be a party has been duly executed and delivered by the Company or any of the Subsidiaries of the Company, as applicable (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company or the applicable Subsidiary of the Company enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c)     Each of the Company and the Subsidiaries of the Company has full requisite power (corporate or otherwise) and authority to conduct the Business as it is currently being conducted. Each of the Company and the Subsidiaries of the Company is duly qualified to do business, and is in good standing, in the respective jurisdictions where the character of its assets and properties owned, operated or leased, or the nature of its business, makes such qualification necessary.

(d)     With respect to the Company and each Subsidiary of the Company, copies of the Organizational Documents, all minutes and written consents of the board of directors or board of managers of each such entity since January 1, 2004, and all minutes and written consents of all of the committees of the board of directors or board of managers of each such entity since January 1, 2004, have been Made Available to Buyer and such copies are true and complete as of the date of this Agreement.

(e)     Except for the Subsidiaries of the Company listed on Section 2.03 of the Disclosure Schedule, the Company does not, directly or indirectly, beneficially own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association, or entity that, directly or indirectly, conducts any material activity other than investments in publicly-traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity.

2.02     Capitalization.

(a)     The authorized capital stock of the Company consists of (i) 7,500 Class A Common Shares, without par value; (ii) 120,000 Class B Common Shares, without par value; (iii) 80,000 Class C Common Shares, without par value; (iv) 100,000 Class D Common Shares, without par value; and (v) 100,000 Preferred Shares, without par value, of which 491 Class A Common Shares, 8,554 Class B Common Shares, and 3,521 Class C Common Shares are issued and outstanding and constitute the “Equity Interests”. Each Subsidiary of the Company has the capitalization set forth in Section 2.02(a) of the Disclosure Schedule. All capital stock, membership interests or other equity interests of the Company and each Subsidiary of the Company, as applicable, have been duly authorized, are validly issued, fully paid and non-assessable. The Equity Interests and the issued and outstanding capital stock, membership interests or other equity of the Subsidiaries of the Company, as applicable, are owned of record as set forth on Section 2.02(a) of the Disclosure Schedule.

(b)     All of the Equity Interests and the issued and outstanding capital stock, membership interests or other equity interests of the Subsidiaries of the Company, as applicable, were issued in material compliance with applicable Laws. None of the Equity Interests or the issued and outstanding capital stock, membership interests or other equity interests of the Subsidiaries of the Company, as applicable, were issued in violation of any agreement, arrangement or commitment to which the Company or any Subsidiary of the Company is a party.

(c)     Except as set forth on Section 2.02(c) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the authorized capital stock, membership interests or other equity interests of the Company or the Subsidiaries of the Company, as applicable, or obligating the Company or the Subsidiaries of the Company to issue or sell any capital stock, membership interests or other equity interests of, or any other interest in, the Company or the Subsidiaries of the Company. Except as set forth on Section 2.02(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has outstanding or authorized any equity appreciation, phantom stock, profit participation or similar rights. Except as set forth on Section 2.02(c) of the Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interest or capital stock, membership interests or other equity interests in any Subsidiary of the Company as applicable.

2.03     Subsidiaries. Section 2.03 of the Disclosure Schedule list the Subsidiaries of the Company, listing for each Subsidiary its name, type of entity, capitalization (including the owner’s name and number of units or shares issued) and the jurisdiction and date of its incorporation or organization.

2.04     No Conflict; Consents. Except as set forth on Section 2.04 of the Disclosure Schedule, the execution, delivery and performance by the Company and the Subsidiary of the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)     subject to the Stockholder approval described in Section 5.01(a), materially conflict with or result in a material violation or material breach of, or material default under, any provision of the Organizational Documents of the Company or any Subsidiary of the Company;

(b)     materially conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to the Company or any Subsidiary of the Company;

(c)     require the consent, notice or other action by any Person (including, without limitation, any third party) under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel:

(i)     any Material Contract;

(ii)     any Lease;

(iii)     any Permit materially affecting the properties, assets or Business of the Company or any Subsidiary of the Company;

(iv)     any group of related or similar Contracts, the breach or cancellation of which would be material; or

(v)     notice of privacy practices under HIPAA, website privacy notice or other privacy notice that describes how the Company or any Subsidiary of the Company collects, uses or discloses Personal Data; or

(d)     result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Company or any Subsidiary of the Company. Other than the Governmental Approvals set forth on Section 2.04 of the Disclosure Schedule, no other Governmental Approval, consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

2.05     Financial Statements; Reserves; Statutory Accounting Statements.

(a)     Complete copies of the audited financial statements of the Company and the Subsidiaries of the Company consisting of the balance sheet of the Company and the Subsidiaries of the Company as of December 31 in each of the years 2016 and 2017 and the related statements of income and retained earnings, shareholder’s or member’s equity, as applicable, and cash flow for the years then ended (the “Full-Year Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company and the Subsidiaries of the Company as of December 31, 2018, and the related statements of income and retained earnings, shareholder’s or member’s equity, as applicable, and cash flow for the twelve (12) month period then ended (the “Interim Financial Statements” and, together with the Full-Year Financial Statements, the “Financial Statements”), have been Made Available to Buyer, as have been complete copies of the Quarterly Statements of the Company and the Subsidiaries of the Company for all complete calendar quarters since December 31, 2017. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements of the Company and the Subsidiaries of the Company are based on the books and records of the Company and the Subsidiaries of the Company, and fairly present in all material respects the financial condition of the Company and the Subsidiaries of the Company as of the respective dates they were prepared and the results of the operations of the Company and the Subsidiaries of the Company for the periods indicated. The balance sheet of the Company and the Subsidiaries of the Company as of December 31, 2018, is referred to herein as its “Reference Balance Sheet” and the date thereof as the “Reference Balance Sheet Date.” The Company and the Subsidiaries of the Company maintain a standard system of accounting established and administered in accordance with GAAP.

(b)     The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of the Company and the Subsidiaries of the Company as established or reflected in its Financial Statements or Interim Financial Statements: (a)(i) were determined in accordance with generally accepted actuarial standards consistently applied; (ii) were fairly stated, in all material respects, in accordance with sound actuarial principles; and (iii) were based on actuarial assumptions that are in accordance with those specified in the related Insurance Contracts, and (b) complied with, in all material respects, the requirements of the domiciliary state of the Company and the Subsidiaries of the Company, as applicable, and all other applicable Laws. The Company and the Subsidiaries of the Company own assets that qualify as admitted assets under applicable insurance Laws in an amount at least equal to the sum of its statutory reserves and other similar amounts. The Company has Made Available to Buyer a true and complete copy of each Actuarial Analysis supporting such reserves of the Company or the applicable Subsidiary of the Company.

(c)     The Company has Made Available to Buyer copies of the following statutory statements of DCP together with the exhibits, actuarial opinions, affirmations, certifications, schedules and notes thereto (collectively, the “Insurance Company Statutory Statements”) (i) the annual statements as of and for the annual period ended December 31, 2017, 2016 and 2015, together with the report of such insurance company Subsidiary’s independent auditors thereon and all exhibits, schedules and notes thereto, and (ii) the quarterly statements of its insurance company Subsidiary as of and for the quarterly period ended September 30, 2018, in each case as filed with the Ohio DOI. The Insurance Company Statutory Statements have been derived from the books and records of the Company’s insurance company Subsidiary and have been prepared in accordance with SAP applied consistently throughout the periods involved, and present fairly, in all material respects, the statutory financial position and results of operations of such insurance company Subsidiary, as of their respective dates and for the respective periods covered thereby in accordance with SAP; provided, that the quarterly Insurance Company Statutory Statements (A) are subject to normal year-end adjustments that are not material, individually or in the aggregate, and (B) do not include footnotes. Since December 31, 2015, the insurance company Subsidiary has filed all Insurance Company Statutory Statements. The financial statements included in the Insurance Company Statutory Statements fairly present, in conformity in all material respects with SAP, the statutory financial position of the insurance company Subsidiary at the respective dates thereof, the results of operations of such insurance company Subsidiary for the respective periods indicated, and if applicable, cash flows of the insurance company Subsidiary. No material deficiency has been asserted by any Governmental Authority with respect to any Insurance Company Statutory Statements that has not been resolved prior to the date hereof. Except as indicated therein, all assets that are reflected as admitted assets on the Insurance Company Statutory Statements materially comply with all applicable federal, state and local statutes and regulations regulating the business and products of insurance, including without limitation, for the avoidance of doubt, statutes and regulations regarding prompt payment requirements, provider contracts and commissions and payments to brokers or agents, and all applicable orders and directives of Insurance Regulators (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable in all material respects. All assets that are reflected as admitted assets on the Insurance Company Statutory Statements, to the extent applicable, comply, or will comply, as applicable, in all material respects with all Laws applicable to admitted assets and investments of an insurance company. No material deficiency has been asserted by any Governmental Authority with respect to any of the Insurance Company Statutory Statements that has not been resolved to the satisfaction of the applicable Governmental Authority prior to the date of this Agreement. Each permitted practice utilized in the Insurance Company Statutory Statements is set forth on Section 2.05(c) of the Disclosure Schedule.

2.06     SEC Filings.

(a)     SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2015 (the “Company SEC Documents”). Copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents is the subject of an outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review. None of the Subsidiaries of the Company is required to file or furnish any forms, reports, or other documents with the SEC.

(b)     Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)     Undisclosed Liabilities. Except as set forth in Section 2.06(c) of the Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of a type required to be disclosed as a liability on a balance sheet prepared in accordance with GAAP or SAP, as applicable, other than (i) liabilities or obligations reflected or reserved against in the Company Balance Sheet, the most recent Company SAP Statements or in the respective notes thereto, (ii) liabilities or obligations incurred in the Ordinary Course of Business since the Reference Balance Sheet Date or the date of the most recent Company SAP Statements, (iii) liabilities or obligations arising in connection with the transactions contemplated hereby and (iv) liabilities arising under the executory portion of any Contract to which the Company or any of its Subsidiaries is a party.

2.07     Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Section 2.07 of the Disclosure Schedule, since the Reference Balance Sheet Date and until the date hereof, the Company and the Subsidiaries of the Company have operated in the Ordinary Course of Business in all material respects and, other than in the Ordinary Course of Business, there has not been, with respect to the Company and the Subsidiaries of the Company, any:

(a)     event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     amendment of the Organizational Documents of the Company or any Subsidiary of the Company;

(c)     split, combination or reclassification of any capital stock, membership interests or other equity interests, as applicable, of the Company or any Subsidiary of the Company;

(d)     issuance, sale or other disposition of any of the capital stock, membership interests or other equity interests, as applicable, of the Company or any Subsidiary of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock, membership interests or other equity interests, as applicable, of the Company or any Subsidiary of the Company;

(e)     declaration or payment by the Company or any Subsidiary of the Company of any dividends or distributions on or in respect of any of its capital stock, membership interests or other equity interests, as applicable, or redemption, purchase or acquisition of its capital stock, membership interests or other equity interests, as applicable;

(f)     material change by the Company or any Subsidiary of the Company in any method of accounting or accounting practice, except as required by GAAP or, if applicable, SAP, or as disclosed in the notes to the Financial Statements;

(g)     material change in the Company’s or any Subsidiary of the Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     with respect to any Insurance Contract: reduction of rates; failure to implement actuarially-based rate increases, extension of existing policy terms, acceleration of renewals, or any other action similar to the foregoing;

(i)     bonus or any compensation or salary increase made or granted to any Service Provider, increase made or granted in any employee benefit plan or arrangement, amendment to or termination of any existing employee benefit plan or arrangement or Contract for employment, or adoption of any new employee benefit plan or arrangement;

(j)     transfer, assignment, sale or other disposition by the Company or any Subsidiary of the Company of any of its assets;

(k)     transfer, assignment or grant by the Company or any Subsidiary of the Company of any license or sublicense (except as conducted in the Ordinary Course of Business) of any material rights under or with respect to the Company Intellectual Property or the Company IP Agreements;

(l)     damage, destruction or loss (not covered by insurance) to the property of the Company or any Subsidiary of the Company that is material to the Company or such Subsidiary of the Company and is in excess of $50,000;

(m)     waiver, settlement or compromise of rights or claims;

(n)     acceleration, termination, material modification to or cancellation of any Material Contract;

(o)     any material capital expenditures by the Company or any Subsidiary of the Company in excess of $50,000;

(p)     any transaction with any of their respective current or former directors, officers or employees of the Company or any Subsidiary of the Company;

(q)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(r)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(t)     action to make, change or rescind any Tax election, amend any income Tax Return or other material Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Subsidiary of the Company in respect of any post-Closing Tax period;

(u)     except as required by GAAP, or applicable Law, any material change in the Company’s or any Subsidiary of the Company’s accounting, actuarial, pricing, investment, reserving, reinsurance, underwriting, risk retention or claims administration policies, practices, procedures, methods, assumptions, or principles; or

(v)     any Contract to do any of the foregoing.

2.08     Contracts and Commitments.

(a)     Section 2.08(a) of the Disclosure Schedule lists each of the following Contracts to which the Company or any Subsidiary of the Company is a party (such Contracts, together with all Contracts listed or required to be listed or otherwise disclosed or required to be disclosed in Section 2.09 (Provider, Broker and Insurance Contracts) and Section 2.15(b) (the Company IP Agreements) of the Disclosure Schedule, being “Material Contracts”) that is material to the conduct of the Business:

(i)     each Contract of the Company and the Subsidiaries of the Company, including without any limitation any Contract listed or required to be listed on Sections 2.09 (Provider, Producer and Insurance Contracts) of the Disclosure Schedule and any other agreement with any employee, consultant or independent contractor, that has annual obligations in excess of $200,000 per annum;

(ii)     all Contracts that require the Company or any Subsidiary of the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)     other than the Organizational Documents of the Company and its Subsidiaries and Insurance Contracts, all Contracts that provide for (A) indemnification by the Company or any Subsidiary of the Company of any Person and the potential indemnification obligation exceeds $50,000 or (B) the assumption by the Company or any Subsidiary of the Company of any material Tax, environmental or other Liability of any Person;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)     except for Contracts relating to trade receivables or trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company or any Subsidiary of the Company;

(vi)     all Contracts with any Governmental Authority to which the Company or any Subsidiary of the Company is a party, except for Insurance Contracts issued in the Ordinary Course of Business involving aggregate annual premiums of less than $200,000;

(vii)     all Contracts that limit the ability of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)     any Contracts to which the Company or any Subsidiary of the Company is a party that provides for any joint venture, partnership, joint employer or similar arrangement by the Company or any Subsidiary of the Company;

(ix)     other than Dental Provider Contracts, all Contracts between or among the Company or a Subsidiary of the Company on the one hand and an Equityholder or any Affiliate of an Equityholder on the other hand;

(x)     all collective bargaining agreements or Contracts with any labor union to or by which the Company or any Subsidiary of the Company is a party or is otherwise bound;

(xi)     all Contracts relating to the future disposition (including restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the assets of the Company or any Subsidiary of the Company outside the Ordinary Course of Business (other than this Agreement);

(xii)     all Contracts the terms of which provide that the transactions contemplated under this Agreement will give rise to any form of severance, compensation, accelerated payment, accelerated vesting or other Liability for the Company or any Subsidiary of the Company; and

(xiii)     other than Producer Agreements, all sales promotion, market research, marketing consulting and advertising Contracts (A) to which the Company or any Subsidiary of the Company is a party or otherwise subject, (B) which involve aggregate annual consideration in excess of $100,000, and (C) which cannot be canceled by the Company or any Subsidiary without more than ninety (90) days’ notice.

(b)     Each Material Contract is valid and binding on the Company and the Subsidiaries of the Company, as applicable, in accordance with its terms and is in full force and effect. Neither the Company nor the Subsidiaries of the Company, nor, to the Knowledge of the Company, any other party thereto is in material breach of or material default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or, except for those termed group Contracts described in Section 2.07(n) of the Disclosure Schedule, result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been Made Available to Buyer.

2.09     Provider, Producer and Insurance Contracts.

(a)     The Company has Made Available to Buyer a complete extract of the Dental Provider database. The Company has Made Available to Buyer a 2018 actuarial report that reflects all Insurance Contracts issued by the Company or the applicable Subsidiary of the Company. All Insurance Contracts are in material compliance with applicable Laws.

(b)     Section 2.09(b) of the Disclosure Schedule lists the following Contracts: all network access, third party administrator, and Producer Agreements to which the Company or any Subsidiary of the Company is a party.

(c)     Subject to any terminations rights contained in the Contract, each Contract referenced in Section 2.09(a) is valid and binding on the Company and the Subsidiaries of the Company, as applicable, in accordance with such Contract’s terms and is in full force and effect. Neither the Company and the Subsidiaries of the Company nor, to the Knowledge of the Company, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under) or has provided or received any notice of any intention to terminate, any such Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder.

(d)     Section 2.09(d) of the Disclosure Schedule lists all of the Producers that received annual compensation from the Company and the Subsidiaries of the Company in excess of $200,000 in 2017 or 2018 (as the total amount of such compensation).

2.10     Insurance Issued by the Company and the Subsidiaries of the Company.

(a)     Each Insurance Contract or certificate form, as well as any related application form, written advertising material, and rates or rules currently marketed by the Company and the Subsidiaries of the Company, the use or issuance of which requires filing or approval, has been appropriately filed, and, if required by applicable Law, approved or not objected to by the insurance Governmental Authorities of any state in which such Insurance Contracts, and forms, applications, advertising materials, rates or rules, are required to be filed; except where the failure to be so filed and/or approved would not be reasonably likely to result in the imposition of material penalties.

(b)     All material reported claims which are complete and duly payable have been or will be paid in material compliance with applicable Law, including, without limitation, all claims settlement practice acts, and the terms of the existing policies under which they arose, except for bad-faith claims arising in the Ordinary Course of Business.

(c)     Excluding those Actions relating to claims for payment under the terms of any Insurance Contract of the Company or any Subsidiary of the Company that involve claims within applicable policy limits, there is no Action with respect to which the Company or such Subsidiary of the Company, as applicable, has been served with notice or is pending or, to the Knowledge of the Company, threatened against the Company or such Subsidiary of the Company, as applicable, except for any such Action that individually (i) would not reasonably be expected to result in any Liability or loss to the Company or such Subsidiary of the Company, as applicable, of $100,000 or more and (ii) would not reasonably be expected to have the effect of preventing completion of the transactions contemplated by the Transaction Documents.

(d)     Except as set forth in the Financial Statements or Interim Financial Statements and except as provided by applicable Law, no provision in any Insurance Contract gives policyholders the right to receive dividends or distributions on their Insurance Contracts (other than claim benefits) or otherwise share in the benefits, revenue, or profits of the Company and the Subsidiary of the Company nor have the Company and the Subsidiaries of the Company marketed any of their respective products in such a manner as could reasonably be expected to create an expectation on the part of a policyholder to receive any such dividends or distributions. Except as incurred in the Ordinary Course of Business, neither the Company nor any Subsidiary of the Company is liable to pay commissions upon the renewal of any Insurance Contract nor are any of them party to any agreement providing for the collection of insurance premiums payable to the Company and the Subsidiaries of the Company by any other Person. The Parties hereby acknowledge that the Company and its Subsidiaries are liable to pay commissions upon the renewal of Insurance Contracts under the Producer Agreements and such payments are in the Ordinary Course of Business.

(e)     The Company and the Subsidiaries of the Company have Made Available to Buyer a copy of their respective procedures or Made Available appropriate documents which include procedures for review of complaints of enrollees concerning the quality of care rendered by a participating health care provider or Dental Provider. The Company and the Subsidiaries of the Company have Made Available to Buyer a copy of their respective procedures or Made Available appropriate documents which include procedures for the appeal of benefit determinations.

(f)     Neither the Company nor any Subsidiary of the Company is engaged in any activity that would require it or any of its Subsidiaries to register as an investment company, broker, dealer, investment advisor, or fund administrator under applicable Law.

(g)     Except as set forth in Section 2.10(g) of the Disclosure Schedule, the Company and the Subsidiaries of the Company have duly and validly filed or caused to be filed all reports, statements (including Statutory Accounting Statements), documents, registrations, filings, or submissions that were required by applicable insurance Laws to be filed, except where the failure to be so filed would not be reasonably likely to result in the imposition of material penalties; all such filings are complete and complied with all applicable Laws in all material respects when filed, and no material deficiencies have been asserted with respect to any such filings which have not been fully satisfied in all material respects.

(h)     Neither the Company nor any Subsidiary of the Company is a party to any Reinsurance Contracts applicable to insurance in force on the date of this Agreement.

(i)     Except as set forth in Section 2.10(i) of the Disclosure Schedule:

(i)     To the Knowledge of the Company, since January 1, 2015, (A) each Producer, at any time that it wrote, sold, solicited, produced or serviced business for the Company or any of its Subsidiaries, was duly licensed and, to the extent required by the Law of the jurisdiction where the Producer wrote, sold, or produced or serviced such business, permitted by applicable Law to be appointed (for the type of business written, sold, or produced by such Producer) in the particular jurisdiction which such Producer wrote, sold, or produced such business and (B) no such Producer has violated in any material respect any term or provision of applicable Law relating to the marketing, writing, sale, or production of the business for the Company or any of its Subsidiaries.

(ii)     The Company and Subsidiaries have adopted and implemented policies, procedures or programs reasonably designed to assure that their Producers are in compliance with all material aspects of all applicable insurance Producer licensure Laws.

(iii)     Each Contract with any Producer relating to the Business of the Company or any of its Subsidiaries (the “Producer Agreements”) is valid and binding on the Company or a Subsidiary thereof, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect.

(iv)     All Producer Agreements entered into by the Company or any of its Subsidiaries are, to the extent required by applicable Law, on forms acceptable in all material respects to the applicable Insurance Regulator or that have been filed with and approved by the applicable Insurance Regulator or were not objected to by such Insurance Regulator within any period provided by objection.

(v)     Since January 1, 2010, the Company has not made any filing with any Governmental Authority seeking an exemption under 18 U.S.C. §1033(e)(2) with respect to any Producer.

(vi)     Except as set forth on Schedule 2.10(i)(vi) of the Disclosure Schedule, no Producer or any Affiliate of a Producer has any right (other than the right to receive commission payments pursuant to the terms of the applicable Producer Agreement) (A) to receive any payment based upon the profitability or financial performance of any Insurance Contract or (B) that requires the Company or any Subsidiary of the Company to reinsure or otherwise transfer the economic benefits of any Insurance Contract (or any portion thereof) to any Person.

(vii)     As of the date of this Agreement, the Company has not received any written or oral notification from any Producer that such Producer will be unable or unwilling to continue his/her/its relationship with the Company after the Closing.

(j)     No material claims or assessments have been asserted against the Company or any Subsidiary of the Company by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool. To the Knowledge of the Company, no such claim or assessment is pending.

(k)     No rating agency has imposed conditions (financial or otherwise) on retaining any currently-held rating assigned to the Company or any Subsidiary of the Company or indicated to the Company or any Subsidiary of the Company that it is considering the downgrade of any rating assigned to the Company or a Subsidiary of the Company.

2.11     [INTENTIONALLY OMITTED].

2.12     Providers.

(a)     Section 2.12(a) of the Disclosure Schedule lists all Dental Providers who are parties to direct Dental Provider Contracts with the Company and the Subsidiaries of the Company as of January 22, 2019.

(b)     Except as set forth in Section 2.12(b) of the Disclosure Schedule or with respect to Ordinary Course of Business turnover of the Company and the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company has received a written notice from any Dental Providers who are listed or required to be listed in Section 2.12(a) terminating or threatening to terminate or failing to renew or threatening to fail to renew their respective provider contract at payment rates currently in effect.

2.13     Title to Assets; Real Property.

(a)     The Company and the Subsidiaries of the Company have (i) good, valid and marketable title to (A) all Owned Real Property described on Section 2.13(b) of the Disclosure Schedule and (B) personal property and other assets (excluding Intellectual Property) reflected in its respective Full-Year Financial Statements or acquired after the Reference Balance Sheet Date, other than personal property and assets sold or otherwise disposed of in the Ordinary Course of Business since the Reference Balance Sheet Date or that are leased, in which case the Company and the Subsidiaries of the Company have a valid leasehold interest in such assets and personal property and (ii) valid leasehold title in, and enjoy peaceful and undisturbed possession of, all Leased Real Property described on Section 2.13(c) of the Disclosure Schedule. There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Subsidiary of the Company to use each parcel of Real Property for the purposes for which it is currently used. All Real Property, personal property and other assets (excluding Intellectual Property but including leasehold and subleasehold interests in such personal property and other assets) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)     liens for Taxes not yet due and payable as of the Closing Date;

(ii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent;

(iii)     easements, covenants, restrictions, rights of way, zoning, land use and building laws, regulations and ordinances (but excluding violations thereof) and other similar encumbrances affecting the Real Property, which (1) are non-monetary in nature; (2) which are not, individually or in the aggregate, materially adverse to the Business of the Company and the Subsidiaries of the Company; (3) materially interfere with the present uses of occupancy of such Real Property by the owner or lessee thereof; or (4) render such Real Property unmarketable or uninsurable by a nationally recognized title insurance company;

(iv)     liens arising under equipment leases with third parties, copies of which have been Made Available in the Data Room, entered into in the Ordinary Course of Business;

(v)     Leases;

(vi)     those Encumbrances described on Section 2.13(a)(vi) of the Disclosure Schedule;

(vii)     Encumbrances arising under federal or state securities laws; or

(viii)     Encumbrances arising from the Organizational Documents of the Company or any of its Subsidiaries.

(b)     Section 2.13(b) of the Disclosure Schedule sets forth a complete and accurate list of each Owned Real Property and lists, with respect to each such parcel of Owned Real Property, (i) the street address, (ii) the legal description, (iii) a reference to, and recording information for, the vesting deed, and (iv) the legal name of the record title owner. Each parcel of Owned Real Property is owned by the Company or the applicable Subsidiary of the Company in fee simple. Section 2.13(b) of the Disclosure Schedule also lists, with respect to each Owned Real Property, all title insurance policies in effect and the name of the insured under such title insurance policies as well as a list of all surveys of each Owned Real Property. Except as set forth on Section 2.13(b) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary of the Company is a party to any agreement or option to purchase any real property or interest therein that has not previously closed. No written notice has been received by the Company or any Subsidiary of the Company from a mortgagee of the Owned Real Property asserting that a default or breach exists thereunder and which breach or default remains uncured.

(c)     Section 2.13(c) of the Disclosure Schedule sets forth a complete and accurate list of each Leased Real Property and lists, with respect to each such Leased Real Property, (i) the Lease, (ii) the street address; (iii) the tenant, landlord, subtenant and sublandlord, as applicable, the rental amount currently payable, and the expiration of the term; (iv) the current use of such property; and (v) the guarantors of the Lease, if applicable. With respect to any assignment or sublease identified on Section 2.13(c) of the Disclosure Schedule, the consent of the landlord or prime landlord, as applicable, to such assignment or sublease, as applicable, was obtained (or will be obtained in connection with the consummation of the transactions contemplated by this Agreement) or was not required in connection with the granting of such assignment or sublease, as applicable. Each of the Leases is on arms’-length, third-party terms and is a valid, existing and binding obligation of the Company or the respective Subsidiary of the Company and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms. The consummation of the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, give any party thereto the right to terminate any of the Leases, and upon the consummation of the transactions contemplated by this Agreement, each of the Leases will continue to be the valid, legal and binding obligation of the applicable parties thereto, enforceable by its terms. Neither the Company nor any Subsidiary of the Company has collaterally assigned or granted any security interest in any of the Leases or any interest therein. Possession and quiet enjoyment of the Leased Real Property under each Lease is not currently being disturbed, and there are no material disputes with respect to any Lease. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full. Except as set forth on Section 2.13(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has assigned the Leases or subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property. Except as set forth on Section 2.13(c) of the Disclosure Schedule, (i) each of the Company and the Subsidiaries of the Company have performed all obligations required to be performed by it prior to the Closing Date under the Leases, and have not received any notice of default which remains uncured, and are not in breach or default thereunder, nor to the Knowledge of the Company has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Leases; and (ii), to the Knowledge of the Company, the landlord under each Lease has complied with its duties and obligations in connection with such Lease.

(d)     The Real Property constitutes all of the real property currently owned, leased, occupied, or otherwise utilized by the Company and the Subsidiaries of the Company in connection with the Business. The improvements on each parcel of Real Property are supplied with utilities and other services necessary for the operation thereof as the same is currently operated and the Real Property has unrestricted access to a public road. There are no Actions pending nor, to the Knowledge of the Company, threatened against or affecting the Real Property in the nature or in lieu of condemnation or eminent domain proceedings. There has been no material destruction, damage or casualty with respect to any Real Property. Neither the Company nor any Subsidiary of the Company has been informed in writing that the Real Property is not in compliance in all material respects with all applicable Laws or that all necessary permits have not been obtained. Neither the Company nor any Subsidiary of the Company has received notice that the current use or occupancy of the Real Property or the operation of the Business at the Real Property as currently conducted thereon violates any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Real Property. Pursuant to any Contract currently in effect, neither the Company nor any Subsidiary of the Company owes, or will owe in the future, any brokerage commissions or finders’ fees with respect to the sale or lease of the Real Property.

(e)     The Company has Made Available true, correct and complete copies of all (i) Leases and any amendments thereof pertaining to the ownership or use of the Real Property or any part thereof and (ii) real estate documentation for the Owned Real Property, including deeds, mortgages, and title policies, each of which are in the possession or control of the Company and the Subsidiaries of the Company. Except for the foregoing materials, there are no documents in the possession or control of the Company and the Subsidiaries of the Company or of which the Company or any Subsidiary of the Company is aware which contain information relating in a material manner to any Real Property.

2.14     Condition and Sufficiency of Assets; Operation of Business. The material components of the building, plants, and structures, and all material furniture, fixtures, and appurtenances comprising the Real Property, and all material items of tangible personal property of the Company and the Subsidiaries of the Company (a) are in operating condition and repair subject to wear and tear and ordinary maintenance and (b) are reasonably sufficient for the continued conduct of the Business of the Company and the Subsidiaries of the Company immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets (excluding Intellectual Property) necessary to conduct the Business of the Company and the Subsidiaries of the Company as currently conducted. The Company and the Subsidiaries of the Company are the only entities through which the Business is operated. No material maintenance and repairs regarding the Real Property have been deferred beyond the normal maintenance schedule as a result of the transactions contemplated hereby.

2.15     Intellectual Property.

(a)     Section 2.15(a) of the Disclosure Schedule lists all Company IP Registrations. All required filings and fees related to material Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company IP Registrations listed in Section 2.15(a) of the Disclosure Schedule and all other Company Intellectual Property owned by the Company will remain owned and available for their respective use to the time of Closing.

(b)     Section 2.15(b) of the Disclosure Schedule lists all material Company IP Agreements. The Company has Made Available to Buyer true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or the relevant Subsidiary of the Company, as applicable, in accordance with its terms and is in full force and effect. None of the Company or the Subsidiaries of the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)     Except as set forth in Section 2.15(c) of the Disclosure Schedule, the Company and the Subsidiaries of the Company are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owners of all right, title and interest in and to the Company Owned IP free and clear of Encumbrances other than Permitted Encumbrances, and the Company and the Subsidiaries of the Company have the valid right to use all other Intellectual Property, in each case, used in or necessary for the conduct of their current Business or operations free and clear of Encumbrances other than Permitted Encumbrances.

(d)     Except as set forth in Section 2.15(d) of the Disclosure Schedule, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of the Company and the Subsidiaries of the Company to own, use or hold for use any Company Intellectual Property as owned, used or held for use in the conduct of the Business or operations of the Company and the Subsidiaries of the Company as currently conducted.

(e)     The Company and the Subsidiaries of the Company have taken commercially reasonable steps to maintain the Company Owned IP and to protect and preserve the confidentiality of all its Trade Secrets.

(f)     To the Knowledge of the Company, the conduct of the Business of the Company and the Subsidiaries of the Company as currently conducted and conducted during the past three (3) years, and the products, processes and services of the Company and the Subsidiaries of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Owned IP in any material respect.

(g)     There are no Actions (including any oppositions, interferences or re-examinations but excluding ordinary course correspondence with agents of any Registration Office) pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company and the Subsidiaries of the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Owned IP or the rights of the Company and the Subsidiaries of the Company with respect to any Company Owned IP; or (iii) by the Company or any Subsidiary of the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Owned IP. The Company and the Subsidiaries of the Company are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would materially restrict or materially impair the use of any Company Owned IP.

(h)     Except as set forth in Section 2.15(h) of the Disclosure Schedule, the Company and the Subsidiaries of the Company are in compliance with all applicable Privacy Laws as they relate to the security or safeguarding of Personal Data. Except as set forth in Section 2.15(h) of the Disclosure Schedule, there have been no breaches of or lapses in the security of any information systems or facilities of the Company and the Subsidiaries of the Company, and the information systems of the Company and the Subsidiaries of the Company have not experienced any unpermitted intrusions or been adversely affected by any denial-of-service attacks. The Company and the Subsidiaries of the Company have disaster recovery plans and capabilities designed to safeguard their data and the ongoing ability to conduct the Business in the event of a disaster.

(i)     The Company Products do not contain, and the Company and the Subsidiaries of the Company have taken commercially reasonable steps to prevent the presence of, any “back door,” “dropdead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consents.

2.16     Accounts Receivable. The accounts receivable reflected on the Company’s Reference Balance Sheet and its most recent Quarterly Statement and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company and the Subsidiaries of the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute valid, undisputed claims of the Company and the Subsidiaries of the Company not subject to material claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Reference Balance Sheet and on the most recent Quarterly Statement or, with respect to accounts receivable arising after the Reference Balance Sheet Date or the date of the most recent Quarterly Statement, on the accounting records of the relevant the Company and the Subsidiaries of the Company, are collectible in full within one hundred twenty (120) days after billing. The reserve for bad debts shown on the Reference Balance Sheet and the most recent Quarterly Statement or, with respect to accounts receivable arising after the Reference Balance Sheet Date or the date of the most recent Quarterly Statement, on the accounting records of the Company and the Subsidiaries of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

2.17     Operations Insurance. Section 2.17 of the Disclosure Schedule sets forth a complete list of all current policies (including any policies under which claims may still be made) or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and the Subsidiaries of the Company and relating to the assets, Business, operations, officers and directors of the Company and the Subsidiaries of the Company (collectively, the “Operations Insurance Policies”) and copies of such Operations Insurance Policies have been Made Available to Buyer. Such Operations Insurance Policies are in full force and effect. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or non-renewal of, premium increase outside the Ordinary Course of Business with respect to, or material alteration of coverage under, any of such Operations Insurance Policies. All premiums due on such Operations Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Operations Insurance Policy. The Operations Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company and the Subsidiaries of the Company. All such Operations Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the Business of the Company and the Subsidiaries of the Company pending under any such Operations Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor the Subsidiaries of the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Operations Insurance Policy. The Operations Insurance Policies are sufficient for compliance in all material respects with all applicable Laws and Contracts to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound.

2.18     Regulatory and Legal Proceedings; Governmental Investigations and Orders. Except as set forth in Section 2.18 of the Disclosure Schedule, there are no outstanding Governmental Orders or supervisory letters that relate to reserve adequacy or to the marketing, sales, trade or underwriting practices or policies of the Company and the Subsidiaries of the Company. The Company has Made Available to Buyer reports (including draft reports) or any other written results of any audits or investigations issued by any Governmental Authorities at any time after January 1, 2016. All material deficiencies or violations in such reports have been resolved in all material respects.

2.19     Permits.

(a)     All Permits required for the Company and the Subsidiaries of the Company to conduct the Business of the Company and the Subsidiaries of the Company in compliance with Laws have been obtained by the Company and/or the Subsidiaries of the Company and are valid and in full force and effect in all material respects. All fees and charges currently due with respect to such Permits as of the date hereof have been paid in full. Section 2.19(a) of the Disclosure Schedule lists all material current Permits issued to the Company and the Subsidiaries of the Company, including the names of the Permits and their respective dates of issuance and expiration (the “Company Permits”). No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit relevant to the conduct of the Business.

(b)     The Company and the Subsidiaries of the Company are conducting the Business in compliance with all terms and conditions of the Company Permits in all material respects. Neither the Company nor any Subsidiary of the Company has received any written or, to the Knowledge of the Company, other notice of Proceedings relating to the Company Permits. To the Knowledge of the Company, no Governmental Authority is considering, limiting, suspending, modifying or revoking any Company Permit currently held or being sought by the Company or any Subsidiary of the Company. No Company Permits have been suspended or revoked in the past five (5) years. No Company Permit will be materially and adversely affected by the transactions contemplated by this Agreement or the Transaction Documents and such Company Permits will continue to be in full force and effect after the Closing.

2.20     Environmental Matters.

(a)     The Company and each Subsidiary of the Company has been during the past five (5) years and is currently in compliance in all material respects with all Environmental Laws and has not, and the Company and the Subsidiaries of the Company have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information from a Governmental Authority pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     No Hazardous Materials have been released or discharged by the Company and the Subsidiaries of the Company in violation of Environmental Laws on the properties of the Company and the Subsidiaries of the Company.

(c)     The Company and the Subsidiaries of the Company have Made Available to Buyer copies of all environmental reports and assessments in the possession of the Company and the Subsidiaries of the Company, and such documentation is listed on Section 2.20(c) of the Disclosure Schedule.

2.21     Employee Benefits; Employment Matters.

(a)     Section 2.21(a) of the Disclosure Schedule sets forth a list of each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employee benefit plan, program or arrangement including any bonus, deferred compensation, equity-based arrangement, and any employment, termination, retention, change in control or severance agreement, plan, program, policy, arrangement or contract for the benefit of any current or former officer, employee, director, or independent contractor that is maintained, sponsored, or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company has any liability or potential liability. Each such item listed on Section 2.21(a) of the Disclosure Schedule is referred to herein as a “Plan” and collectively as the “Plans.” Neither the Company nor any ERISA Affiliate has any current commitment or intent to amend any existing Plan or create any new arrangement that would be a Plan. Each Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without the consent of plan participants, and without liability to the Company or any ERISA Affiliate other than ordinary administrative expenses and the payment of any accrued benefits.

(b)     With respect to each Plan, the Company has Made Available to Buyer copies of (to the extent applicable): (i) all documents pursuant to which the Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments); and (iii) the most recent determination, opinion, or advisory letter received from the IRS.

(c)     Neither the Company nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (v) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to Section 4980B of the Code; or (vi) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Code or that provides for indemnification for or gross-up of any taxes thereunder. Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has any liability with respect to any plan, agreement, or arrangement with any service provider that is subject to or governed by the Laws of any jurisdiction other than the United States.

(d)     Each of the Plans and all related trusts, insurance contracts and funds have been established, registered, qualified, funded, invested and administered in compliance with their terms, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable Laws in all material respects. No event has occurred, and no condition or circumstance exists that could reasonably be expected to give rise to liability or civil penalty under applicable law with respect to any Plan. With respect to each Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made within the time prescribed by such Plan or applicable Law and have been properly accrued. Neither the Company nor any ERISA Affiliates are responsible for any assessable payment under Section 4980H(a) or (b) of the Code.

(e)     Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received an updated determination letter from the IRS confirming that such Plan is so qualified, or the Plan is a prototype or volume submitter plan that may rely on an opinion or advisory letter received from the IRS. Nothing has occurred, and no circumstance exists that could reasonably be expected to adversely affect the qualified status of such Plan.

(f)     There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits). The Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, domestic or foreign, and no matters are pending with respect to a Plan under the IRS’ Employee Plans Compliance Resolution System (EPCRS), or other similar programs. There has been no prohibited transaction with respect to any Plan which could subject any Plan, the Company or any officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(g)     Except as set forth on Section 2.21(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, employee or independent contractor from the Company or any ERISA Affiliate or under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment, vesting or funding of any payment or benefit.

(h)     Section 2.21(h) of the Disclosure Schedule contains a list, as of the date hereof, of the following information for each employee of the Company and the Subsidiaries of the Company, including each employee on leave of absence: name, name of employer, status (part-time, full-time, etc.); classification under the Fair Labor Standard Act (exempt, non-exempt), if applicable; job title or position or description of services; whether authorized to work in the United States; start date; current compensation paid or payable (including bonus or other incentive based compensation); and service credited for purposes of vesting and eligibility to participate under any Plan, or any other employee or director benefit plan. Except as disclosed in Section 2.21(h) of the Disclosure Schedule, each employee of the Company and the Subsidiaries of the Company is an “at-will” employee.

(i)     Neither the Company nor any Subsidiary of the Company is (or has in the past been) a party to or bound by any collective bargaining agreement or other agreement with any union, works council or labor organization (collective, “Union”). Neither the Company nor any Subsidiary of the Company is (or has in the past been) in negotiations regarding any collective bargaining agreement or other Contract with a Union. There is not (and has not in the past been) any Union representing or purporting to represent any employee of the Company or any Subsidiary of the Company, and to the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees of the Company or any Subsidiary of the Company for the purpose of collective bargaining. To the Knowledge of the Company, there is not currently (and during the past there has not been) any threat of or actual strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other labor disruption or dispute affecting the Company or any Subsidiary of the Company or any employees of the Company or any Subsidiary of the Company. The Company and the Subsidiaries of the Company have no duty to bargain with any Union.

(j)     Except as set forth in Section 2.21(j) of the Disclosure Schedule, the Company and the Subsidiaries of the Company have been during the past three (3) years and are currently in compliance in all material respects with all applicable Laws, Contracts, or Governmental Orders pertaining to employment and employment practices with respect to employees of the Company and the Subsidiaries of the Company, including, without limitation, all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability or medical rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. All individuals characterized and treated by the Company and the Subsidiaries of the Company as consultants or independent contractors of the Company and the Subsidiaries of the Company are and have been properly classified and treated as independent contractors under all applicable Laws. All employees of the Company and the Subsidiaries of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are and have been properly classified. There are no sums owing to any current or former Service Provider of the Company or the Subsidiaries of the Company other than (i) reimbursements of expenses in accordance with the policies of the Company or the Subsidiaries of the Company, (ii) wages or other compensation for the applicable current salary or work period, (iii) paid time off benefits, and (iv) accrued bonuses.

(k)     Except as set forth in Section 2.21(k) of the Disclosure Schedule, there are not pending any Actions against any the Company or any Subsidiary of the Company, or to the Knowledge of the Company, threatened to be brought or filed in connection with the employment or termination of any current or former applicant, employee, consultant, or independent contractor of the Company or any Subsidiary of the Company, including, without limitation, any Action relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, working conditions, wages and hours, employee or independent contractor classification, exempt or nonexempt classification, or any other employment related matter arising under applicable Laws which are relevant to the Business.

(l)     There has been no “mass layoff” or “plant closing” as defined by the WARN Act or similar state or local law at the Company or any Subsidiary of the Company. The Company and the Subsidiaries of the Company have incurred no liability under the WARN Act or any similar state or local laws. Section 2.21(l) of the Disclosure Schedule contains the locations, dates, and reasons for all terminations of employment as to any former employees of the Company and the Subsidiaries of the Company within the prior six months.

(m)     To the Knowledge of the Company, all Service Providers of the Company and the Subsidiaries of the Company are legally authorized to work in the United States. The Company and the Subsidiaries of the Company have properly completed, in all material respects, all verification requirements pursuant to Law relating to immigration control for all of its employees, including retention of the Form I-9.

2.22      Taxes.

(a)     All income Tax Returns and all other material Tax Returns required to be filed on or before the Closing Date by the Company and the Subsidiaries of the Company (taking into account valid extensions) have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company and the Subsidiaries of the Company as of the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     The Company and each Subsidiary of the Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)     Since January 1, 2015, no written claim has been made by any taxing authority in any jurisdiction where neither the Company nor any Subsidiary of the Company files Tax Returns that the Company or any Subsidiary of the Company is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been requested or granted with respect to any Taxes of the Company or any Subsidiary of the Company, except such extensions or waivers that are no longer in force or effect or the request for which is no longer outstanding.

(e)     Section 2.22(e) of the Disclosure Schedule sets forth:

(i)     the taxable years of the Company and the Subsidiaries of the Company for which examinations by taxing authorities are presently being conducted; and

(ii)     the U.S. federal income Tax classification of the Company and each Subsidiary of the Company as of formation and at all times since formation.

(f)     All Tax deficiencies asserted, or assessments made, in writing against the Company and any Subsidiary of the Company as a result of any examinations by any taxing authority have been fully paid.

(g)     Except as set forth on Section 2.22(g) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is currently a party to any Action by any taxing authority, provided that the foregoing representation shall be qualified and limited to the Knowledge of the Company in respect of the “cause of action” and “investigation” items in the defined term “Action.” Except as set forth on Section 2.22(g) of the Disclosure Schedule, there are no pending or, to Knowledge of the Company, threatened Actions by any taxing authority.

(h)     The Company has Made Available to Buyer copies of all federal, state, local and foreign income Tax Returns and franchise Tax Returns and examination reports of, and statements of deficiencies assessed against or agreed to by, the Company and the Subsidiaries of the Company with any taxing authority for all Tax periods ending after December 31, 2015.

(i)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary of the Company.

(j)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Subsidiary of the Company.

(k)     Except as set forth in Section 2.22(k) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a member of a consolidated, combined or unitary group for Tax purposes.

(l)     Except as set forth in Section 2.22(l) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any Liability for Taxes of any Person (other than the Company and/or a Subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)     Except as set forth in Section 2.22(m) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any Post-Closing Tax period as a result of:

(i)     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting in each instance with respect to a taxable period ending on or prior to the Closing Date;

(ii)     an installment sale or open transaction occurring prior to the Closing Date;

(iii)     any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;

(iv)     any intercompany transactions or any excess loss account described in Section 1502 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); or

(v)     any election under Section 108(i) of the Code.

(n)     The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o)     Neither the Company nor any Subsidiary of the Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)     Neither the Company nor any Subsidiary of the Company is, or has been, a party to, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(q)     Except as set forth in Section 2.22(q) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any Tax Sharing Agreement.

(r)     No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any ERISA Affiliate has any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(s)     Except as set forth on Section 2.22(s) of the Disclosure Schedule, each compensatory arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code. Neither the Company nor any ERISA Affiliate has any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 409A of the Code.

2.23     Transactions with Interested Persons. Except (a) as set forth on Section 2.23 of the Disclosure Schedule, (b) for Dental Provider Contracts and Insurance Contracts that are disclosed elsewhere in the Disclosure Schedule, and (c) for employment contracts, neither the Company nor any Subsidiary of the Company is a party to any Contract with any of the directors, officers, or employees of the Company or the Subsidiaries of the Company (other than medical or dental Insurance Contracts with individuals).

2.24     Absence of Indemnifiable Claims. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims that would entitle any director or officer of the Company or a Subsidiary of the Company to indemnification by the Company or a Subsidiary of the Company under applicable Law or the Organizational Documents of the Company or a Subsidiary of the Company, any insurance policy maintained by the Company or a Subsidiary of the Company or any indemnity agreements of the Company or a Subsidiary of the Company or similar agreements to which the Company or any Subsidiary of the Company is a party or by which any of their assets is or may be bound.

2.25     Derivatives; Structured Products. Except for RSUs, the interest rate swap relating to the Sharonville Mortgage which has been Made Available to Buyer, and any other Derivative Transaction contemplated by this Agreement, neither the Company nor any Subsidiary of the Company: (i) is engaged in any Derivative Transactions; (ii) has any material Liability, contingent or otherwise, in connection with any Derivative Transaction; (iii) has material issued, sponsored, organized, or otherwise originated any Structured Products; or (iv) has any Liability, whether accrued, absolute, contingent, or otherwise, in connection with any Structured Products.

2.26     Brokerage. Except for Hilliard Lyons (or its successor), whose fees are the responsibility of the Company and the Subsidiaries of the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

2.27     Insurance Regulatory Matters.

(a)     The Company has Made Available to Buyer (i) copies of all material insurance-related reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since December 31, 2015, by the Company and the Subsidiaries of the Company with any Governmental Authority and (ii) financial examination and market conduct examination reports of all Insurance Regulators with respect to the Company and the Subsidiaries of the Company issued since December 31, 2015. Except as set forth in Section 2.27(a) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is, as of the date hereof, subject to any pending, or, to the Knowledge of Company, threatened financial or market conduct examination or other investigation by an Insurance Regulator.

(b)     Except as set forth in Section 2.27(b) of the Disclosure Schedule, the Company and the Subsidiaries of the Company are, and since December 31, 2015, have been, in all material respects, in compliance with all applicable Laws (i) regulating the marketing and sale of Insurance Contracts, (ii) regulating advertisements, (iii) requiring mandatory disclosure of Insurance Contract information, (iv) regulating Dental Provider Contracts and (v) prohibiting the use of unfair methods of competition and deceptive acts or practices. For purposes of this Section 2.27(b), “advertisement” means any material designed to create public interest in Insurance Contracts or the Company or a Subsidiary, or in a Producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain an Insurance Contract.

(c)     Except as set forth in Section 2.27(c) of the Disclosure Schedule, the Company and its Subsidiaries have timely responded to all issues raised in any examination report or other communication from an Insurance Regulator and have timely fulfilled any commitments made by the Company and its Subsidiaries in its response to such report or other communication.

(d)     All material reported claims which are complete and duly payable have been or will be paid or credited (or provisions as required under SAP for payment thereof have been made) in material compliance with applicable Law, including, without limitation, all claims settlement practice acts, and the terms of the existing policies under which they arose, except for bad-faith claims arising in the Ordinary Course of Business.

(e)     Neither the Company nor any Subsidiary of the Company, or any of their respective Affiliates (with respect to the Business conducted by the Company and the Subsidiaries of the Company) is a party to any contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Insurance Regulator that restricts materially the conduct of its Business or in any manner relates to its capital adequacy, credit or risk management policies or management.

(f)     The reserves and other actuarial liability amounts established or reflected in the Annual Statement for the year ended December 31, 2017, as of such date, for the Company and the Subsidiaries of the Company were prepared materially in accordance with actuarial standards of practice applied on a consistent basis for the periods presented except as otherwise noted in the Annual Statements and were substantially based on actuarial assumptions that were believed to be reasonable in relation to relevant policy and contract provisions.

(g)     Since January 1, 2015, the Company and the Subsidiaries of the Company have timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Governmental Authority charged with the supervision of insurance companies in any jurisdiction in which the Company not sure if this needs to be capitalized. Except for regular periodic assessments in the Ordinary Course of Business or assessments based on developments that are publicly known within the insurance industry, no claim or assessment is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that are not and would not reasonably be expected, individually or in the aggregate, to be material to the Business.

(h)     Each of the Company and the Subsidiaries of the Company (i) possesses an Insurance License in each jurisdiction in which it is required to possess an Insurance License, and (ii) is duly authorized in such jurisdiction of incorporation or formation and each other applicable jurisdiction to write each line of business reported in its respective Financial Statements or Interim Financial Statements. All such Insurance Licenses, including authorizations to transact reinsurance, are in full force and effect without amendment, limitation, or restriction of any kind, including any requirement to reactivate or reinstate any such Insurance Licenses, and, to the Knowledge of the Company, there is no event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension, or restriction of any such Insurance License.

(i)     The Company and the Subsidiaries of the Company have satisfied in all material respects the conditions and criteria for accreditation as a Qualified Health Plan at all times during which any such plan is or has been offered on an Exchange.

(j)     All outstanding Insurance Contracts issued or assumed by the Company and the Subsidiaries of the Company are, to the extent required by applicable Law, on forms and at rates approved by the insurance Governmental Authorities of the jurisdictions where issued or have been filed with and not objected to by such Governmental Authorities within the periods provided for objection.

2.28     Compliance with Healthcare Laws.

(a)     Neither the Company nor any Subsidiary of the Company has (i) solicited, offered, authorized, promised, made or agreed to make gifts of money, other property, or other things of value to an actual or potential customer, Dental Provider, facility, supplier, governmental employee, beneficiary of Medicaid or any other governmental healthcare program, or other actual or potential patients or enrollees in an Insurance Contract, to induce such person or entity to purchase an Insurance Contract or refer, order, or select a health care item, service, or provider in violation of any applicable Healthcare Law; (ii) provided anything of value to a governmental employee in a position to assist or hinder the Company or any Subsidiary of the Company in connection with any examination, audit, investigation, or actual or proposed business transaction; or (iii) maintained any unrecorded fund or asset for any illegal purpose, except as may be listed on Section 2.28(a) of the Disclosure Schedule. Neither the Company nor any Subsidiary of the Company has entered into a fee splitting arrangement with any Dental Provider. The parties acknowledge and agree that the Dental Provider Agreements which set the fees which the Dental Provider will be paid for dental services and may in some cases permit the Company or a Subsidiary to withhold a portion of the fee are not considered fee splitting arrangements for purposes of this representation.

(b)     Except as listed on Section 2.28(b) of the Disclosure Schedule, the Company and each Subsidiary of the Company have timely filed all of their respective material regulatory reports, schedules, statements, contracts, documents, filings, submissions, forms, registrations, data and other documents, together with any amendments or supplements required to be made with respect thereto, that each was required by applicable law to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities. All such reports, schedules, statements, contracts, documents, filings, submissions, forms, registrations, data and other documents were substantially complete, correct and in compliance in all material respects with applicable Healthcare Laws when filed, or as amended or supplemented, and no material deficiencies or liabilities have been asserted by any Governmental Authority with respect thereto. Section 2.28(b) of the Disclosure Schedule identifies all audits, inspections, examinations or investigations conducted by any Governmental Authority since January 1, 2013 (specifically excluding routine audits, inspections, examinations or investigations conducted in the ordinary course), together with all findings, complaints, correspondence and material information relating thereto.

(c)     Except as set forth in Section 2.28(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has made, or currently has any agreements to make, any payments to Producers or consultants which payments were or are contingent upon the placement of business with the Company or any Subsidiary of the Company by any Producers or consultants, and where the same would violate applicable Healthcare Laws. The Parties hereby acknowledge that the Company or a Subsidiary of the Company pay commissions under the Producer Agreements based on the placement of business with the Company or a Subsidiary as is customary in the insurance industry, and that such payments are not within the scope of this representation. To the Knowledge of the Company and Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company has paid, or currently has any agreements to pay, any compensation to any Producer or consultant where such Producer or consultant is also receiving compensation from a customer or potential customer of the Business, where the same would violate applicable Healthcare Laws.

(d)     The Company and its Subsidiaries have adopted a credentialing program to periodically review the credentials of current Dental Providers and applicants for a new Dental Provider Contract. Since January 1, 2013, each Person that is or has been party to a Dental Provider Contract (i) is and has been qualified for participation in the Company’s network; and (ii) was as of the most recent credentialing or re-credentialing review in material compliance with the credentialing standards for participation in the Company’s network, and to the Knowledge of the Company remains in compliance with such standards.

(e)     There is no pending administrative, civil or criminal Proceeding against the Company or any Subsidiary of the Company. All practices of the Company and each Subsidiary of the Company have been in material compliance with applicable Healthcare Law.

(f)     Other than regularly scheduled audits, examinations and reviews, no Proceedings related to the Company or any Subsidiary of the Company or the Business, is currently being conducted by any entity, commission, board or agency; and no such reviews are scheduled, pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or the Business. Except as set forth on Section 2.28(f) of the Disclosure Schedules, other than regularly scheduled credentialing and re-credentialing reviews, neither the Company nor any Subsidiary is currently conducting any audit or review of any Dental Provider, including any peer review or claims review, and no such reviews are scheduled or pending.

(g)     Except as set forth on Section 2.28(g) of the Disclosure Schedules, neither the Company nor any Subsidiary of the Company (i) is a party to a settlement or corporate integrity agreement with any Governmental Authority relating to alleged noncompliance with any applicable Healthcare Law, (ii) has reporting or other obligations pursuant to any settlement agreement or other similar agreement, arrangement or requirement entered into with any Governmental Authority relating to alleged noncompliance with any applicable Healthcare Law, (iii) is a defendant to any pending and unsealed litigation either at a federal or state level relating to alleged noncompliance with any applicable Requirements of Law, (iv) has been served with or received any search warrant, subpoena, civil investigation demand, or contact letter by or from any Governmental Authority, or is subject to any request for information, audit, examination, administrative inquiry or other formal or informal complaint related to any alleged violation of any applicable Healthcare Law, and (v) has received any written notice from employees, independent contractors, vendors or any other Person alleging any violation of any applicable Healthcare Law. There are not any pending self-disclosures, voluntary disclosures, or material refunds with respect to the Company or any Subsidiary of the Company.

(h)     Since January 1, 2013, the Company and the Subsidiaries of the Company have operated an effective corporate compliance program. The Company’s corporate compliance program was filed with the Centers for Medicare & Medicaid Services as part of the application process for certification as a Qualified Health Plan, which application was approved. The Company and the Subsidiaries of the Company have Made Available complete and accurate copies of all compliance program materials. Neither the Company nor any Subsidiary of the Company is currently aware of or conducting any internal investigation that could reasonably result in (i) a refund, fine, or penalty in excess of $25,000 to any Governmental Authority, (ii) material liability for the Company or any Subsidiary of the Company, or (iii) the voluntary disclosure of any issue to any Governmental Agency.

(i)     The Company and the Subsidiaries of the Company are operating, and since January 1, 2013, have operated the Business in material compliance with all applicable Healthcare Laws.

(j)     Except as otherwise set forth in Section 2.28(j) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company, has engaged in any activities which are prohibited under any applicable Healthcare Laws.

(k)     Since January 1, 2013, the Company and the Subsidiaries of the Company have each maintained substantially all records required to be retained in connection with its operation of the Business by: (i) federal and state agencies pursuant to applicable Law, and (ii) private entities with which the Company or Subsidiary has contracted.

(l)     Except as set forth in Section 2.28(l) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is accredited by any other third-party accreditation organization.

(m)     Neither the Company nor any Subsidiary of the Company has, during the past six (6) years, been a party to a contract with a Governmental Authority for a Program or engaged in Company Business that would be subject to the Governmental Program Law.

2.29     Compliance with Privacy Laws.

(a)     Except as set forth on Section 2.29(a) of the Disclosure Schedule, the Company and the Subsidiaries of the Company each have been and are in compliance with (i) the Privacy Laws; and (ii) all contractual obligations concerning the collection, use, and disclosure of Personal Data.

(b)     The Company and the Subsidiaries of the Company have each developed and implemented notices, consents, and compliance policies, procedures and training programs in compliance with Privacy Laws. The “workforce” (as such term is defined in 45 C.F.R. § 160.103) of the Company and the Subsidiaries of the Company that are subject to Privacy Laws has received appropriate training with respect to compliance with Privacy Laws. The Company and the Subsidiaries of the Company have each at all times complied in all respects with all notices and consents, and have complied in all respects with all compliance policies, procedures, and training established by the Company or such Subsidiary of the Company from time to time and as applicable with respect to privacy, security, data protection, collection, transmission, processing, use or disclosure of Personal Data.

(c)     The Company and the Subsidiaries of the Company are each in material compliance with the terms of all Contracts (or portions thereof) to which the Company and the Subsidiaries of the Company are a party that are applicable to the processing of Personal Data. The Company and the Subsidiaries of the Company require all third parties, including vendors, affiliates, and other persons, providing services to the Company that have access to or receive Personal Data from or on behalf of the Company or the Subsidiaries of the Company to comply with all applicable Privacy Laws, and to take reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, and the Company and the Subsidiaries of the Company have entered into business associate agreements that comply in all respects with HIPAA with each business associate (as defined under HIPAA) that creates, receives, maintains and/or transmits PHI on their behalf and have Made Available to Buyer a copy of all such business associate agreements. The Company and the Subsidiaries of the Company have conducted risk analyses in compliance with HIPAA and all laws and regulations affecting privacy relating to Qualified Health Plans, including, without limitation, 42 U.S.C. §18081 as interpreted by Executive Office of the President, Office of Management and Budget, Memorandum M-17-12 (Jan. 3, 2017) and have Made Available to Buyer a copy of each such analysis and the results of each audit, assessment, or other report concerning the Company’s and each of its Subsidiary’s compliance with such Laws.

(d)     Except as set forth on Section 2.29(d) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company (i) is under audit or investigation by any Governmental Authority for a violation or alleged violation of any Privacy Laws, including the United States Department of Health and Human Services Office for Civil Rights, the United States Department of Justice, any other federal agency, any state Attorney General’s Office, or any other state agency, relating to any violation or alleged violation of Privacy Laws; (ii) has received written notice of, and there is no litigation or Proceeding (at law or in equity) pending, or threatened against the Company or any Subsidiary with respect to any alleged violation of the Privacy Laws; (iii) has suffered or discovered any unauthorized acquisition, access, use, disclosure or breach of any Personal Data that constitutes a “breach” of “unsecured protected health information” (as those terms are defined in 45 C.F.R. § 164.402); a successful “security incident” (as that term is defined in 45 C.F.R. § 164.304); or a breach under any state data breach law; (iv) has Knowledge of any unauthorized access, use or disclosure of Personal Data that constitutes a “breach” of “unsecured protected health information” (as those terms are defined in 45 C.F.R. § 164.402), or any successful “security incident” (as defined in 45 C.F.R. § 164.304) by a contractor of the Company or any Subsidiary; or (v) has notified, either voluntarily or as required by any Requirements of Law or Privacy Laws, any affected Person, any “covered entity” or “business associate” (as those terms are defined in 45 C.F.R. § 160.103), any Governmental Authority or the media of any unauthorized acquisition, access, use, disclosures or breach of Personal Data.

(e)     Except as set forth on Section 2.29(e) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to liability for any private right of action, claim, complaint or lawsuit (“Privacy Action”) that has been asserted or filed by any individual or entity alleging violation or alleged violation of Privacy Laws by either the Company or any Subsidiary of the Company, and neither the Company nor any Subsidiary has Knowledge that any such Privacy Action may be filed by any individual or entity alleging violation or alleged violation of Privacy Laws by either the Company or any Subsidiary of the Company.

(f)     The Company and the Subsidiaries of the Company are, and at all times have been, in compliance with all federal and state laws and regulations pertaining to sales, marketing, and electronic communications, including, without limitation, the CAN-SPAM Act and the Telephone Consumer Protection Act. Neither the Company nor any Subsidiary engages in “telemarketing” as that term is defined in the Telemarketing Sales Rule.

2.30     Compliance with Laws.

(a)     Except as disclosed in Section 2.30(a) of the Disclosure Schedule, the Company and each of the Subsidiaries of the Company since January 1, 2016: (i) is and has been in compliance with all applicable Laws, Governmental Orders and Permits and (ii) has not received any written communication from any Governmental Authority alleging that it is not in compliance with any applicable Law, Governmental Order or Permit that has not been resolved, including, without limitation, anti-corruption and anti-bribery or export laws and regulations. To the Knowledge of the Company, no event has occurred or circumstances exist that (with or without notice or lapse of time) (i) could constitute or result in a material violation by the Company or any of the Subsidiaries of the Company of, or failure on the part of any of such entities to materially comply with, any such applicable Law, Governmental Order or Permit or (ii) could give rise to any material obligation on the part of the Company or any of the Subsidiaries of the Company to undertake, or to bear all or any material portion of the cost of, any remedial action of any nature under any such applicable Law, Governmental Order or Permit.

(b)     Except as disclosed in Section 2.30(b) of the Disclosure Schedule, the Company and each of the Subsidiaries of the Company since January 1, 2016, (i) is and has been in material compliance with the Americans with Disabilities Act of 1990, Pub. L. No. 101-336, 104 Stat. 328 (1990) (as amended, the “ADA”) and (ii) has not received any written communication from any Governmental Authority alleging that it is not in compliance with the ADA that has not been resolved, including, without limitation, Title III of the ADA relating to website compliance. To the Knowledge of the Company, no event has occurred or circumstances exist that (with or without notice or lapse of time) (i) constitute or result in a material violation by the Company or any of the Subsidiaries of the Company of, or material failure on the part of any of such entities to materially comply with, the ADA or (ii) could give rise to any material obligation on the part of the Company or any of the Subsidiaries of the Company to undertake, or to bear all or any material portion of the cost of, any remedial action of any nature under the ADA.

2.31     Company Products and Company Technology.

(a)     Company Products. A list of each of the Company Products is set forth in Section 2.31(a) of the Disclosure Schedule.

(b)     No Release of Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Company Source Code other than employees, contractors and service providers of the Company or any Subsidiary of the Company.

(c)     No Viruses in Company Products. No Company Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “malware,” “malicious code,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). The Company and the Subsidiaries of the Company have taken commercially reasonable steps to prevent the introduction of Viruses into Company Technology.

(d)     Public Software.

(i)     Section 2.31(d) of the Disclosure Schedule is a complete and accurate list of the following: (i) each Company Product (including all Company software, firmware and middleware) by name and version number that is Public Software or that is derived from in any manner (in whole or in part) or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software; (ii) a description of each such Public Software and the Company Product; (iii) the Open License Terms applicable to each such Company Product and Public Software and the Open License Terms or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); (iv) whether such Public Software has been distributed by the Company or any Subsidiary of the Company or only used internally by the Company or any Subsidiary of the Company; (v) whether the Company or any Subsidiary of the Company has modified any such Public Software; and (vi) a complete and accurate statement of how Public Software is linked to or with or used within the Company Products (e.g., dynamically, statically, etc.) and with what portion of the Company Product the Public Software is linked or used.

(ii)     Except as set forth in Section 2.31(d) of the Disclosure Schedule, no Public Software has been distributed with, in whole or in part, any Company Product. The Company and the Subsidiaries of the Company are in compliance with all Open License Terms applicable to any Public Software licensed to or used by the Company and the Subsidiaries of the Company. The Company and the Subsidiaries of the Company have not received any notice alleging that the Company or any Subsidiary of the Company is in violation or breach of any Open License Terms. None of the inventions claimed in any of the Patents included in the Company Owned IP are practiced by any of the software described in Section 2.31(d) of the Disclosure Schedule and none of the inventions claimed in any of the Patents included in the Company Owned IP are practiced by or infringed by any other software that is Public Software. Section 2.31(d) of the Disclosure Schedule sets forth a complete and accurate list of all software used, reproduce, modified or distributed by the Company or any Subsidiary of the Company that is a commercial version of software that is also available as Public Software. The information Made Available by Company to Buyer regarding Public Software has been and is complete and accurate in all respects.

(e)     Security Measures; Audits.

(iii)     The Company and the Subsidiaries of the Company have implemented and maintained commercially reasonable security and other measures designed to protect all Systems from Viruses and from unauthorized access, use, modification, disclosure or other misuse.

(iv)     The Systems used in the Business of the Company and the Subsidiaries of the Company are substantially sufficient to conduct the Business of the Company and the Subsidiaries of the Company as currently conducted. The Systems are in working condition to perform all information technology operations necessary for the conduct of the Business of the Company and the Subsidiaries of the Company as currently conducted and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) as necessary for the conduct of the Business of the Company and the Subsidiaries of the Company as currently conducted. The representations and warranties in this Section shall not be deemed to be a representation or warranty as to infringement, misappropriation or violation of any Intellectual Property, which is provided solely in Section 2.15(f).

(v)     Except as set forth on Section 2.31(e)(v) of the Disclosure Schedule, none of the Systems have experienced any bugs, errors, incidents, malfunctions, failures, breakdowns, substandard performance or other deficiency, that has caused or could reasonably be expected to cause any material disruption or interruption in or to the use of any System in the conduct of the Business of the Company and the Subsidiaries of the Company.

(vi)      Except as set forth on Section 2.31(e)(vi) of the Disclosure Schedule, there has been no unauthorized access, use, intrusion, or breach of security (including any cyberattack), or failure, breakdown, performance reduction or other adverse event or incident adversely affecting any System, including any such event that has caused any: (i) disruption of or interruption in or to the use of any System or the conduct of the Business of the Company and the Subsidiaries of the Company or (ii) unauthorized access, loss, destruction, damage, or harm of or to the Business of the Company and the Subsidiaries of the Company, any System, or any data or information captured, processed, stored or used by any System or in the Business of the Company and the Subsidiaries of the Company.

(vii)     The Company and the Subsidiaries of the Company have taken commercially reasonable actions to protect and maintain the performance, integrity and security of the Systems and the data and other information stored or processed thereon, including Personal Data. The Company and the Subsidiaries of the Company maintain commercially reasonable documentation regarding the Systems and their support and maintenance.

(viii)     The Company and the Subsidiaries of the Company maintain commercially reasonable backup and data recovery, disaster recovery, business continuity and cybersecurity plans and procedures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business of the Company and the Subsidiaries of the Company as currently conducted without material disruption to or interruption in the Business of the Company and the Subsidiaries of the Company (collectively, the “Backup Plans”). The Company and the Subsidiaries of the Company have not had to implement any Backup Plan, other than for testing purpose, as a result of any incident, event or circumstance.

(ix)     The Company and the Subsidiaries have implemented written policies relating to the access, use, disclosure, maintenance and transmission of Personal Data, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under the Gramm-Leach-Bliley Act or other federal, state, local or foreign law, rule, or regulation, as applicable, and a comprehensive information security program that includes appropriate written information security policies.

(x)     The Company and the Subsidiaries of the Company have conducted all security audits or assessments and obtained or maintained security certificates as required by applicable Laws and Contracts. The Company and the Subsidiaries of the Company have corrected all material deficiencies, vulnerabilities and security holes discovered during any such security audits or assessments.

(f)     DMCA Compliance. The Company and the Subsidiaries of the Company have posted on the websites of the Company, the Subsidiaries of the Company and their Affiliates the acceptable use policy of the Company and the Subsidiaries of the Company and such policy includes the name and contact information of a copyright agent and any other information required by the U.S. Digital Millennium Copyright Act, 17 U.S.C. § 512 et seq. (“DMCA”). Each of the Company, the Subsidiaries of the Company and their Affiliates operates and has operated its business in a manner that would afford each of the Company, the Subsidiaries of the Company and their Affiliates the benefits of the “safe harbors” of the DMCA and the Communications Decency Act, 47 U.S.C. §§ 230(c)(1) and 230(c)(2). Each of the Company, the Subsidiaries of the Company and their Affiliates has adopted and complied with a policy of removing content that is the subject of a DMCA take-down notification unless the poster serves a counter notification in a timely manner.

ARTICLE III.     Representations and Warranties CONCERNING Buyer

Except as set forth in the Disclosure Schedule (each Section of which provides disclosure of information required by or qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, it being understood that any information, item or matter set forth on one section or subsection of the Disclosure Schedule shall be deemed disclosure only with respect to and shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection), the Buyer and Merger Sub hereby represent and warrant to the Company, jointly and severally, that:

3.01     Existence; Good Standing; Authority; Execution. Each of Buyer and Merger Sub has full entity or corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer or the Merger Sub is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and the Merger Sub of this Agreement and any other Transaction Document to which Buyer or the Merger Sub is a party, the performance by each of Buyer and the Merger of its obligations hereunder and thereunder and the consummation by each of Buyer and the Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer and the Merger Sub. This Agreement has been duly executed and delivered by the Buyer and the Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer and the Merger Sub enforceable against Buyer and the Merger Sub in accordance with its terms. When each other Transaction Document to which each of Buyer and the Merger Sub is or will be a party has been duly executed and delivered by Buyer and the Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each of Buyer and the Merger Sub enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.02     No Conflict; Consents. Except as set forth in Section 3.02 of the Disclosure Schedule, the execution, delivery and performance by Buyer or the Merger Sub of this Agreement and the other Transaction Documents to which Buyer or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or the Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or the Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or the Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings and approvals of state insurance regulatory agencies as may be required.

3.03     Proxy Statement. None of the information with respect to Buyer or Merger Sub that Buyer or any of its representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the date such Company Proxy Statement is first mailed to the Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.04     Financial Capability. Buyer has, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds in an amount at least equal to the Merger Consideration and to pay the aggregate Closing Consideration contemplated by this Agreement and to perform the other obligations of Buyer or Merger Sub contemplated by this Agreement and the other Transaction Documents.

3.05     Legal Proceedings. There is no pending or threatened Action against Buyer or any of its Subsidiaries, including the Merger Sub, nor is there any injunction, order, judgment, ruling, or decree imposed upon Buyer or any of its Subsidiaries, including the Merger Sub, in each case, by or before any Governmental Authority.

3.06     Post-Closing Operations. Each of Buyer and the Merger Sub has the present intention to (a) maintain for a period of at least at least one (1) year after the Closing (i) the corporate headquarters of the Surviving Corporation and the Subsidiaries of the Surviving Corporation at 100 Crowne Point Place, Sharonville, Ohio 45241 and (ii) the fee schedules and reimbursement rates for proprietary HMO networks of the Company and the Subsidiaries of the Company for Dental Providers as in effect immediately prior to the Effective Time and (b) use commercially reasonable efforts to preserve intact the Company’s and its Subsidiaries’ proprietary Dental Provider network(s) as in effect immediately prior to the Effective Time (which shall not be interpreted to limit or restrict efforts to expand any group Dental Provider network(s)).

3.07     Certain Tax Matters. Buyer is single-member limited liability company owned by a C corporation and Buyer is and will be a “disregarded entity” for U.S. federal income tax purposes following the Merger and the Effective Time. The Merger Sub is, and at all times since its formation has been, properly classified as a C corporation for U.S. federal income tax purposes. The Merger Sub has been formed and operated, and will be operated at all times until the Effective Time, for the sole purpose of effecting the Merger. Each of Buyer and the Merger Sub have complied with, and are in compliance with, all Tax Laws and other applicable Laws pertaining to Tax or Tax-related matters.

3.08     Brokerage. Except for the fees payable by Buyer disclosed on Section 3.08 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or the Merger Sub.

ARTICLE IV.     Covenants AND AGREEMENTS

4.01     Conduct of the Business. From the date hereof until the Closing, except as otherwise provided in this Agreement or as required by applicable Law or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company the Subsidiaries of the Company shall, (x) conduct the Business of the Company and the Subsidiaries of the Company in the Ordinary Course of Business, and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries of the Company and to preserve the rights, franchises, goodwill and relationships of its customers, lenders, suppliers, providers, insureds, regulators and others having business relationships with the Company and the Subsidiaries of the Company. Without limiting the foregoing, from the date hereof until the Closing Date, and except as otherwise provided in this Agreement, as required by Law, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company and the Subsidiaries of the Company shall:

(a)     preserve and maintain all of their material Permits and otherwise operate the Business in compliance with all applicable Laws in all material respects;

(b)     deliver to Buyer, as promptly as practicable after preparation thereof, (i) unaudited or audited, as the case may be, GAAP Statements filed with any Governmental Authority by or on behalf of the Company and the Subsidiaries of the Company after the date of this Agreement and copies of material correspondence relating to any such GAAP Statements; (ii) unaudited or audited, as the case may be, Statutory Accounting Statements filed by or on behalf of the Company and the Subsidiaries of the Company after the date of this Agreement and copies of material correspondence relating to any such Statutory Accounting Statements; (iii) any Company SEC Documents filed with any Governmental Authority by or on behalf of the Company after the date of this Agreement and copies of material correspondence relating to any such Company SEC Documents; and (iv) any financial statements (including monthly financial statements), reports, plans or budgets prepared for or used by the management of the Company or any Subsidiary of the Company in the conduct, management or operation of the Business;

(c)     defend and protect its properties and assets from infringement or usurpation in accordance with the Ordinary Course of Business;

(d)     maintain its books and records in accordance with past practice;

(e)     except in the Ordinary Course of Business, not take any of the following actions with respect to any Insurance Contract: reduce rates, fail to implement actuarially-based rate increases, extend existing policy terms, or accelerate renewals;

(f)     except in the Ordinary Course of Business or to the extent required by Law or any existing Contracts, not enter into, adopt, amend or terminate any Contract relating to the compensation or severance of any employee, consultant, or independent contractor of the Company or any Subsidiary of the Company;

(g)     except in the Ordinary Course of Business, not take any action which would be reasonably likely to result in (A) the realization of any gross capital loss or losses in an amount of $50,000 or more, or (B) an adverse impact on its surplus in an amount of $50,000 or more;

(h)     not license (other than in the Ordinary Course of Business), transfer, assign, sell, or otherwise encumber any Company Owned IP;

(i)     not (A) make any Tax election or adopt or elect any method of Tax accounting, (B) change or revoke any Tax election, (C) change any method of accounting for Tax purposes or Tax accounting period, (D) amend any Tax Return, (E) except as otherwise required by Law, file any Tax Return in a manner inconsistent with past practice, (F) surrender any right to, or file any claim for, a Tax refund, (G) settle any action, suit, or proceeding or in respect of Taxes, (H) enter into any Contract in respect of Taxes with any Governmental Authority, (I) make or request any Tax ruling, (J) enter into any Tax Sharing Agreement or other agreement with respect to Taxes (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes) or any closing agreement, (K) settle or compromise any claim or assessment in respect of Taxes, or (L) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes relating to the Company and the Subsidiaries of the Company, or (M) take any other action outside the normal course of business, if any such action would reasonably be expected to have the effect of increasing the Tax liability of the Company or the Subsidiaries of the Company (or any of their Affiliates (including Buyer)) for any tax period other than a taxable period ending on or prior to the Reference Balance Sheet Date; and

(j)     not take or permit any action that would cause any of the changes, events or conditions described in Section 2.07 to occur.

4.02     Company Acquisition Proposal.

(a)      No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement, except as expressly permitted by this Section 4.02, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers, and employees not to, and shall instruct its and their respective agents, advisors and representatives (collectively, along with such directors, officers, and employees, “Representatives”) not to, directly or indirectly:

(i)     solicit, initiate, knowingly induce, knowingly encourage, or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal;

(ii)     participate in any discussions or negotiations with any Third Party regarding any Company Acquisition Proposal;

(iii)     provide any non-public information or data concerning the Company or any of its Subsidiaries to any Third Party in connection with any Company Acquisition Proposal; or

(iv)     approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal.

The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal.

(b)     Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 4.02(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal, (i) contact the Third Party that has made such Company Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Company Board informing itself about such Company Acquisition Proposal and such Third Party and (ii) (A) provide access to non-public information regarding the Company or any of its Subsidiaries to the Third Party who made such Company Acquisition Proposal; provided that prior to furnishing any such material non-public information, the Company receives from the Third Party making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Buyer, and (B) engage or participate in any discussions or negotiations with any such Third Party regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (A) or (B) above, the Company Board determines in good faith, after consultation with outside legal counsel that (1) based on the information then available and after consultation with its financial advisor that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (2) the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c)     Notice. The Company shall promptly notify Buyer if (i) any written or other bona fide inquiries, proposals, or offers with respect to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company, or (iii) any discussions or negotiation with respect to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Buyer informed, on a current basis, of the status and terms of any such discussions or negotiations.

(d)     No Company Adverse Recommendation Change or Company Alternative Acquisition Agreement. Except as provided in Section 4.02(e) and Section 4.02(f), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify, or modify (or publicly propose or resolve to withhold, withdraw, qualify, or modify), in a manner adverse to Buyer, the Company Board Recommendation or approve, recommend, or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification, or modification (each, a “Company Adverse Recommendation Change”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement, or other agreement (other than a confidentiality agreement referred to in Section 4.02(b) entered into in compliance with Section 4.02(a)) relating to any Company Acquisition Proposal or requiring the Company (or that would require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement (a “Company Alternative Acquisition Agreement”); or (iii) approve or recommend, or publicly propose to enter into, a Company Alternative Acquisition Agreement.

(e)     Fiduciary Exception to Company Adverse Recommendation Change Provision. Notwithstanding anything to the contrary set forth in Section 4.02(d), following receipt of a written Company Acquisition Proposal by the Company after the date of this Agreement and the Company Board determining in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 4.02(e)(ii), or authorize, resolve, agree, or propose publicly to take any such action, if all of the following conditions are met:

(i)     the Company shall have (A) provided to Buyer three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of any Company Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Company Adverse Recommendation Change or to terminate this Agreement in accordance with Section 6.01(d)(ii) in order to enter into the Company Alternative Acquisition Agreement, as applicable, and (B) prior to making such a Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 6.01(d)(ii), as applicable, (1) used commercially reasonable efforts to engage in good faith with Buyer (to the extent Buyer wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement such that the Company Acquisition Proposal or the Company Alternative Acquisition Agreement, as applicable, ceases to constitute a Company Superior Proposal, and (2) in determining whether to make a Company Adverse Recommendation Change and/or to effect such a termination in accordance with Section 6.01(d)(ii), the Company Board shall take into account any changes to the terms of this Agreement proposed by Buyer and any other information provided by Buyer in response to such notice; and

(ii)     the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed by Buyer, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 6.01(d)(ii), as applicable, would be inconsistent with its fiduciary duties under applicable Law.

(f)     Company Adverse Recommendation Change. Notwithstanding anything to the contrary set forth in Section 4.02(d), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Adverse Recommendation Change, if all of the following conditions are met:

(i)     the Company shall have (A) provided to Buyer three (3) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Adverse Recommendation Change, and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Company Adverse Recommendation Change and (B) prior to making such a Company Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Buyer (to the extent Buyer wishes to engage) during such three (3) Business Day period to consider adjustments to the terms and conditions of this Agreement in such a manner that the failure of the Company Board to make a Company Adverse Recommendation Change in response to the Company Intervening Event in accordance with clause (ii) below would no longer would be inconsistent with its fiduciary duties under applicable law; and

(ii)     the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed by Buyer, the failure to make a Company Adverse Recommendation Change, would be inconsistent with its fiduciary duties under applicable law.

(g)     Nothing contained herein shall prevent the Company Board from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 4.02; or (ii) making any required disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Governmental Order, provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of Section 4.02(e). For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be a Company Adverse Recommendation Change.

4.03     Stockholders Approval.

(a)     The Company shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the Stockholders (the “Company Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail a proxy statement (the “Company Proxy Statement”) to the holders of Company Stock in advance of such meeting. The Company Proxy Statement shall include the Company Board’s recommendation to the holders of the Company Stock to adopt this Agreement and approve the Merger. The Company shall use reasonable best efforts to (i) solicit from the holders of Company Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other commercially reasonable actions that are reasonably necessary or advisable to secure the vote or consent of the holders of Company Stock required by applicable Law and the Organizational Documents of the Company to obtain such approval (such approval, the “Company Stockholder Approval”). The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Buyer. The Company shall keep Buyer and Merger Sub updated with respect to proxy solicitation results as requested by Buyer or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Buyer other than (i) in order to obtain a quorum of its stockholders or (ii) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Company Proxy Statement for compliance with applicable Law. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)     In connection with the Company Stockholders Meeting, as promptly as practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the Securities and Exchange Commission (the “SEC”). Buyer, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Merger Sub will furnish the Company the information relating to it required by the Securities and Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Buyer a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each Party agrees to consult and cooperate with the other Parties in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Buyer prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Buyer, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Buyer of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Buyer with copies of all written correspondence between the Company and its agents advisors and other representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

4.04     Access to Information. From the date hereof until the Closing, to the extent not otherwise precluded by Law, the Company and the Subsidiaries of the Company shall (a) afford Buyer and its agents, advisors and other representatives reasonable access to the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and the Subsidiaries of the Company; (b) furnish Buyer and its agents, advisors and other representatives with such financial, operating and other data and information related to the Company and the Subsidiaries of the Company as Buyer or any of its agents, advisors or other representatives may reasonably request; (c) furnish Buyer and its agents, advisors and other representatives with any data, documents, and information regarding actual or alleged violations of Privacy Laws; and (d) instruct the agents, advisors or other representatives of the Company and the Subsidiaries of the Company to cooperate with Buyer in its preparation for the Closing, including Buyer’s reasonable investigation of the Company and the Subsidiaries of the Company. Any investigation pursuant to this Section 4.04 is to be conducted upon reasonable advance notice to the Company and during a time, at a location and in a manner as reasonably agreed upon by the Parties. No investigation which has been or will be made by Buyer or other information received by Buyer will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Subsidiaries of the Company in this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of the Subsidiaries of the Company shall be required to disclose any information to Buyer if such disclosure would jeopardize the protection of attorney-client or other privilege or contravene any applicable Law or fiduciary duty, it being agreed that each of the Parties agrees to use its reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention (such as by entering into a common interest agreement). Prior to the Closing, without the prior written consent of the Company, which shall not be unreasonably withheld or delayed, neither Buyer nor Merger Sub shall contact any Dental Provider or any other supplier or customer of the Company or any of the Subsidiaries of the Company and Buyer shall not perform invasive or subsurface investigations of any real property of the Company and its Subsidiaries. Buyer shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 4.04.

4.05     Notice of Developments.

(a)     From the date of this Agreement until the Closing Date, each Party will promptly notify the other Party of:

(i)     any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)     any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii)     any change or fact of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article V becoming incapable of being satisfied.

(b)     Prior to the Closing, the Company may deliver to Buyer one or more supplements, updates, or amendments to the Disclosure Schedule in respect of a Second Tier Fundamental Representation, and any such supplement, update, or amendment (except to the extent that the notified matter, individually or in the aggregate when considered with other notified matters respecting Second Tier Fundamental Representations results in (i) the Second Tier Fundamental Representations not being true and correct in all material respects or (ii) a Material Adverse Effect) will be considered for purposes of determining whether the condition set forth in Section 5.02(a) has been satisfied.  Prior to the Closing, the Company may deliver to Buyer one or more supplements, updates, or amendments to the Disclosure Schedule in respect of a Non-Fundamental Representation, and any such supplement, update, or amendment (except to the extent that the notified matter, individually or in the aggregate when considered with other notified matters respecting Non-Fundamental Representations, results in a Material Adverse Effect) will be considered for purposes of determining whether the condition set forth in Section 5.02(a) has been satisfied.

4.06     Resignations. The Company the Subsidiaries of the Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers/directors of the Company and the Subsidiaries of the Company from the officer and manager/director titles (but not from any employment relationship) requested by Buyer at least five (5) Business Days prior to the Closing.

4.07     Approvals and Consents.

(a)     Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates to obtain all Governmental Approvals, and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     In furtherance and without limiting the foregoing, (i) Buyer shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with all required applicants, together with all exhibits, affidavits and certificates, with the Ohio Department of Insurance, as promptly as practicable after the date hereof and (ii) the Parties shall make any registrations, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Transaction Documents. The Company shall cooperate with Buyer in the preparation of any such filing by Buyer, including the prompt provision of any information or documents reasonably requested by Buyer or required by the applicable Governmental Authority. Buyer agrees promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that are customarily required by any Governmental Authority relating to Buyer or any of its Affiliates (including any of their respective directors, officers, employees) and all Persons who are deemed or may be deemed to “control” Buyer within the meaning of applicable insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, or directors, subject to customary and appropriate protection and confidential treatment of sensitive personally identifiable information and competitive information.

(c)     The Company and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 2.04 and Section 3.02 of the Disclosure Schedule; provided, however, that neither Party shall be obligated to pay any consideration therefor to any third party from whom consent, or approval is requested.

(d)     Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) through (b) above, each of the Parties shall use their reasonable best efforts to:

(i)     respond to any inquiries by any Governmental Authority regarding insurance regulatory, antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)     avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii)     in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(e)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company or any Subsidiary of the Company with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)     Notwithstanding the foregoing, nothing in this Section 4.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to

(i)     sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, voting securities, businesses or interests of Buyer or the Company or any Subsidiary of the Company or any of their respective Affiliates;

(ii)     impose any conditions relating to, or changes or restrictions in, the operations of any such assets, voting securities, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement;

(iii)     provide any financial support, contribution, re-capitalization, parental guarantee, keepwell, or other similar obligation or to incur any liability with respect to the Company and the Subsidiaries of the Company;

(iv)     make any material modification or waiver of the terms and conditions of this Agreement;

(v)     enter into a consent decree order requiring the divestiture or holding separate of any assets or voting securities or the termination or modification of existing relationships and contractual rights; or

(vi)     take or refrain from taking or to agree to it, or any of its Affiliates taking or refraining from taking, any action, or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by Governmental Authorities in connection with the transactions contemplated by this Agreement or the Transaction Documents, would or would reasonably be expected to (A) result in the loss, disallowance or expiration of any of the permitted accounting, actuarial or reporting practices of an insurance company or (B) restrict any dividends from any insurance company other than as required by applicable Law.

4.08     Closing Conditions. From the date hereof until the Closing, each Party shall use their reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article V hereof.

4.09     Lease Renewal. The Company and the Subsidiaries of the Company shall not renew the Louisville, Kentucky Lease that is set to expire on September 30, 2019. The Parties shall use their reasonable best efforts in good faith to negotiate an extension of such Lease upon terms and conditions mutually agreeable to the Parties.

4.10     Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

4.11     Public Announcements. Buyer and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement before such consultation (and, to the extent applicable, shall provide copies of any such press release or public statement to the other Parties and shall consider in good faith the comments of the other Parties); provided that the restrictions set forth in this Section 4.11 shall not apply to any release or public statement (a) required by applicable Law (including securities laws applicable to the Company), (b) made or proposed to be made by the Company in compliance with Section 4.02, (c) made by the Company to comply with the terms of this Agreement (including the provisions of Section 4.03), or (d) in connection with any dispute between the Parties regarding this Agreement, the Merger, or the other transactions contemplated hereby.

4.12     Plan Terminations. The Company shall take all necessary Company Board action to terminate the Deferred Compensation Plan, and all plans and agreements that must be aggregated with it under Section 409A of the Code, within the thirty (30) days before the Closing Date, subject to and in accordance with Section 409A of the Code and the Treasury Regulations thereunder. The Company shall use its reasonable best efforts to enter into a release agreement in a form approved by Buyer (the “Deferred Compensation Payment and Release Agreement”) with each participant in the Deferred Compensation Plan; provided, that, the Company shall not be required to pay additional amounts to obtain any such release agreement.

4.13     SEC De-registration. The Company shall take all actions necessary or appropriate to enable the Company to de-register under the Exchange Act as soon as possible following the Effective Time.

4.14     Review Period Adjustment Process. If Buyer provides written notice to the Company prior to the Closing that Buyer believes that the Company has failed to duly perform and comply with its obligations under Section 4.01 during the Review Period and that as a result Buyer requires a Review Period Adjustment to the Merger Consideration pursuant to Section1.08(a)(iv) in an amount not to exceed Four Hundred Fifteen Thousand Dollars ($415,000), then Buyer and the Company agree to use their reasonable best efforts in good faith: (a) to determine whether such failure did in fact occur; and (b), if such failure did in fact occur, to negotiate and attempt to mutually agree in writing upon the final amount of the Review Period Adjustment that is appropriate in light of such failure.

4.15     Representation and Warranty Insurance. Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain and bind the R&W Insurance Policy on the terms and conditions set forth on Exhibit E. For the avoidance of doubt, obtaining and binding the R&W Insurance Policy shall not be a condition to the obligations of Buyer and Merger Sub to effect the Merger. The Company shall pay up to $350,000 of the premium, broker fees, taxes, and underwriting costs actually charged by third parties (the “RWI Premium”) that are required to obtain the R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary, the Company is not responsible for costs or expenses relating to deductibles or other retention required by the R&W Insurance Policy. Prior to the Closing, the Company shall use commercially reasonable efforts to assist Buyer in obtaining the R&W Insurance, including by providing reasonable access to the records, properties, personnel of the Company and the Subsidiaries of the Company, and by furnishing Buyer and the R&W Insurance Policy provider with information and documentation customarily required for such insurance. Buyer and its Affiliates shall cause the R&W Insurance Policy to explicitly provide that the provider of the R&W Insurance Policy will not have the right to, and will not, pursue any subrogation or contribution rights or any other claims against the Company, any of the Subsidiaries of the Company, or any of their respective employees, officers, directors, or equityholders in connection with any claim made by an insured party under the R&W Insurance Policy except in the case of intentional fraud.

4.16     Director and Officer Indemnification and Insurance.

(a)     Prior to the Closing, the Company shall, at the Company’s expense, purchase a prepaid insurance policy (i.e., “tail coverage”) having a term of six (6) years after the Closing and on terms no less favorable (including in with respect to scope) than the terms of the policy or policies maintained by the Company immediately prior to the Closing for the benefit of the directors and officers of the Company and the Subsidiaries of the Company (such policy the “D&O Tail Policy”).

(b)     For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificate of formation, articles of incorporation, limited liability company agreement or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the Parties that the current and former officers, directors and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law, provided that no such officer, director or similar functionary shall have any right to indemnification or contribution from the Surviving Corporation or any of its Subsidiaries in respect of any Action against such Person for which such Person is otherwise responsible under this Agreement.

4.17     Merger Sub. Until the Effective Time, Buyer shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub. Buyer shall take all action necessary to cause the Merger Sub to perform its obligations under this Agreement and the consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Buyer, as the sole stockholder of Merger Sub, shall execute a written consent by sole stockholder approving this Agreement in accordance with the DGCL and any other applicable Law, and Buyer shall provide a copy of such action by written consent to the Company.

4.18     Section 280G Approval. Before the Closing Date, the Company shall promptly submit to stockholders for approval (in a manner reasonably satisfactory to Buyer), pursuant to the terms of Section 280G(b)(5)(B) of the Code, the payments and/or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Buyer), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing Date, the Company shall deliver to Buyer evidence satisfactory to Buyer that (i) a vote of the stockholders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to the payments and/or benefits that were subject to the stockholder vote (the “Section 280G Stockholder Approval”), or (ii) the Section 280G Stockholder Approval was not obtained, and as a consequence such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to valid waivers of those payments and/or benefits executed by the affected individuals prior to the stockholder vote.

4.19     Notices to Governmental Authorities. No later than thirty (30) days prior to the closing of this Agreement, the Company shall cause to be filed with the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services, at its sole cost and expense, a notice of the prospective change of owner for each Qualified Health Plan offered on an Exchange in accordance with the requirements of 45 C.F.R. §156.330. The Company and the Buyer, as applicable, shall also file any additional notices required by state law within the timeframe required by Law. The Company and Buyer shall cooperate as necessary to effectuate the timely filing of all such required notices.

4.20     401(k) Plan Matters; Other Benefit Plan Matters.

(a)     Prior to the Effective Time, the Company shall terminate the Company’s 401(k) Plan. The Company shall deliver to Buyer written notice of Seller’s determination to terminate the Seller 401(k) Plan at least thirty (30) days prior to the Closing Date. The accounts of all participants and beneficiaries of the Company’s 401(k) Plan as of such termination shall become fully vested. As soon as practical following the Effective Time, the account balances and the Company 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Buyer agrees to permit employees of the Company who continue their employment with the Company following the Closing (“Continuing Employees”) to rollover their account balances in the Company 401(k) Plan to the Buyer 401(k) Plan. Prior to taking any such action, the Company shall provide Buyer with a copy of such resolutions or consent in connection with such Company 401(k) Plan termination, and shall consider any comments provided by Buyer in good faith.

(b)     Immediately prior to the Effective Time and subject to the occurrence of the Effective Time, the Company shall, at the request of Buyer in Buyer’s discretion, freeze, terminate or retain such other Company benefit plan as requested by Buyer subject to and in accordance with applicable Law.

(c)     Buyer’s benefit plans shall credit each Continuing Employee’s service with the Company as service for purposes of participation and benefits in Buyer’s benefit plans.

(d)     From and after the Effective Time, the Continuing Employees shall be provided with employee benefits that are substantially comparable to employee benefits provided to other employees under the Company’s or the Buyer’s compensation and benefit plans (excluding for this purpose any equity-based incentive plans and nonqualified deferred compensation plans).

ARTICLE V.     CONDITIONS TO the merger

5.01     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger are subject to the fulfillment or waiver (where permissible pursuant to applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a)     Stockholder Approval. This Agreement, the Merger and the other transactions contemplated hereby shall have been adopted and approved at the Company’s Stockholders Meeting by holders of the requisite number of shares of Company Stock in accordance with the ORC and the Company’s Organizational Documents.

(b)     No Injunctions, Orders or Restraints; Illegality. No Governmental Authority having jurisdiction over any party to this Agreement shall have enacted, issued, promulgated, enforced or entered any Laws or Governmental Order, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c)     Governmental Approvals. All consents, approvals, and other authorizations of any Governmental Authority set forth in Section 5.01(c) of the Disclosure Schedule and required to consummate the Merger and the other transactions contemplated by this Agreement (other than (i) the filing of the OH Certificate of Merger with the Secretary of State of the State of Ohio and (ii) the filing of the DE Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained and shall be in full force and effect.

5.02     Additional Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived (where permissible pursuant to applicable Law) by Buyer and Merger Sub at or prior to the Effective Time:

(a)     Representations and Warranties. The First Tier Fundamental Representations of the Company contained in Article II of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as though made at and as of such time (except for those representations and warranties that address matters only as a specified date, the accuracy of which shall be determined as of that specified date). The Second Tier Fundamental Representations of the Company contained in Article II of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as though made at and as of such time (except for those representations and warranties that address matters only as a specified date, the accuracy of which shall be determined as of that specified date). The representations and warranties of the Company contained in Article II of this Agreement (except for the First Tier Fundamental Representations and the Second Tier Fundamental Representations), the other Transaction Documents, and any certificate or other writing delivered pursuant hereto (the “Non-Fundamental Representations”) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as though made at and as of such time (except for those representations and warranties that address matters only as a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b)     Performance and Obligations of the Company. The Company shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)     No Material Adverse Effect. There shall not have been any Material Adverse Effect during the period commencing on the date of this Agreement and ending at the Effective Time.

(d)     Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered to Buyer, the following:

(i)     a FIRPTA certificate substantially in the form attached hereto as Exhibit F, dated as of the Closing Date and executed by the Company;

(ii)     a good standing certificate (or its equivalent) for the Company and each Subsidiary of the Company from the Secretary of State of the state in which the entity was formed, each dated no earlier than five (5) days prior to the Closing Date;

(iii)     evidence reasonably satisfactory to Buyer of the termination of each Contract listed on Section 2.23 of the Disclosure Schedule, providing that, effective as of the Closing, such Contracts shall have no further force or effect and that the Company shall have no further obligations or liabilities thereunder;

(iv)     evidence reasonably satisfactory to Buyer that each of the consents, waivers and notices listed on Section 2.04(c) and Section 2.04(d) of the Disclosure Schedule has been obtained and remains in full force and effect;

(v)     certificate of an authorized officer of the Company certifying as to a copy of the resolutions adopted by the Board of Directors of the Company terminating the DCP Holding Company Deferred Compensation Plan in accordance herewith;

(vi)     a Deferred Compensation Payment and Release Agreement from each participant in the Deferred Compensation Plan having vested accrued benefits in excess of $50,000 under such plan;

(vii)     a certificate of an authorized officer of the Company and each Subsidiary of the Company, dated as of the Closing Date, certifying as to (A) the incumbency of officers of the Company and each Subsidiary of the Company, as applicable, executing documents executed and delivered in connection herewith, (B) the copies of the Organizational Documents of the Company and each Subsidiary of the Company, as applicable, each as in effect from the date of this Agreement until the Closing Date, and (C) with respect to the Company, a copy of the resolutions of the Company Board and the Company Written Consent authorizing and approving the applicable matters contemplated hereunder;

(viii)     a certificate of an authorized officer of the Company, dated as of the Closing Date, that each of the conditions set forth in Section 5.02(a) and Section 5.02(b) have been satisfied;

(ix)     if requested by Buyer within five calendar days before the Closing Date, a copy of applicable board resolutions terminating the DCP Holding Company 401(k) Retirement Plan effective no later than the day before the Closing Date;

(x)     Evidence of the termination of the 2006 Dental Care Plus Management Equity Incentive Plan (amended and restated Effective January 1, 2014) effective as of the Closing; and

(xi)     resignations of the directors and officers of the Company and each Subsidiary of the Company specified in Section 4.06.

(e)      Employees. Each of the individuals listed on Exhibit G, (i) shall still be a Service Provider of the Company or a Subsidiary of the Company, as applicable, and performing their usual and customary duties for the Company or a Subsidiary of the Company, as applicable, immediately before the Effective Time, and (ii) shall not have notified the Company or a Subsidiary of the Company, as applicable, in writing of such Service Provider’s intention to leave the employ of the Company or a Subsidiary of the Company, as applicable, following the Effective Time.

(f)     Non-Competition Agreements. The Company shall have used its best efforts to cause each of the individuals listed on Exhibit H to execute Retention Bonus Agreements and Non-Competition Agreements in substantially the form attached hereto as Exhibit I-1 and I-2, respectively, so that such agreements shall be in full force and effect as of the Effective Time.

(g)     Paying Agent Agreement. The Company shall have executed and delivered the Paying Agent Agreement and such agreement shall remain in full force and effect.

(h)     Operations Insurance Policies. With respect to the Operations Insurance Policies, the Company shall have delivered to Buyer evidence reasonably acceptable to Buyer that before the Closing, the Company shall have done each of the following at its own expense:

(i)     caused Buyer to be named an additional insured with respect to the Operations Insurance Policies that are occurrence policies;

(ii)     obtained and caused to be maintained (including pre-paying any associated premium) tail insurance (the “Tail Policy”) for a period of three years with respect to “claims made” policies (managed care liability/errors and omissions, employment practices liability, fiduciary, crime and cyber) so that the Company and the Subsidiaries of the Company will continue to be covered by those policies; and

(iii)     provided to Buyer current and complete copies of any and all such Operations Insurance Policies and any revisions, amendments, riders and supplements of any kind thereto evidencing the foregoing.

(i)     Appraisal Rights. Holders of not more than seven percent (7%) of the outstanding shares of Company Stock as of the Effective Time (i) shall have properly asserted and perfected their appraisal rights under Section 1701.85 of the ORC and (ii) shall not have effectively waived, withdrawn, or lost such rights by the End Date.

(j)     Determination of Review Period Adjustment. Immediately prior to the Effective Time, the Company and Buyer shall have agreed in writing as to either (i) the determination of the amount of the Review Period Adjustment or (ii) that the Company has performed its obligations under Section 4.01 during the Review Period and that therefore no such adjustment is required.

5.03     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived (where permissible pursuant to applicable Law) by the Company at or prior to the Effective Time:

(a)     Representations and Warranties. The representations and warranties of Buyer and the Merger Sub contained in Section 3.01, Section 3.04, Section 3.06, Section 3.07, and Section 3.08 shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “material,” “materially,” or words of similar qualification or meaning) when made and as of immediately prior to the Effective Time, as though made at and as of such time (except for those representations and warranties that address matters only as a specified date, the accuracy of which shall be determined as of that specified date). The other representations and warranties of Buyer and the Merger Sub contained in Section 3.02, Section 3.03 and Section 3.05, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “material,” “materially,” or words of similar qualification or meaning) when made and as of immediately prior to the Effective Time, as though made at and as of such time (except for those representations and warranties that address matters only as a specified date, the accuracy of which shall be determined as of that specified date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s and the Merger Sub’s ability to consummate the transactions contemplated hereby.

(b)     Performance of Obligations of Buyer and Merger Sub. Each of Buyer and the Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by Buyer and/or the Merger Sub at or prior to the Closing.

(c)     Paying Agent Agreement. Buyer shall have executed and delivered the Paying Agent Agreement and such agreement shall remain in full force and effect.

(d)     Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered to the Company, the following;

(i)     a good standing certificate (or its equivalent) for each of Buyer and the Merger Sub from the Secretary of State of the state in which the entity was formed, each dated no earlier than five (5) days prior to the Closing Date;

(ii)     a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying as to (A) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (B) the copies of the Organizational Documents of Buyer, each as in effect from the date of this Agreement until the Closing Date, and (C) with respect to Buyer, a copy of the resolutions of the Buyer board of directors authorizing and approving the applicable matters contemplated hereunder;

(iii)     a certificate of an authorized officer of the Merger Sub, dated as of the Closing Date, certifying as to (A) the incumbency of officers of the Merger Sub executing documents executed and delivered in connection herewith, (B) the copies of the Organizational Documents of the Merger Sub, each as in effect from the date of this Agreement until the Closing Date, and (C) with respect to the Merger Sub, a copy of the resolutions of the Merger Sub board of directors authorizing and approving the applicable matters contemplated hereunder (and, if required by the Organizational Documents of the Merger Sub or Law, a copy of the resolutions of the sole shareholder of the Merger Sub authorizing and approving the applicable matters contemplated hereunder);

(iv)     a certificate of an authorized office of Buyer, dated as of the Closing Date, that each of the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied; and

(v)     a certificate of an authorized office of the Merger Sub, dated as of the Closing Date, that each of the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied.

(e)     Determination of Review Period Adjustment. Immediately prior to the Effective Time, the Company and Buyer shall have agreed in writing as to either (i) the determination of the amount of the Review Period Adjustment or (ii) that the Company has performed its obligations under Section 4.01 during the Review Period and that therefore no such adjustment is required.

ARTICLE VI.     Termination

6.01     Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval except otherwise specified below):

(a)     by mutual written agreement of the Company and Buyer;

(b)     by either the Company or Buyer, if;

(i)     the Merger has not been consummated on or before September 30, 2019 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that if on such date, the conditions to the Closing set forth in Section 5.01(b) (if the applicable Governmental Order relates to the matters referenced in Section 5.01(c)) or Section 5.01(c) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End Date shall automatically be extended to and including November 30, 2019, if either the Company or Buyer notifies the other Party in writing on or prior to September 30, 2019, of its election to extend the End Date to November 30, 2019; provided further that the right to terminate this Agreement or extend the End Date pursuant to this Section 6.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)     there shall be in effect any Governmental Order in the U.S. that enjoins, prevents, or prohibits the consummation of the Merger and, if such Governmental Order is an applicable Governmental Order, such Governmental Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 6.01(b)(ii) shall not be available to any Party who has failed to perform fully its obligations under Sections 4.07 and 4.08, if such failure results in such Governmental Order being in effect; or

(iii)     if this Agreement has been submitted to the Stockholders of the Company for adoption or approval at the Company Stockholders Meeting and the Company Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(c)     by Buyer, if:

(i)     at any time prior to the Company Stockholder Approval having been obtained, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include the Company Board Recommendation in the Company Proxy Statement, or (C) breached any of its obligations under Section 4.02 or Section 4.03 in any material respect, other than in the case where (1) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (2) such breach was not caused by, or within the Knowledge of, the Company, and (3) the Company takes appropriate actions to remedy such breach upon discovery thereof;

(ii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 5.02(a) or Section 5.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within thirty (30) days following written notice to the Company from Buyer of such breach or failure to perform, but only so long as Buyer is not then in breach of its representations, warranties, covenants, or agreements set forth in this Agreement, which breach by Buyer would cause any condition set forth in Section 5.03(a) or Section 5.03(b) not to be satisfied; or

(iii)     the Company shall have breached any of its obligations under Section 5.02 in any material respect, other than in the case where such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (A) such breach was not caused by, or within the Knowledge of, the Company, and (B) the Company takes appropriate actions to remedy such breach upon discovery thereof; or

(d)     by the Company, if:

(i)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 5.03(a) or Section 5.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Buyer or Merger Sub, as applicable, within thirty (30) days following written notice to Buyer from the Company of such breach or failure to perform, but only so long as the Company is not then in breach of its representations, warranties, covenants, or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 5.02(a) or Section 5.02(b) not to be satisfied;

(ii)     at any time prior to the Company Stockholder Approval being obtained, (A) if the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 4.02, to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal and (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 4.02, enters into a Company Alternative Acquisition Agreement providing for a Company Superior Proposal; or

(iii)     if (A) there shall be in effect any Governmental Order in respect of the matters contemplated by Section 4.07(d) that shall not have become final and non-appealable and that enjoins, restrains, prevents, prohibits, or makes illegal the consummation of the Merger, (B) within thirty (30) days after such Governmental Order first being in effect, Buyer shall not have instituted appropriate proceedings seeking to have such Governmental Order vacated, lifted, reversed, overturned, or terminated and (C) such failure to institute appropriate proceedings shall not have been cured by Buyer within ten (10) days following irrevocable written notice to Buyer from the Company of the Company’s intent to terminate this Agreement pursuant to this Section 6.01(d)(iii) in respect of such failure (which notice may not be given prior to the expiration of such thirty (30)-day period and, for the avoidance of doubt, shall not be effective if Buyer institutes such appropriate proceedings within such ten (10)-day period).

The Party desiring to terminate this Agreement pursuant to this Section 6.01 (other than pursuant to Section 6.01(a)) shall give written notice of such termination to the other Party.

6.02     Effect of Termination. In the event of a termination of this Agreement by either Buyer or the Company in accordance with Section 6.01, the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section 6.02, Section 4.08, and ARTICLE IX), and there shall be no liability on the part of Buyer or Company to one another; provided, however, that the foregoing shall not limit the liability of any Person for such Person’s knowing or willful breach of the terms and conditions of this Agreement, if any, prior to such termination.

6.03     Termination Fees.

(a)     If this Agreement is terminated (i) by Buyer pursuant to Section 6.01(c)(i)(A) or (ii) by the Company pursuant to Section 6.01(d)(ii), then the Company shall, within three (3) Business Days after such termination, pay Buyer a fee in the amount of Two Million Dollars ($2,000,000) (the “Company Termination Fee”).

(b)     If (i) this Agreement is terminated by Buyer or the Company pursuant to Section 6.01(b)(i) or Section 6.01(b)(iii), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced and, in each case, not withdrawn, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clause (i) of this Section 6.03(b), the Company consummates a Company Acquisition Proposal or enters into a definitive agreement contemplating a Company Acquisition Proposal, then the Company shall pay Buyer the Company Termination Fee within three (3) Business Days of the earlier of such entry or consummation; provided that solely for purposes of this Section 6.03(b), the term “Company Acquisition Proposal” shall have the meaning assigned thereto in the definition thereof set forth in ARTICLE VIII except that references in the definition to “20%” shall be replaced by “more than 50%.”

(c)     If this Agreement is terminated pursuant to Section 6.01(b)(i) or Section 6.01(b)(ii) (solely in respect of any Governmental Order in respect of the matters contemplated by Section 4.07(f)(ii)), and, at the time of such termination, (A) the condition set forth in Section 5.01(c) has not been satisfied and (B) the other conditions set forth in Section 5.01 (other than the condition set forth in Section 5.01(b) solely in respect of any Governmental Order in respect of the matters contemplated by Section 4.07(f)(ii)) and Section 5.02 have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Buyer shall pay or cause to be paid a fee in the amount of One Million Four Hundred Thousand Dollars ($1,400,000) (the “Buyer Termination Fee”) to the Company as promptly as reasonably practicable (and in any event within three Business Days following such termination), provided however that such Buyer Termination Fee shall be payable to the Company only in the event Buyer has failed to perform its obligations under Section 4.07.

(d)     Any payment of the Company Termination Fee or the Buyer Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or the Company, as applicable.

(e)     The Parties agree and understand that (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Buyer be required to pay either the Buyer Termination Fee on more than one occasion and (ii) in no event shall Buyer be entitled, pursuant to this Section 6.03, to receive an amount greater than the Company Termination Fee and in no event shall the Company be entitled, pursuant to this Section 6.03, to receive an amount greater than the Buyer Termination Fee, as applicable. Notwithstanding anything to the contrary in this Agreement, except in the case of intentional fraud, (A) if Buyer receives the Company Termination Fee from the Company pursuant to this Section 6.03 or if the Company receives the Buyer Termination Fee from Buyer pursuant to this Section 6.03, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current, or future stockholders, Affiliates and Representatives and none of the paying party, any of its Subsidiaries, or any of their respective former, current, or future stockholders, Affiliates, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (B) if (1) Buyer or Merger Sub receives any payments from the Company in respect of any breach of this Agreement and thereafter Buyer receives the Company Termination Fee pursuant to this Section 6.03 or (2) the Company receives any payments from Buyer or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Buyer Termination Fee pursuant to this Section 6.03, the amount of such Company Termination Fee or Buyer Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee or Buyer Termination Fee, as applicable, in respect of any such breaches. The Parties acknowledge that the agreements contained in this Section 6.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the Parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 6.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 6.03, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 6.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

ARTICLE VII.     SURVIVAL

None of the representations, warranties, agreement or covenants contained in this Agreement or in any instrument delivered under this Agreement (including in any Transaction Document) will survive the Effective Time. This Article VII shall not limit any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything in this Agreement to the contrary, none of the limitations or exceptions set forth herein, including any periods of survival with respect to the representations, warranties, covenants and agreements, shall in any way limit or modify the ability of Buyer or the Surviving Corporation to (i) make claims under or recover under the R&W Insurance Policy, or (ii) initiate any Action against any party hereto or seek any remedy in the case of intentional fraud.

ARTICLE VIII.     Definitions

8.01     Definitions. Whenever used in this Agreement, the following terms and phrases have the following respective meanings:

“Accounting Firm” has the meaning set forth in Section 1.08(g).

“Action” means any (i) claim, charge, cause of action, lawsuit, demand, notice of violation, citation or summons, request for indemnification, demand for damages (ii) audit, lawsuit, legal proceeding, arbitration proceeding, administrative enforcement proceeding, or subpoena or (iii) written inquiry, investigation, enforcement action, penalties or fines by a Governmental Authority, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actuarial Analysis” means each actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of the Company and the Subsidiaries of the Company by any actuary, or delivered by any actuary to the Company or any Subsidiary of the Company since January 1, 2013, in which such actuary has: (i) expressed an opinion on the adequacy of the reserves of that the Company and the Subsidiaries of the Company, or (ii) expressed an opinion as to the adequacy of premiums or made a recommendation as to the premiums that should be charged by the Company and the Subsidiaries of the Company.

“ADA” has the meaning set forth in Section 2.30(b).

“Affiliates” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Statements” means, with respect to any Person, the annual statements of such Person filed with or submitted to the insurance Governmental Authority in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Authority.

“Backup Plans” has the meaning set forth in Section 2.31(e)(viii).

“Business” means the business of the Company and its Subsidiaries, which includes operating an insurance company, a health insuring corporation, and an insurance agency, and providing third party administration services to self-insured group dental plans.

“Business Day” means a day on which banks are open in Washington, D.C. and New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Termination Fee” has the meaning set forth in Section 6.03(c).

“Capital Leases” means leases reflected as “capital leases” on the Financial Statements or required to be accounted for as capital leases under GAAP (as GAAP is in effect as of the date of this Agreement).

“Cash” means cash and all cash equivalents.

“Change of Control Payments” means any compensatory amounts which become payable by the Company to any of its current or former employees, directors, officers, executives, consultants or service providers as a result of the execution or delivery of this Agreement or the consummation of the Merger (alone or together with any other event), in each case pursuant to any Plan, including without limitation payments in respect of the Deferred Compensation Plan Termination Amount.

“Closing” has the meaning set forth in Section 1.02.

“Closing Consideration” has the meaning set forth in Section 1.08(a).

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Date Indebtedness” has the meaning set forth in Section 1.08(a)(ii).

“Closing Expenses” has the meaning set forth in Section 1.08(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 4.02(e).

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 4.02(e).

“Company Acquisition Proposal” means any indication of interest, proposal, or offer from any Person or Group, other than Buyer and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (b) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of the Company, or (c) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company, under which such Person or Group would acquire, directly or indirectly, (i) assets equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (ii) beneficial ownership of 20% or more of any class of equity or voting securities of the Company.

“Company Balance Sheet” has the meaning set forth in Section 2.06(c).

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” means a resolution adopted by the Company Board recommending that the holders of the Company Stock adopt this Agreement and approve the Merger.

“Company Certificates” has the meaning set forth in Section 1.09(b).

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company and the Subsidiaries of the Company.

“Company Intervening Event” means any material event, change, effect, development, or occurrence occurring or arising after the date of this Agreement that (a) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Company Board as of or prior to the date of this Agreement and (b) does not relate to or involve any Company Acquisition Proposal.

“Company IP Agreements” means all written Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company or any of the Subsidiaries of the Company is a party, but excluding (a) any such Contracts, with yearly payments under $15,000, pertaining to “shrink wrap” or “off the shelf” Intellectual Property or Software or non-customized Software that is commercially available and (b) any Contracts with customers of the Company or any of its Subsidiaries, on the Company’s or Subsidiary of the Company’s standard form customer agreement, that were entered into in the Ordinary Course of Business.

“Company IP Registrations” means all the Company Owned IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Owned IP” means all Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company.

“Company Permits” has the meaning set forth in Section 2.19(a).

“Company Products” means each and all (i) products currently manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Company, and (ii) services currently offered, made commercially available, marketed, delivered or provided by Company; provided that no insurance products or services, including without limitation Insurance Contracts, third party administration services, and insurance agency services should be considered a Company Product.

“Company Proxy Statement” has the meaning set forth in Section 4.03(a).

“Company SEC Documents” has the meaning set forth in Section 2.06(a).

“Company Source Code” means the source code of all software, firmware, middleware owned by or purported to be owned by the Company (including in or comprising any Company Products), together with all extracts, portions and segments thereof.

“Company Stock” means the issued and outstanding shares of the Company’s Class A Common Shares, without par value; Class B Common Shares, without par value; Class C Common Shares, without par value; Class D Common Shares, without par value; and Preferred Shares, without par value.

“Company Stockholder Approval” has the meaning set forth in Section 4.03(a).

“Company Stockholders Meeting” has the meaning set forth in Section 4.03(a).

“Company Superior Proposal” means any bona fide, written Company Acquisition Proposal (except that for purposes of defining the term “Company Superior Proposal”, references to “20%” in the definition of the term “Company Acquisition Proposal” shall be replaced by “more than 50%”) on terms that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Company Board considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements, break-up fees, expense reimbursement provisions, conditions to consummation, availability of necessary financing, and post-closing covenants), the interests of the Company’s stockholders, and, in the Company Board’s discretion, the other interests, considerations, and factors that the Company Board may consider as set forth in Section 1701.59 of the OGCL, would result in a transaction (a) that if consummated, is more favorable to the Company and its stockholders than the Merger (taking into account any proposal by Buyer to amend the terms of this Agreement) and (b) that is reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory, and other aspects of such proposal.

“Company Technology” means all Technology owned by or licensed to Company or purported to be owned by or licensed to Company that is used by or on behalf of Company in connection with the conduct of the Company’s business.

“Company Termination Fee” has the meaning set forth in Section 6.03(a).

“Confidentiality Agreement” means the Confidentiality Agreement by and between Buyer and the Company dated October 30, 2018, as amended or supplemented from time to time.

“Consideration Spreadsheet” has the meaning set forth in Section 1.08(d)(ii).

“Continuing Employees” has the meaning set forth in Section 4.20(a).

“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, undertakings, indentures, options, warrants, joint ventures and all other agreements and commitments that are currently in effect or under which any party has or may have performance obligations, whether written or oral.

“Current Assets” means, as of any date, the aggregate current assets of the Unregulated Company Group (other than Cash) as of such date, as determined in accordance with the principles and methodologies set forth on Exhibit B.

“Current Liabilities” means, as of any date, the aggregate current liabilities of the Unregulated Company Group as of such date, as determined in accordance with the principles and methodologies set forth on Exhibit B; provided, however, “Current Liabilities” shall exclude (w) all items or amounts constituting the Extraordinary Dividend Reduction Items; (x) all items or amounts constituting Indebtedness; (y) all items or amounts constituting Closing Expenses; and (z) all items or amounts required to repay the Sharonville Mortgage and the related interest rate swap.

“D&O Tail Policy” has the meaning set forth in Section 4.16(a).

“Data Room” means the data room hosted by Hilliard Lyons located at https://hilliard.firmex.com/projects/77 that contains documents that were posted prior to 11:59 p.m. Eastern Time on the third Business Day prior to the date of this Agreement.

“DCP” means Dental Care Plus, Inc., an Ohio-domiciled insurance company that is a wholly-owned Subsidiary of the Company.

“DE Certificate of Merger” has the meaning set forth in Section 1.02.

“Deferred Compensation Payment and Release Agreement” has the meaning set forth in Section 4.12.

“Deferred Compensation Plan” means the DCP Holding Company Deferred Compensation Plan.

“Deferred Compensation Plan Termination Amount” means the aggregate amount credited to all participants’ account in the Deferred Compensation Plan, as adjusted for the consideration per share to be paid to holders of the Company’s Class B Common Shares in the Merger.

“Dental Provider” means any dentist, dental hygienist, or other dental professional, or any dental group, clinic or other dental facility, specialty dental provider, ancillary dental service provider, or any other allied health professional who has a Dental Provider Contract with the Company or any Subsidiary.

“Dental Provider Contract” means any written agreement with a Dental Provider involving, directly or indirectly, the payment of remuneration, in cash or in kind, for the provision of dental, dental hygiene, or other services directly or indirectly related to the provision of dental care, goods, or services.

“Derivative Transaction” means any transaction that is a Contract, agreement, swap, warrant, note, or option, that is based, in whole or in part, on the value of, any interest in, or any quantitative measure or the occurrence of any event relating to, one or more commodities, securities, currencies, interest, or other rates, indices, or other assets.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph in Article II.

“Dissenting Shares” has the meaning set forth in Section 1.13.

“DMCA” has the meaning set forth in Section 2.31(f).

“EDGAR” has the meaning set forth in Section 2.06(a).

“Effective Time” has the meaning set forth in Section 1.02.

“Encumbrance” means any indenture, hypothecation, assignment, charge, claim, community property interest, lease, pledge, condition, equitable interest, lien (statutory or other), levy, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, right of first offer, purchase right, lease, sublease, or similar property interest, encumbrance of any nature, restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any conditional sales contract or title retention contract, whether voluntarily or involuntarily given, assignment or deposit arrangement having substantially the same economic effect as any of the foregoing.

“End Date” has the meaning set forth in Section 6.01(b)(i).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equityholder” means each holder of Company Stock and/or RSUs.

“Equity Interests” has the meaning set forth in Section 2.02(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange” means an American Health Benefit Exchange established under 42 USC 18031(b)(1).

“Exchange Act” has the meaning set forth in Section 4.03(b).

“Extraordinary Dividend” means that dividend payable in cash to the Company in an amount equal to the “extraordinary dividend” of DCP’s capital and surplus that is approved by the Ohio DOI. DCP shall retain capital and surplus after payment of the Extraordinary Dividend equal to or greater than the sum of (i) 350% (or such greater percentage as may be required by the Ohio DOI) of DCP’s “authorized control level RBC” as defined in Section 3903.81(C) of the Ohio Revised Code, (ii) the aggregate amount necessary to cover the outstanding balance of the Capital Leases of DCP, and (iii) the One Million Dollar ($1,000,000) purchase price of the aQDen software source code (but only to the extent not paid or otherwise satisfied by DCP or its Affiliates on or prior to the Pre-Closing Date). The items and amounts described in clauses (i), (ii), and (iii) are collectively referred to and defined as the “Extraordinary Dividend Reduction Items.”

“Financial Statements” has the meaning set forth in Section 2.05(a).

“First Tier Fundamental Representations” means the representations and warranties in Section 2.01 (Existence; Good Standing; Authority; Execution), Section 2.02 (Capitalization), Section 2.13(a) (Title to Assets; Properties), and Section 2.26 (Brokerage).

“Full-Year Financial Statements” has the meaning set forth in Section 2.05(a).

“GAAP” means the United States generally accepted accounting principles as in effect from time to time.

“Governmental Approvals” means the approval by every Governmental Authority that is necessary or required in order for the Company or any Subsidiary of the Company to conduct their business operations or the transactions contemplated by this Agreement to be consummated.

“Governmental Authority” means any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, regulatory body, bureau, branch, authority, official, agency or instrumentality (with respect to each of the foregoing, to the extent that the rules, regulations, and orders of such entity or authority apply to the Company) of any nation or any political subdivision of any such governmental authority, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government (with respect to each of the foregoing, to the extent that the rules, regulations, and orders of such entity or authority apply to the Company), and any official of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Laws” means (a) any and all state Laws relating to insurance fraud; (b) any and all state insurance anti-rebate Laws; (c) state Laws relating to or restricting the corporate practice of dentistry; (d) state Laws prohibiting fee-splitting; (e) any and all federal and state Laws relating to insurance, third party administrator, utilization review, quality assurance and risk sharing products, services and arrangements; (f) any state Laws governing the practice of dentistry and any other state health care Law applicable to the Company’s Business and credentialing criteria as presently conducted; and (g) federal and comparable state laws, regulations, and guidance relating to the accreditation, licensure, or eligibility of Qualified Health Plans (including, without limitation, 45 C.F.R. Parts 155 and 156).

“HIPAA” means, collectively, (a) the Health Insurance Portability and Accountability Act of 1996, as amended, (b) the Health Information Technology for Economic and Clinical Health Act, which was passed as part of the American Recovery and Reinvestment Act of 2009 (Pub.L. 111–5), as amended, and (c) all implementing rules and regulations at 45 CFR Part 160 and Part 164.

“Indebtedness” means with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities) or in respect of loans or advances (including, in any case, any prepayment premiums due or arising as a result of the consummation of the transactions contemplated hereby), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for deferred rent or the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to acquisitions (whether through acquisition of assets or equity or otherwise) or the repurchase of service provider equity and, for the avoidance of doubt, in each case, whether or not contingent), (d) in respect of letters of credit and bankers’ acceptances (in each case whether or not drawn, contingent or otherwise), (e) in respect of severance, Change of Control Payments, and similar Liabilities due or arising solely as a result of the consummation of the transactions contemplated hereby including the employer’s portion of the payroll taxes payable in connection therewith, (f) for contractual obligations relating to Derivative Transactions, (g) accrued premium taxes (except to the extent taken into account in calculating Pre-Closing Working Capital), (h) accrued amounts for shareholder equity redemptions, (i) accrued amounts for board of directors fees and advisory fees and (j) in the nature of guarantees of the obligations described in clauses (a) through (i) above of any other Person (other than the Company or any Subsidiary of the Company); provided, however, “Indebtedness” shall exclude (w) all items or amounts constituting the Extraordinary Dividend Reduction Items; (x) all items or amounts constituting Current Liabilities; (y) all items or amounts constituting Closing Expenses; and (z) all items or amounts constituting the Sharonville Mortgage and the related interest rate swap.

“Insurance Company Statutory Statements” has the meaning set forth in Section 2.05(c).

“Insurance Contract” means (i) any health or dental insurance Contract, Reinsurance Contract and any other Contract, agreement or product to provide insurance benefits; (ii) that was issued by the Company or a Subsidiary of the Company, (iii) which is currently in force, or has remaining obligations if not currently in force, and (iv) is regulated by the Insurance Laws.

“Insurance Laws” has the meaning set forth in Section 2.05(c).

“Insurance License” means any license granted by a Governmental Authority to transact an insurance or reinsurance business.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with any of the foregoing, however arising, pursuant to the Laws of the U.S., whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) Trade Secrets; (e) Patents; and (f) protectable rights in software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Financial Statements” has the meaning set forth in Section 2.05(a).

“Knowledge” means, with respect to the Company, the actual knowledge of Robert Hodgkins, Tony Cook, Tom Koch, Jodi Fronczek, Rebecca Hetzer, Mike Waldman, and Brian Melleby, and the knowledge that such individual would reasonably be expected to have after reasonable diligence.

“Law” means any federal, national, state, local, municipal, foreign, international, multinational, or other administrative, judicial, executive, or arbitral order, writ, injunction, decree or ruling, constitution, law, requirement or rule of law (including common law), ordinance, regulation, statute, code, international treaty or convention, rule, regulation or other requirement enacted, promulgated, issued or entered by any Governmental Authority, as amended (including common law), in any jurisdiction in which the Company conducts business.

“Lease” means any and all leases, subleases, concessions, licenses and other similar agreements (whether written or oral) in connection with the occupancy or use of real property, including all amendments, modifications, extensions, renewals, guaranties and other agreements (including assignments) related thereto.

“Leased Real Property” means the real property leased, occupied or used by the Company or the Subsidiaries of the Company pursuant to a Lease, together with all buildings, improvements and fixtures thereon and all easements, rights of way and other appurtenances related thereto.

“Letter of Transmittal” has the meaning set forth in Section 1.09(b).

“Liabilities” means a liability, obligation, claim, or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent, or otherwise, and whether known or unknown).

“Made Available” means that the information in question has been uploaded to the Data Room.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to be materially adverse to (a) the Business, results of operations, financial condition, prospects or assets of the Company and the Subsidiaries of the Company, in the aggregate, or (b) the ability of the Company and the Subsidiaries of the Company to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effect in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industry in which the Company and the Subsidiaries operate; (iii) the effect of any changes in applicable Laws or accounting rules or principles (including GAAP); (iv) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God; (v) the announcement, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the Business, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with of the Business or litigation arising relating to this Agreement or the transactions contemplated hereby (provided that the exceptions in clause (v) shall not apply to any representation and warranty of the Company and the Subsidiaries of the Company the subject matter of which is in respect of the consequences resulting from the consummation of the transactions contemplated by this Agreement or the execution or delivery of this Agreement or the performance of obligations hereunder under applicable Contracts or with respect to applicable Laws or Permits); (vi) arising out of, resulting from or attributable to any action taken by the Company or the Subsidiaries of the Company as contemplated or permitted by this Agreement or with Buyer’s consent; or (vii) any failure by the Company and its Subsidiaries, taken as a whole, to meet any internal or public projections, forecasts or estimates of revenue or earnings (but, for the avoidance of doubt, in each case, the underlying reason or cause of any such failures shall be taken into account in determining whether there has been or will be a Material Adverse Effect unless otherwise excepted pursuant to items (i) through (vi)); except with respect to clauses (i) through (iv), for such events, occurrences, facts, conditions or changes, which disproportionately affect, individually or together with any other events, occurrences, facts, conditions or changes, the Company and the Subsidiaries of the Company, when compared to other Persons operating in the industry in which the Company and the Subsidiaries of the Company operate.

“Material Contracts” has the meaning set forth in Section 2.08(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means Forty-One Million Five Hundred Thousand Dollars ($41,500,000).

“Merger Sub” has the meaning set forth in the preamble.

“Net Working Capital Deficit” means the amount, if any, by which the Working Capital Target exceeds the Pre-Closing Working Capital.

“Non-Fundamental Representations” has the meaning set forth in Section 5.02(a).

“Notice of Disagreement” has the meaning set forth in Section 1.08(f).

“OH Certificate of Merger” has the meaning set forth in Section 1.02.

“Ohio DOI” means the Ohio Department of Insurance.

“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License, (xiii), and MongoDB, Inc.’s Server Side Public License, or (xiv) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Operations Insurance Policies” has the meaning set forth in Section 2.17.

“ORC” has the meaning set forth in the recitals.

“Ordinary Course of Business” means, with respect to the Company and the Subsidiaries of the Company, any action taken by the Company and the Subsidiaries of the Company (a) consistent in nature, scope, and magnitude with the past custom and practices of the Company and the Subsidiaries of the Company (including with respect to quantity and frequency); and (b) not constituting a material breach of Contract or material violation of Law by the Company or the Subsidiaries of the Company.

“Organizational Documents” means (a) in the case of a corporation, the articles or certificate of incorporation and bylaws of such corporation; (b) in the case of a limited liability company, the articles or certificate of formation and operating agreement of such limited liability company; (c) in the case of a limited partnership, the articles or certificate of limited partnership and the partnership agreement of such limited partnership; (d) in the case of a trust, the instruments creating such trust; and (e) in the case of any other entity, documents similar to those set forth above; including, in the case of each of (a) through (e), any amendments thereto.

“Owned Real Property” means the real property owned by the Company or the Subsidiaries of the Company, together with all buildings, improvements and fixtures located thereon and all easements, rights of way and other appurtenances related thereto.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any Registration Office), including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Paying Agent” has the meaning set forth in Section 1.09(a).

“Paying Agent Agreement” has the meaning set forth in Section 1.09(a).

“Payment Fund” means the assets held by the Paying Agent.

“Permits” means all permits, licenses (including Insurance Licenses), franchises, approvals, consents, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 2.13(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company and each of its Subsidiaries, is capable of identifying an individual.). Such term includes PHI, “personally identifiable information” (as that term is defined in Office of Management and Budget, Memorandum M-17-12 (Jan. 3. 2017) and applied pursuant to 42 U.S.C. §18081), and other categories of personal information defined under any Federal or State law applicable to the Company and not pre-empted by HIPAA.

“PHI” means Protected Health Information (as defined in HIPAA).

“Plan” or “Plans” has the meaning set forth in Section 2.21(a).

“Pre-Closing Balance Sheets” has the meaning set forth in Section 1.08(d)(i).

“Pre-Closing Date” has the meaning set forth in Section 1.08(d)(i).

“Pre-Closing Working Capital” has the meaning set forth in Section 1.08(d)(ii).

“Privacy Laws” means (a) HIPAA, (b) the Gramm Leach Bliley Act, (c) all laws and regulations affecting privacy relating to Qualified Health Plans, including, without limitation, 42 U.S.C. §18081 as interpreted by Executive Office of the President, Office of Management and Budget, Memorandum M-17-12 (Jan. 3. 2017), (d) other Federal and State laws governing the privacy, data protection or security of Personal Data which are applicable to the Company and not preempted by HIPAA, and all regulations promulgated under these laws, and (e) the Payment Card Industry Data Security Standard.

“Proceeding” means any charge, complaint, action, suit, proceeding, mediations, orders, arbitration, hearing, audit, formal inquiry, subpoena, civil investigative demand, audit engagement letter, notice of violation, notice of potential violation, notice of intent to impose sanction or assess penalty, investigation, or financial examinations (whether civil, criminal, administrative, investigative, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.

“Producer” means any insurance agent, marketer, underwriter, wholesaler, broker, producer, reinsurance intermediary or distributor of insurance or any insurance product which contracts with the Company or a Subsidiary.

“Producer Agreements” has the meaning set forth in Section 2.10(i)(iii).

“Program” means the Medicare and Medicaid programs, the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., TRICARE, CHAMPVA, CHIP, the Indian Health Services program, and any other health care program that is fully or partially funded by the federal government. Qualified Health Plans, other programs related to the Exchange, and programs under Title I of the Affordable Care Act are not within the definition of “Program”.

“Program Laws” means all Program laws relating to the conditions of participation, conditions of payment, and fraud, waste, or abuse, including, without limitation, applicable provisions of the Social Security Act, federal anti-kickback statute, federal civil money penalties statute, physician self-referral prohibition, false claims act, mandatory and permissive exclusion statute, beneficiary inducement statute, and criminal health care fraud statute, as amended, all regulations adopted pursuant to Program Laws, and all corresponding state laws and regulations.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“Qualified Health Plan” has the meaning set forth in 42 U.S.C. 18021(a)(1).

“Quarterly Statements” means, with respect to any Person, the quarterly statements of such Person filed with or submitted to the insurance Governmental Authority in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Authority. If a Person is not required to file or submit quarterly statements to any insurance Governmental Authority, then that Person’s “Quarterly Statements” will be its internally-prepared quarterly financial statements prepared in accordance with the same statutory accounting principles that are applicable to its respective Annual Statements.

“R&W Insurance” has the meaning set forth in Section 4.15.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be obtained by Buyer and to be issued by AIG Specialty Insurance Company to Buyer on terms and conditions set forth on Exhibit E.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Reference Balance Sheet” has the meaning set forth in Section 2.05(a).

“Reference Balance Sheet Date” has the meaning set forth in Section 2.05(a).

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office, all equivalent foreign patent, trademark, copyright offices in any country or jurisdiction, or any other Governmental Authority that performs the functions of a patent, trademark or copyright office in any country or jurisdiction.

“Reinsurance Contract” means a Contract between insurance companies whereby one insurance company agrees to indemnify another insurance company for all or a portion of losses incurred by the other insurance company under some or all of its issued insurance policies.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” has the meaning set forth in Section 4.02(a).

“Requirements of Law” means, as to any Person, provisions of the Organizational Documents of such Person, or any Law, Healthcare Law, treaty, policy, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Review Period” has the meaning set forth in Section 1.08(a)(iv).

“Review Period Adjustment” has the meaning set forth in Section 1.08(a)(iv).

“RSUs” has the meaning set forth in Section 1.07.

“RWI Premium” has the meaning set forth in Section 4.15.

“SAP” means Statutory Accounting Principles.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.06(a).

“SEC” has the meaning set forth in Section 4.03(b).

“Second Tier Fundamental Representations” means the representations and warranties in Section 2.19(a) (Permits), Section 2.21 (Employee Benefits; Employment Matters), Section 2.22 (Taxes), Section 2.27 (Insurance Regulatory Matters), and Section 2.29 (Compliance with Privacy Laws).

“Securities Act” has the meaning set forth in Section 2.06(a).

“Service Provider” means any employee, officer, individual consultant or individual independent contractor of, or any other individual providing services to the Company or the Subsidiaries of the Company.

“Sharonville Mortgage” means the Company’s mortgage on the building and real estate housing the corporate headquarters of the Company and DCP located at 100 Crowne Point Place, Sharonville, Ohio 45241.

“Statutory Accounting Statements” means Annual Statements and Quarterly Statements.

“Stockholder Dividend” mean the dividend or other amount payable by the Company to its Equityholders from the Company’s Cash after receipt by the Company of the Extraordinary Dividend, provided that the Company’s Cash immediately after the Stockholder Dividend will be greater than, or equal to, the sum of (i) the amount of the Net Working Capital Deficit, if any, (ii) the amount of the outstanding balance of the Sharonville Mortgage and the related interest rate swap and (iii) the amount of the outstanding balance of the Capital Leases of the Unregulated Company Group (determined as of the date of the Stockholder Dividend).

“Stockholders” has the meaning set forth in the recitals.

“Structured Product” means a pre-packaged investment strategy based on derivatives, such as a single security, a basket of securities, options, indices, commodities, debt issuance and/or foreign currencies.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, or other business entity if such Person or Persons is allocated a majority of partnership, association, or other business entity gains or losses or otherwise control the managing director, managing member, general partner, or other managing Person of such partnership, association, or other business entity.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Systems” means all software, computer hardware (whether general or special purpose), servers, networks, platforms, peripherals, and other similar or related items of automated, computerized and/or software systems and any other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) used by Company in connection with the conduct of the Company’s business, including any such items provided by a third party that are used by or relied on by Company in connection with the operation or conduct of the Company’s business.

“Tail Policy” has the meaning set forth in Section 5.02(h)(ii).

“Tax” or “Taxes” means (i) any taxes based upon, measured by, or relating to net income, alternative or add-on minimum, gross income, estimated income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profits, customs duty or other tax, or other like governmental assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Returns” means any return, declaration, report, notice, form, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained, or required to be maintained, in connection with the determination, assessment or collection of any Tax or the administration of any Tax Laws.

“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar contract, excluding ancillary provisions in commercial contracts entered into by the Company or any of its Subsidiaries in the ordinary course of any business for the purchase or rental of goods, provision of services, borrowing of money, or rental of real property.

“Technology” means (a) all tangible (including electronic) embodiments of (i) works of authorship (including software, firmware, and middleware, in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries, and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets, and know-how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics and (b) all tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived, excluding, in each case, Company Products.

“Third Party” means any Person or Group, other than the Company or any of its Affiliates, in the case of Buyer, or Buyer or any of its Affiliates, in the case of the Company, and the Representatives of such Persons, in each case, acting in such capacity.

“Transaction Documents” means the Paying Agent Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement.

“Trade Secrets” means (i) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (ii) all trade secrets within the meaning of Law in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Union” has the meaning set forth in Section 2.21(i).

“Unregulated Company Group” means the Company and all of the Subsidiaries of the Company other than DCP.

“Unpaid Company Transaction Expenses” means, to the extent not paid by the Company prior to the Closing, (i) all legal, financial advisory, investment banking, accounting and other fees and expenses incurred by the Company in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, (ii) the insurance premiums payable for the Tail Policy and the D&O Tail Policy, (iii) the Deferred Compensation Plan Termination Amount, (iv) any Change of Control Payments, (v) the fees and expenses of the Paying Agent, and (vi) the RWI Premium. Notwithstanding anything in this Agreement to the contrary, the Company is not responsible for costs or expenses relating to deductibles or other retention required by the R&W Insurance Policy, and such amounts shall not constitute Unpaid Company Transaction Expenses.

“Viruses” has the meaning set forth in Section 2.31(c).

“WARN Act” means the federal Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff Law.

“Work” means any work of authorship, including any software, libraries or other code (including middleware and firmware).

“Working Capital” means those certain Current Assets minus Current Liabilities in each case of the type set forth on Exhibit B.

“Working Capital Target” means Zero Dollars ($0.00) and, for the avoidance of doubt, has been determined based upon the Working Capital of the Unregulated Company Group.

ARTICLE IX.     Miscellaneous

9.01     Notices. Any notice, request, instruction, consent or other document to be given hereunder by any Party hereto to any other Party shall be in writing and delivered (a) personally, (b) by electronic mail provided receipt has been confirmed or acknowledged, or (c) by national courier service or sent by registered or certified mail, return receipt requested, postage prepaid, at the address indicated below or at such other address for a Party as shall be specified in writing by that Party in accordance with this Section 9.01. Any notice that is delivered personally or by email pursuant to this Section 9.01 shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be deemed given to the Party to which it is addressed five (5) days after it is deposited in the U.S. Mail, or if earlier, the date upon which receipt is acknowledged.

Notices to the Company:	with a copy to (which shall not constitute notice to):

DCP Holding Company
100 Crowne Point Place
Cincinnati, Ohio 45241
Attention: Robert C. Hodgkins, Jr., President,

Chief Executive Officer, and Chief Financial

Officer

Email: rhodgkins@dentalcareplus.com

Frost Brown Todd LLC 301 East Fourth Street Suite 3300 Cincinnati, Ohio 45202 Attention: William N. Kirkham, Esq. Email: wkirkham@fbtlaw.com

Notices to Buyer or Merger Sub:	with a copy to:

DentaQuest, LLC 465 Medford Street Boston, MA 02109 Attention: James Hawkins, Vice President and Deputy General Counsel Email: James.Hawkins@greatdentalplans.com	DLA Piper LLP (US) 500 Eighth Street, NW Washington, DC 20004 Attention: John B. Watkins Email: jay.watkins@dlapiper.com

9.02     Interpretation. This Agreement shall be construed in accordance with the following rules of construction: (a) the terms defined in this Agreement include the plural as well as the singular; (b) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement; (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (e) the words “includes” and “including” are not limiting; and (f) all references in this Agreement to a time of day shall refer to prevailing Eastern Time in the United States, unless otherwise specifically specified.

9.03     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.04     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Disclosure Schedule (and any updates thereto): (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof as a complete and final integration thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b), except for (i) the right of the Equityholders and Stockholders to receive the Merger Consideration and Closing Consideration payable in respect of Company Stock and/or RSUs pursuant to this Agreement and (ii) the right of participants under the Deferred Compensation Plan to receive payment of their account balances (including the deferred RSU amount) held in the rabbi trust are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party; provided, however, that Buyer may assign its rights and obligations hereunder to an Affiliate without obtaining prior written consent from the Company. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.05     Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court or Governmental Authority of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.06     Governing Law; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)     ANY PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OHIO IN EACH CASE LOCATED IN HAMILTON COUNTY, OHIO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(c).

9.07     Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.08     Enforcement. Each of the Parties agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of proper jurisdiction, including the obligation to close the Merger on the Closing Date pursuant to Section 1.02.

9.09     Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by all of the Parties to this Agreement. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

DentaQuest, LLC

By:       /s/ Steven Pollock

Name: Steven Pollock

Its:       President & CEO

Crown Acquisition Sub, Inc.

By:       /s/ Steven Pollock

Name: Steven Pollock

Its:       President

DCP Holding Company

By:       /s/ Stephen T. Schuler

Name: Stephen T. Schuler, DMD

Its:       Chairman

APPENDIX B

Opinion of Mercer Capital Management, Inc.

March 12, 2019

The Board of Directors

DCP Holding Company

100 Crowne Point Place

Sharonville, Ohio 45241

Dear Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) to provide its opinion as to the fairness of consideration to be paid in the proposed transaction (“Transaction”) described below from a financial point of view to the shareholders of DCP Holding Company (“Company”).

Mercer Capital, as part of its financial advisory and general valuation practice, is engaged to assist financial institutions and businesses in merging with and acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

Overview of the Transaction

It is our understanding that the Company’s board of directors expects to approve the Agreement and Plan of Merger (the “Agreement”) between DentaQuest, LLC (“Buyer”), Crown Acquisition Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Buyer, and the Company, on or about March 12, 2019.

At the effective time, Merger Sub shall be merged with and into the Company, whereby the Company will be the surviving corporation and thereby become a wholly-owned subsidiary of Buyer.

Company common shareholders and holders of deferred restricted stock units will receive Closing Consideration in an amount equal to: (i) $41.5 million (the Merger Consideration); minus (ii) the indebtedness of the Company immediately prior to closing (estimated to be $583,000); minus (iii) Unpaid Company Transaction Expenses (estimated to be $1.7 million); and minus (iv) the Review Period Adjustment (estimated to be zero). Based on 15,580 fully-diluted common share equivalents outstanding, the estimated Closing Consideration of $39.2 million is equal to $2,514.74 per common share equivalent.

The Agreement also provides for the payment of an Extraordinary Dividend to the Company from wholly-owned DCP, Inc. (“DCP”), subject to approval by the Ohio Department of Insurance such that DCP retains capital and surplus after payment of the Extraordinary Dividend equal to or greater than the sum of (i) 350% of DCP’s authorized control level RBC, (ii) an amount necessary to satisfy certain capital leases, and (iii) $1.0 million for the purchase price of the aQDen software source code (to the extent not otherwise satisfied prior to the closing).

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600 Memphis, Tennessee 38137	901.685.2120 (P) 901.685.2199 (F)	www.mercercapital.com

Board of Directors of DCP Holding Company

March 12, 2019

The Company shall use existing cash plus the Extraordinary Dividend, less a reserve greater than or equal to the sum of (i) the amount of the Net Working Capital Deficit (if any), (ii) the amount of the Sharonville Mortgage and related interest rate swap, and (iii) an amount necessary to satisfy certain capital leases, to pay a Stockholder Dividend. The Stockholder Dividend is estimated to approximate $7.7 million, or $496.15 per common share equivalent.

The total consideration, inclusive of the Closing Consideration and Stockholder Dividend, is approximately $46.9 million, or $3,010.89 per common share equivalent.

Materials Examined & Due Diligence Performed

As part of our analysis, Mercer Capital visited with management to gain insight into the Company’s historical financial performance, prospective performance, and other factors that led to the decision to enter into the Agreement. A summary of our analysis is contained in our Fairness Analysis, which was presented to the Board of Directors of DCP Holding Company on March 5, 2019.

Documents reviewed include:

1.	Agreement and Plan of Merger between DentaQuest, LLC, Crown Acquisition Sub, Inc., and DCP Holding Company dated March 12, 2019;

2.	Audited financial statements prepared on a GAAP basis for DCP Holding Company for the fiscal years ended December 31, 2013, 2014, 2015, 2016 and 2017;

3.	Forms 10-K and 10-Q for DCP Holding Company for the fiscal years ended December 31, 2013, 2014, 2015, 2016 and 2017 and the quarter ended March 31, June 30 and September 30, 2018;

4.	Internally-prepared financial statements for the fiscal years ended December 31, 2013, 2014, 2015, 2016, 2017 and 2018;

5.	Insurance regulatory filings (Forms AS and QS) for Dental Care Plus, Inc. for the fiscal years ended December 31, 2013, 2014, 2015, 2016, 2017 and 2018;

6.	Financial projections for the fiscal years ended December 31, 2019, 2020, 2021 and 2022 for DCP Holding Company, prepared by Company management;

7.	Confidential Information Presentation on DCP Holding Company, prepared by Hilliard Lyons and dated September 2017;

8.	Indications of Interest and Letters of Intent received during 2018 and 2019 from various companies and private equity funds that expressed an interest in acquiring the Company;

9.	Transaction overviews presented to the Company’s Board of Directors by Hilliard Lyons on November 8, 2017 and November 10, 2018;

Board of Directors of DCP Holding Company

March 12, 2019

10.	Work papers prepared by management that estimated the net consideration to be Company shareholders; and,

11.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion.

We have furthermore assumed that the financial projections provided to us by management reflect a reasonable assessment of the Company’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved.

Opinion of Fairness

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Transaction and will receive a fee for such services, which is not contingent upon the conclusion of our analysis.

During the past three years Mercer Capital was retained one time in 2018 to review a transaction with another entity in which a merger agreement was not executed. Mercer Capital has not been retained by DentaQuest within the past three years to provide any services.

Board of Directors of DCP Holding Company

March 12, 2019

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the consideration to be paid by DentaQuest, LLC to DCP Holding Company is fair, from a financial point of view, to the Company’s common shareholders.

Mercer Capital has not expressed an opinion as to the price at which any security may trade in the future; nor have we expressed an opinion regarding any compensation that may be paid to management as part of the Transaction. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,

MERCER CAPITAL

Jeff K. Davis, CFA

Managing Director

Lucas Parris, CFA, ASA-BV/IA

Vice President

APPENDIX C

O.R.C. § 1701.84

Dissenting shareholders entitled to relief

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

O.R.C. § 1701.85

Qualifications of and procedures for dissenting shareholders

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701. 801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701. 80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

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